    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 8, 2001


                                                      REGISTRATION NO. 333-42694
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 4 TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         THIRD WAVE TECHNOLOGIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

          WISCONSIN                          2836                        39-1791034
 (STATE OR OTHER JURISDICTION    (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
              OF                 CLASSIFICATION CODE NUMBER)       IDENTIFICATION NUMBER)
INCORPORATION OR ORGANIZATION)

                         THIRD WAVE TECHNOLOGIES, INC.
                              502 SOUTH ROSA ROAD
                             MADISON, WI 53719-1256
                                 (608) 273-8933
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               LANCE FORS, PH.D.
                            CHIEF EXECUTIVE OFFICER
                         THIRD WAVE TECHNOLOGIES, INC.
                              502 SOUTH ROSA ROAD
                             MADISON, WI 53719-1256
                                 (608) 273-8933
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

          CHRISTOPHER D. MITCHELL, ESQ.                     JOSEPH E. MULLANEY III, ESQ.
           ROSEANN M. ROTANDARO, ESQ.                    MINTZ, LEVIN, COHN, FERRIS, GLOVSKY
             ROGER D. EDWARDS, ESQ.                                AND POPEO, P.C.
            GITANJALI MOHINDRA, ESQ.                            ONE FINANCIAL CENTER
        WILSON SONSINI GOODRICH & ROSATI                     BOSTON, MASSACHUSETTS 02111
            PROFESSIONAL CORPORATION                             PH. (617) 542-6000
               650 PAGE MILL ROAD                                FAX (617) 542-2241
               PALO ALTO, CA 94304
               PH. (650) 493-9300
               FAX (650) 493-6811

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  Subject to completion, dated January 8, 2001


PROSPECTUS

                                8,500,000 Shares

                         [THIRD WAVE TECHNOLOGIES LOGO]
                                  Common Stock

--------------------------------------------------------------------------------

This is our initial public offering of shares of our common stock. We are offering 8,500,000 shares of our common stock. No public market currently exists for our common stock.

We currently anticipate the initial public offering price to be between $11.00 and $13.00 per share. Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "TWTI."

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 7.

                                                              Per Share      Total
                                                              ---------    ----------
Initial public offering price...............................  $            $
Underwriting discounts and commissions......................  $            $
Proceeds, before expenses, to Third Wave....................  $            $

We have granted the underwriters a 30-day option to purchase up to 1,275,000 additional shares of common stock to cover over-allotments, if any.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Lehman Brothers, on behalf of the underwriters, expects to deliver the shares on
or about January   , 2001.

--------------------------------------------------------------------------------

LEHMAN BROTHERS


            CIBC WORLD MARKETS


                        DAIN RAUSCHER WESSELS

                                    ROBERT W. BAIRD & CO.

                                              FIDELITY CAPITAL MARKETS

            , 2001

Inside Front Cover Artwork:

Photo of DNA Synthesis room at Third Wave Technologies, Inc. Sun Prairie, Wisconsin facility.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
The Offering..........................    5
Summary Financial Information.........    6
Risk Factors..........................    7
Forward-Looking Statements............   19
Trademarks............................   19
Use of Proceeds.......................   20
Dividend Policy.......................   20
Capitalization........................   21
Dilution..............................   22
Selected Financial Data...............   23
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   24
Business..............................   30

                                        PAGE
                                        ----
Management............................   46
Certain Relationships and Related
  Transactions........................   54
Principal Stockholders................   56
Description of Capital Stock..........   58
Shares Eligible for Future Sale.......   61
United States Tax Consequences to Non-
  U.S. Holders........................   63
Underwriting..........................   66
Legal Matters.........................   70
Experts...............................   70
Where You Can Find Additional
  Information.........................   70
Index to Financial Statements.........  F-1

                            ------------------------

     Until             , 2001 (25 days after the date of this prospectus), all
dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors."

                                  OUR COMPANY

     We are a leading provider of test kits, components and related products for analyzing genetic variations. Our patented genetic analysis platform, the Invader operating system, offers several advantages over conventional genetic analysis technologies. Our products produce highly accurate results, are easy to use and eliminate the need for making multiple copies of the genetic sample, saving the user time and money while significantly reducing the risks associated with sample contamination. Additionally, our products are compatible with existing automation processes and detection platforms and are available in convenient, ready-to-use formats. These advantages make our products ideally suited for large-scale genetic analysis for both clinical and research applications, including drug discovery and development and patient diagnosis and treatment. Our proprietary products and technologies position us to exploit the growing market opportunity for genetic analysis products.

                             OUR MARKET OPPORTUNITY


     Following the recent completion of the sequencing of the human genome, the current phase of genomics is increasingly focused on the identification and analysis of the estimated 3 to 10 million genetic variations in the human genome. There are many types of genetic variations, including the most common variations caused by a single modification in the genetic code, known as a single nucleotide polymorphism or SNP. While many genetic variations may have no medical significance, others are the origin of differences among individuals, including disease predisposition and drug therapy response. To identify these medically relevant variations, millions of variations must be analyzed in large numbers of individuals using billions of tests. Once the medical relevance of a particular variation has been determined, tests for that variation may then be performed on hundreds of millions of individuals.


     The analysis of millions of genetic variations is playing an increasingly integral role in drug discovery and development and patient diagnosis and treatment, including:

     - identifying, validating and optimizing drug targets and potential drug compounds;

     - identifying target patient populations;

     - diagnosing medical conditions and infectious diseases;

     - determining appropriate course and length of therapeutic treatments;

     - assessing early emergence and minimal residual levels of disease; and

     - screening donor blood and tissues.

     These applications are driving demand for products and technologies that can accurately and cost-effectively analyze millions of genetic variations creating a significant and expanding market opportunity for our Invader operating system.

                                  OUR STRATEGY

     Our strategy for capitalizing on the growing market opportunity for genetic analysis products and for commercializing our products and technologies is to:

     - Establish Our Invader Operating System as the Industry Standard for Genetic Variation Analysis. We intend to become the leading provider of genetic analysis products and technologies by being the first to market with the broadest menu of highly accurate, easy-to-use products for a broad range and growing number of applications.


     - Optimize Technology and Production Efficiencies. We intend to further enhance our technology platform and manufacturing capabilities to reduce costs and rapidly commercialize our products by expanding our current development and manufacturing capabilities and by implementing cost-reductions.


     - Establish Additional Collaborative Relationships to Obtain Rights to Commercialize Discoveries. We intend to establish additional collaborative relationships with leading research organizations and pharmaceutical companies which will provide us with rights to commercialize the discoveries made using our technologies. We intend to implement this strategy by providing our collaborators with early access to and lower-cost use of the Invader operating system.

     - Enter into Additional Commercial Alliances to Market Our Products and Access New Technologies. We intend to enter into strategic commercial alliances which will allow us to leverage our collaborators' marketing, sales and new applications development strengths and gain access to complementary and emerging technologies.

     - Capitalize on Existing and Emerging Opportunities in Clinical Markets. We intend to rapidly gain market share in the clinical market by developing and commercializing products to address emerging needs in the clinical market and expanding our user base for existing and new products through aggressive marketing and sales.

                           OUR PRODUCTS AND CUSTOMERS

     We are currently manufacturing and shipping products to existing customers in both the research and clinical markets. For the research market, we have developed several thousand products, or assays. We are also developing hundreds of thousands of additional assays which will be available individually or in combinations, including panels for disease-related, chromosome-specific and genome-wide variation analysis. For the clinical market, we are currently marketing three products for determining genetic predisposition for blood clotting and we plan to introduce additional products for many other clinical applications including detection of infectious diseases and diagnosis of inherited diseases. We are currently servicing the clinical market with our internal sales force, which targets the 400 leading clinical reference laboratories in the United States.


     We have collaborations and customer relationships with several important instrument companies, pharmaceutical companies and research institutions, including PE Corporation, Pfizer, Novartis, SmithKline Beecham Biologicals, the Sanger Centre and Stanford University.


                             CORPORATE INFORMATION

     We were incorporated in Wisconsin in 1993 and will reincorporate in Delaware prior to the completion of this offering. Our principal executive offices are located at 502 South Rosa Road, Madison, Wisconsin 53719-1256. Our telephone number is (608) 273-8933.

                                  THE OFFERING

Common stock offered by TWTI............     8,500,000 shares


Common stock to be outstanding after
this offering...........................     39,164,933 shares


Use of proceeds.........................     General corporate purposes,
                                             including capital expenditures,
                                             repayment of indebtedness, working
                                             capital, research and development
                                             activities and potential
                                             acquisitions.

Nasdaq National Market Symbol...........     TWTI


     Common stock to be outstanding after this offering is based on 30,664,933 shares of common stock outstanding at December 31, 2000. This includes an estimated 833,333 shares of common stock that will be issued upon conversion of a convertible note upon the completion of this offering and an estimated 500,000 shares issued in exchange for a technology license. It does not include:



     - 3,009,600 shares subject to stock options outstanding at December 31, 2000;



     - 3,020,400 shares available for future grant or issuance under our stock option plans at December 31, 2000; and



     - 856,800 shares available for future issuance under our Employee Stock Purchase Plan.


     Except as otherwise indicated, all of the information in this prospectus:


     - reflects the automatic conversion of our outstanding shares of preferred stock into 14,112,000 shares of common stock upon the completion of this offering;



     - reflects a 1,200-for-1 stock split of our outstanding common stock that will be effected prior to the completion of this offering; and


     - assumes no exercise of the underwriters' over-allotment option.

                         SUMMARY FINANCIAL INFORMATION

     See note 1 of notes to our financial statements included elsewhere in this prospectus for an explanation of the method used to determine the number of shares used in computing per share data below.

     Operating expenses for the nine months ended September 30, 2000 include (i) a $10.5 million charge for costs associated with the settlement of litigation with ID Biomedical Corporation and (ii) $8.8 million of expenses associated with a proposed merger with PE Corporation, which we mutually agreed to terminate, and the repurchase of technology licenses previously granted to Endogen Corporation.


                                                                                NINE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                              -----------------------------------------------   ------------------
                               1995     1996      1997      1998       1999      1999       2000
                              ------   -------   -------   -------   --------   -------   --------
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues....................  $1,129   $ 2,154   $ 1,119   $ 4,382   $  2,574   $ 2,144   $  4,936
Operating expenses..........   1,826     4,035     6,235     9,961     12,760     7,990     36,483
                              ------   -------   -------   -------   --------   -------   --------
Loss from operations........    (697)   (1,881)   (5,116)   (5,579)   (10,186)   (5,846)   (31,547)
Net loss....................    (699)   (1,522)   (4,899)   (5,432)    (9,620)   (5,625)   (31,050)
Deemed dividend upon
  issuance of convertible
  preferred stock...........      --        --        --        --         --        --     (7,785)
                              ------   -------   -------   -------   --------   -------   --------
Net loss attributable to
  common shareholders.......  $ (699)  $(1,522)  $(4,899)  $(5,432)  $ (9,620)  $(5,625)  $(38,835)
                              ======   =======   =======   =======   ========   =======   ========
Basic and diluted net loss
  per share.................  $(0.11)  $ (0.15)  $ (0.40)  $ (0.43)  $  (0.68)  $ (0.40)  $  (2.59)
Shares used in computing
  basic and diluted net loss
  per share.................   6,531    10,449    12,191    12,772     14,183    14,038     15,005
Pro forma basic and diluted
  net loss per share........                                         $  (0.48)            $  (1.55)
Shares used in computing pro
  forma basic and diluted
  net loss per share........                                           19,928               25,004


     The "pro forma" column below reflects (i) the conversion of all preferred stock outstanding at September 30, 2000 into common stock upon the completion of this offering and (ii) the receipt of $10.0 million in exchange for a convertible subordinate note which will convert into 833,333 shares of common stock upon the completion of this offering, based upon an assumed initial public offering price of $12.00 per share. In the "pro forma as adjusted" column below, we have adjusted the pro forma balance sheet data to give effect to receipt of the net proceeds from the sale in this offering of 8,500,000 shares of common stock at an assumed initial public offering price of $12.00 per share, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.


                                                                      SEPTEMBER 30, 2000
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........  $ 45,559   $ 55,559     $148,919
Working capital.............................................    31,852     41,852      135,212
Total assets................................................    60,444     70,444      163,804
Long-term obligations, net of current portion...............     2,304      2,304        2,304
Accumulated deficit.........................................   (53,530)   (53,530)     (53,530)
Total stockholders' equity..................................    38,945     48,945      142,313

                                  RISK FACTORS

     Before you invest in our common stock, you should be aware of various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide to purchase shares of our common stock.

                         RISKS RELATED TO OUR BUSINESS


WE HAD AN ACCUMULATED DEFICIT OF $53.5 MILLION AT SEPTEMBER 30, 2000 AND EXPECT TO CONTINUE TO INCUR SUBSTANTIAL OPERATING LOSSES FOR THE FORESEEABLE FUTURE.



     We have had substantial operating losses since our inception in 1993, and we expect our operating losses to continue over the foreseeable future. We experienced net losses of $9.6 million in 1999 and $31.0 million in the first nine months of 2000. In order to further develop our products and technologies for the detection of genetic variations, including development of new products for the clinical market, we will need to incur significant expenses in connection with our internal research and development and commercialization programs. As a result, we expect to incur operating losses for the foreseeable future. In addition, there is no assurance that we will ever become profitable or that we will sustain profitability if we do become profitable. Should we experience protracted or unforeseen operating losses, our capital requirements would increase and our stock price would likely decline.


FLUCTUATIONS IN OUR QUARTERLY REVENUES AND OPERATING RESULTS MAY NEGATIVELY IMPACT OUR STOCK PRICE.

     Our revenues and results of operations have fluctuated significantly in the past and we expect significant fluctuations to continue in the future due to a variety of factors, many of which are outside of our control. These factors include:

     - the volume and timing of orders for our products;

     - changes in the mix of our products offered;

     - the timing of payments we receive under collaborative agreements, as well as our ability to recognize these payments as revenues;

     - the number, timing and significance of new products and technologies introduced by our competitors;

     - our ability to develop, obtain regulatory clearance, market and introduce new and enhanced products on a timely basis;

     - changes in the cost, quality and availability of equipment, reagents and components required to manufacture or use our products;

     - availability of commercial and government funding to researchers who use our products and services; and

     - availability of third-party reimbursement to users of our clinical products.

     Research and development costs associated with our products and technologies, as well as facilities costs, personnel costs, marketing programs and overhead account for a substantial portion of our operating expenses. We cannot adjust these expenses quickly in the short term. If our revenues decline or do not grow as anticipated, we may not be able to reduce our operating expenses accordingly. Failure to achieve anticipated levels of revenues could significantly harm our operating results for one or more fiscal periods. Due to the possibility of fluctuations in our revenues and expenses, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. In addition, our operating results in a future fiscal quarter may not meet the expectations of stock market analysts and investors. In that case, our stock price would likely decline and investors would experience a decline in the value of their investment.

OUR TECHNOLOGIES AND INITIAL COMMERCIAL PRODUCTS MAY NOT BE COMMERCIALLY VIABLE OR SUCCESSFUL, WHICH WOULD ADVERSELY AFFECT OUR REVENUES.


     We are currently developing and commercializing only a limited number of products based on our technologies. We plan to develop additional products, including products for clinical applications. We cannot assure you that we will be able to complete development of our products that are currently under development or that we will be able to develop additional new products. In addition, although data available to date are favorable, we do not have sufficient experience with broad use of our products in high volume clinical and research settings to be able to assure you that our customers will be able to use our products and technologies to successfully detect and quantify genetic variations. In addition, some of the genetic variations for which we develop our products may not be useful in assisting therapeutic or diagnostic product development. In this event, our sales or products for these genetic variations would diminish significantly or cease, and we would not be able to recoup our investment in developing these products. Accordingly, if we fail to successfully further develop our products and technologies, and if our technologies and products are not useful in the development of commercially successful therapeutic or diagnostic products, we may not achieve a competitive position in the market. If we fail to do so, our revenues will be seriously harmed and it is unlikely that we will ever achieve profitability. In this event, our stock price would likely decline.


WE HAVE LIMITED MANUFACTURING EXPERIENCE, AND MAY LIKELY NEED TO EXPAND OR ESTABLISH NEW MANUFACTURING FACILITIES AS WE COMMERCIALIZE OUR PRODUCTS.


     We have limited experience manufacturing our products, and have never manufactured our products in the volumes that will be necessary for us to achieve significant commercial sales. In addition, although we have four manufacturing facilities in the Madison, Wisconsin area, one of these is currently dedicated to a single major project. Accordingly, to achieve the production levels necessary for successful commercialization, we will need to complete our current facilities expansion and successfully expand manufacturing operations at our facilities. In addition, we may need to establish new manufacturing facilities. Facilities expansion and development can be delayed by unforeseen circumstances, including inability to obtain needed manufacturing equipment on a timely basis, difficulties with facility construction and completion of improvements and difficulties associated with moving from small-scale, pilot production to higher volumes. If we are unable to complete our planned facilities expansion on schedule or fail to meet our facilities needs, we may not be able to provide our customers with the quantity of products they require, which would damage customer relations and result in reduced revenues. Additionally, some of our products must be manufactured in accordance with FDA's quality system regulations, known as QSRs. We have limited experience in manufacturing our products in compliance with QSRs.


WE HAVE LIMITED SALES AND MARKETING EXPERIENCE, AND AS A RESULT, MAY BE UNABLE TO COMPETE SUCCESSFULLY WITH OUR COMPETITORS IN COMMERCIALIZING OUR POTENTIAL PRODUCTS.

     We currently have a small sales force, consisting of six individuals focused on the clinical market, and will need to increase the size of our sales force as we further commercialize our products. In particular, as we introduce new clinical products, we will need to increase our clinical applications sales force. We are not currently able to estimate the number of new sales personnel we will require. However, this number could be significant and we may not be able to recruit, hire and train a sufficient number of sales personnel in a short time frame. We also intend to market our products through collaborations and distribution agreements with biopharmaceutical and life science companies. We cannot assure you that we will be able to establish a successful sales force or to establish collaboration or distribution arrangements to market our products. If we are unable to implement an effective marketing and sales strategy, we will be unable to grow our revenues and execute our business plan. This would harm our financial condition and our stock price would likely decline.

WE WILL REQUIRE ADDITIONAL FUNDING FOR OUR FUTURE OPERATING PLANS. THESE FUNDS MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS, IF AT ALL.

     We anticipate that our existing capital resources together with cash from product sales and the net proceeds from this offering will be sufficient to fund our operating and capital requirements for at least the next 12 months. Thereafter, we will likely need to raise significant additional capital. We expect our capital and operating expenses to be significant for the foreseeable future. We have expended significant resources in developing our manufacturing facilities and expect to continue to expend significant resources to develop these facilities, increase our research and development and commercialization activities and acquire additional manufacturing facilities. The amount of additional capital which we will need to raise will depend on many factors, including:

     - our progress with our research and development programs;

     - our level of success in selling our products and technologies;

     - our ability to establish and maintain successful collaborations; and

     - the costs we incur in enforcing and defending our patent claims and other intellectual property rights.

     In addition, we may require additional financing in less than 12 months if we:

     - decide to expand faster than planned;

     - develop new or enhanced products ahead of schedule;

     - need to respond to competitive pressures; or

     - decide to acquire complementary products, businesses or technologies.

     If we raise additional funds through the sale of equity, convertible debt or other equity-linked securities, your percentage ownership in the company will be reduced. In addition, these transactions may dilute the value of our outstanding stock. We may issue securities that have rights, preferences and privileges senior to our common stock. If we raise additional funds through collaborations or licensing arrangements, we may relinquish rights to certain of our technologies or products, or grant licenses to third parties on terms that are unfavorable to us. If future financing is not available to us or is not available on terms acceptable to us, we may not be able to fund our future needs which would have a material adverse effect on our results of operations and financial condition.

COMMERCIALIZATION OF OUR TECHNOLOGIES DEPENDS ON STRATEGIC PARTNERSHIPS AND COLLABORATIONS WITH OTHER COMPANIES, AND IF OUR CURRENT OR FUTURE PARTNERSHIPS AND COLLABORATIONS ARE NOT SUCCESSFUL, WE MAY EXPERIENCE DIFFICULTY COMMERCIALIZING OUR TECHNOLOGIES AND PRODUCTS.


     In order to augment our internal sales and marketing efforts and to reach additional product and geographic markets, we have entered into strategic partnerships and collaborations for marketing of our products. We intend to enter into additional arrangements in the future. These agreements provide us, in some instances, with access to products and technologies that are complementary to ours and funding for development of our products. We may also be dependent on collaborators for regulatory approvals and clearances, and manufacturing in particular geographic and product markets. If our strategic partnerships and collaborations are not successful, we may not be able to develop or successfully commercialize the products that are the subject of the collaborations on a timely basis, if at all. In addition, if we do not enter into additional partnership agreements, or if these agreements are not successful, our ability to develop and commercialize new products will be negatively affected which will harm our future operating results.


     We have no control over the resources that any partner or collaborator may devote to our products. Any of our present or future partners or collaborators may not perform their obligations as expected. These partners or collaborators may breach or terminate their agreements with us or otherwise fail to meet their obligations or perform their collaborative activities successfully and in a timely manner. Further, any of our
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

partners or collaborators may elect not to develop products arising out of our partnerships or collaborations or devote sufficient resources to the development, manufacture or commercialization of these products. If any of these events occur, we may not be able to develop our products and technologies and our ability to generate revenues will decrease.

OUR STRATEGY FOR DEVELOPING AND COMMERCIALIZING PRODUCTS DEPENDS IN PART ON OUR ABILITY TO FORM RESEARCH COLLABORATIONS AND LICENSING ARRANGEMENTS. IF WE ARE NOT ABLE TO ENTER INTO THESE COLLABORATIONS AND ARRANGEMENTS ON ACCEPTABLE TERMS OUR RESULTS WILL SUFFER.

     Our strategy involves the formation of research collaborations with academic institutions and pharmaceutical companies involved in developing genetic variation analysis for use in disease association studies and personalized treatment approaches to medicine. We currently have six such collaborations in place. Under these arrangements, we intend to offer our products and technologies at a reduced cost in exchange for rights to commercialize discoveries made using our technologies. As a result, we may be dependent on our research collaborators as a source of new products and technologies. If these research collaborations are not successful, and do not provide us with new products and technologies, our results of operations would suffer and our future prospects and revenue growth would be impaired.

     In addition, we have historically maintained relationships with consultants and scientific advisors at academic and other institutions who have conducted research on our behalf critical to the development of our products and technologies. The majority of these individuals have commitments to other entities and have limited time available for us. Some of these entities may also compete with us. We will need to establish additional relationships with consultants and scientific advisors related to our business. We will have little, if any, control over the activities of any new consultants and scientific advisors and can expect only limited amounts of their time to be dedicated to our activities. Our ability to identify and develop new products and technologies may depend in part on continued collaborations with researchers at academic and other institutions. We cannot be certain that any of our existing relationships with scientific advisors will be successful. Further, we may not be able to negotiate acceptable collaborations in the future with additional consultants or scientific advisors at academic and other institutions.

WE WILL BE DEPENDENT UPON OUR AGREEMENT WITH APPLIED BIOSYSTEMS GROUP FOR A SIGNIFICANT PORTION OF OUR REVENUES FOR 2001, AND A REDUCTION OF SALES UNDER OR EARLY TERMINATION OF THIS AGREEMENT WOULD SERIOUSLY HARM OUR REVENUES AND OPERATING RESULTS AND WOULD LIKELY CAUSE OUR STOCK PRICE TO DECLINE.


     In August 2000, we entered into an agreement with the Applied Biosystems unit of PE Corporation for the development and supply of a panel of 150,000 assays for high resolution genome analysis including SNP detection. These assays are being developed for a genomic analysis project being sponsored by various agencies of the government of Japan. We will depend upon sales to Applied Biosystems under this agreement for a significant portion of our revenues for 2001 and possibly future fiscal periods. In addition, we have incurred significant expenditures to date to equip a facility for the development of the assays we are developing under this agreement.


     Either party may terminate the agreement upon specified notice after May 1, 2002. In addition, if the Japanese government discontinues or significantly reduces its use of our assays in its SNP initiative program, either party may terminate the agreement on 90 days prior written notice. In the event that this agreement is terminated early, or in the event that the assay development program is not successfully completed or the assays are not used in the Japanese government's SNP initiative at the levels we anticipate, our revenues would be seriously harmed. We would also have a major investment in facilities and equipment that we might be unable to redeploy for new projects. These events would therefore seriously harm our business, financial condition and operating results and would likely cause our stock price to decline.

THE EARLY TERMINATION OF ANY OF OUR LICENSES OR OUR RESEARCH OR STRATEGIC COLLABORATIONS COULD SERIOUSLY HARM OUR BUSINESS AND FINANCIAL CONDITION.

     Certain of our strategic and research collaboration agreements may be terminated with little or no notice. In particular, our agreement with Applied Biosystems may be terminated upon specified notice at
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

any time after May 1, 2002. This agreement will likely account for a significant portion of our revenues for 2001 and possibly future fiscal periods. Accordingly, early termination of this agreement would seriously harm our revenues, and in turn our business and financial condition. In addition, we intend to seek additional strategic and research collaborations and licenses with third parties, who may negotiate provisions with us that allow them to terminate their agreements with us prior to the expiration of the negotiated term. It is likely that, as a result of the prevalence of such provisions in collaboration agreements involving biotechnology companies, we will enter into agreements that give either or both parties the right to terminate prior to expiration of the stated term of the agreement.


     If any third party strategic or research collaborator or licensee were to unexpectedly terminate its agreement with us or otherwise fail to perform its obligations under our collaboration agreement or to complete them in a timely manner, we could lose significant revenues. This situation would be particularly serious if it related to our agreement with Applied Biosystems. In particular, early termination of any of our strategic collaborations or partnerships could harm our financial condition and operating results because we rely on these agreements for product sales, development funding and access to new product applications. In addition, unexpected termination of collaborations could also result in our loss of important intellectual property or other rights which we had intended to obtain under these agreements. If any of these events were to occur, our business and our financial condition could be seriously harmed.


WE ARE IN A HIGHLY COMPETITIVE INDUSTRY AND MARKETPLACE. COMPETITIVE DEVELOPMENTS, INCLUDING NEW TECHNOLOGIES THAT RENDER OURS LESS COMPETITIVE OR OBSOLETE, COULD SERIOUSLY HARM OUR BUSINESS.

     The biotechnology and life sciences industries generally and the genetic analysis market specifically are highly competitive, and we expect the intensity of competition to increase. We compete with organizations in the United States and abroad that develop and manufacture products and provide services for the analysis of genetic information for research and/or clinical applications. These organizations include:

     - biotechnology, pharmaceutical, chemical and other companies;

     - academic and scientific institutions;

     - governmental agencies; and

     - public and private research organizations.

     Many of our competitors have greater financial, technical, research, marketing, sales, distribution, service and other resources than we do. Moreover, our competitors may offer broader product lines and have greater name recognition than we do, and may offer discounts as a competitive tactic. In addition, several development stage companies are currently making or developing technologies, products or services that compete with or are being designed to compete with our technologies and products. Our competitors may develop or market technologies, products or services that are more effective or commercially attractive than our current or future products, or that may render our technologies or products less competitive or obsolete. Competitors may make rapid technological developments which may result in our technologies and products becoming obsolete before we recover the expenses incurred to develop them or before they generate significant revenue or market acceptance. Accordingly, if competitors introduce superior technologies or products and we cannot make enhancements to our technologies and products necessary for them to remain competitive, our competitive position, and in turn our business, revenues and financial condition, will be seriously harmed. This, in turn, would likely cause our stock price to decline.

IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY METHODS AND TECHNOLOGIES, WE MAY NOT BE ABLE TO COMMERCIALIZE PRODUCTS.

     Our commercial success will depend, in large part, on our ability to obtain patent protection on many aspects of our business, including the products, methods and services we develop. Patents issued to us may not provide us with substantial protection or be commercially beneficial to us. The issuance of a patent is not conclusive as to its validity or its enforceability.

     In addition, our patent applications may not result in issued patents. If our patent applications do not result in issued patents, our competitors may obtain rights to commercialize our discoveries which would harm our competitive position.

     We also may apply for patent protection on novel genetic variations in known genes and their uses, as well as novel uses for previously identified genetic variations discovered by third parties. In the latter cases, we may need a license from the holder of the patent with respect to such genetic variations in order to make, use or sell any related products. We may not be able to acquire such licenses on terms acceptable to us, if at all.

     Certain parties are attempting to rapidly identify and characterize genes and genetic variations through the use of sequencing and other technologies. To the extent any patents are issued to other parties on such partial or full-length genes or genetic variations or uses for such genes or genetic variations, the risk increases that the sale of products developed by us or our collaborators may give rise to claims of patent infringement against us. Others may have filed and, in the future, are likely to file patent applications covering many genetic variations and their uses. Any such patent application may have priority over our patent applications and could further require us to obtain rights to previously issued patents covering genetic variations. We cannot assure you that any license that we may require under any such patent will be made available to us on commercially acceptable terms, if at all.

     We may be sued for infringing on the intellectual property rights of others. We could also become involved in interference proceedings in the United States Patent and Trademark Office to determine the relative priority of our patents or patent applications and those of the other parties involved in the interference proceeding. Intellectual property proceedings are costly, and could affect our results of operations. These proceedings can also divert the attention of managerial and technical personnel. If we do not prevail in any intellectual property proceeding, in addition to any damages we might have to pay, we could be required to stop the infringing activity, or obtain a license to or design around the intellectual property in question. In interference proceedings, our patent rights could be invalidated and the scope of our patents could be limited. If we are unable to obtain licenses to intellectual property rights that we need to conduct our business, or are unable to design around any third party patent, we may be unable to sell some of our products, which will result in reduced revenue.

     We have in the past and may in the future become a party to litigation involving patents and intellectual property rights. In October 2000, we settled a dispute with ID Biomedical Corporation in which ID Biomedical had claimed that our products and processes infringed their patents. In the ID Biomedical settlement, we paid $4.0 million in cash and issued 500,000 shares of common stock and, in exchange, ID Biomedical dismissed its lawsuit against us and agreed not to sue us, our affiliates, our customers and certain others for infringement of patents held by ID Biomedical. In December 2000, we entered into a licensing arrangement with Dade Behring in order to resolve an intellectual property dispute between us and Dade Behring.

     We may in the future receive claims of infringement of intellectual property rights from other parties. If we do not prevail in any future legal proceedings, we may be required to pay significant monetary damages. In addition, we could also be enjoined from use of certain processes or prevented from selling certain configurations of our products that were found to be within the scope of the patent claims. In the event we did not prevail in any future proceeding, we would either have to obtain licenses from the other party, avoid certain product configurations or modify some of our products and processes to design around the patents. Licenses could be costly or unavailable on commercially reasonable terms. Designing around patents or focusing efforts on different configurations could be time consuming, and we would have to remove some of our products from the market while we were completing redesigns. Accordingly, if we are unable to settle future intellectual property disputes through licensing or similar arrangements, or if any such future disputes are determined adversely to us, our ability to market and sell our products could be seriously harmed. This would in turn harm our business, financial condition and results of operations.

     In addition, in order to protect or enforce our patent rights or to protect our ability to operate our business, we may need to initiate other patent litigation against third parties. These lawsuits could be expensive, take significant time, and could divert management's attention from other business concerns. These lawsuits could result in the invalidation or limitation in the scope of our patents or forfeiture of the rights associated with our patents. We cannot assure you that we would prevail in any such proceedings or that a court will not find damages or award other remedies in favor of our opposing party in any of these suits. During the course of any future proceedings, there may be public announcements of the results of hearings, motions and other interim proceedings or developments in the litigation. Securities analysts or investors may perceive these announcements to be negative, which could cause the market price of our stock to decline.


OTHER RIGHTS AND MEASURES THAT WE RELY UPON TO PROTECT OUR INTELLECTUAL PROPERTY MAY NOT BE ADEQUATE TO PROTECT OUR PRODUCTS AND COULD REDUCE OUR ABILITY TO COMPETE IN THE MARKET.

     In addition to patents, we rely on a combination of trade secrets, copyright and trademark laws, nondisclosure agreements and other contractual provisions and technical measures to protect our intellectual property rights. While we require employees, collaborators, consultants and other third parties to enter into confidentiality and/or non-disclosure agreements where appropriate, any of the following could still occur:

     - the agreements may be breached;

     - we may have inadequate remedies for any breach;

     - proprietary information could be disclosed to our competitors; or

     - others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose such technologies.

     If for any of the above reasons our intellectual property is disclosed, invalidated or misappropriated, it would harm our ability to protect our rights and our competitive position.

IF WE FAIL TO RETAIN OUR KEY PERSONNEL AND HIRE, TRAIN AND RETAIN QUALIFIED EMPLOYEES, WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY, WHICH COULD RESULT IN REDUCED REVENUES.

     Our future success will depend on the continued services and on the performance of our senior management, in particular the services of Lance Fors, Ph.D., our President and Chief Executive Officer.

     If a competitor hired Dr. Fors away from us, or if for any reason he could not continue to work for us, we would have difficulty hiring officers with equivalent skills in general and financial management. We do not currently carry "key person" life insurance, so the loss of the services of Dr. Fors could seriously impair our ability to operate in our industry.


     In addition, our researchers, scientists and technicians have significant experience in research and development related to the analysis of genetic variations. If we were to lose these employees to our competitors, we could spend a significant amount of time and resources to replace them, which could impair our research and development efforts. Further, in order to scale up our manufacturing capability and to further our research and development efforts, we will need to hire, train and retain additional manufacturing, research, scientific and technical personnel. Currently, the unemployment rate in the Madison, Wisconsin area is less than 2% and this low level of unemployment may make it difficult for us to hire and retain qualified manufacturing and other personnel. If we are unable to hire, train and retain the personnel we need, we may experience delays in the research, development and commercialization of our technologies and products. This would result in reduced revenues and would harm our results of operations.


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

WE PLAN TO CONTINUE TO INTRODUCE PRODUCTS FOR THE CLINICAL MARKET, AND WE MAY NEED TO OBTAIN FDA CLEARANCES AND APPROVALS AND COMPLY WITH FDA QUALITY SYSTEM REGULATIONS AND OTHER REGULATIONS RELATING TO THE MANUFACTURING, MARKETING AND SALE OF CLINICAL PRODUCTS.

     We anticipate that the manufacturing, labeling, distribution and marketing of a number of our clinical diagnostic products will be subject to extensive regulation in the United States and in certain other countries.

     In the United States, the Food and Drug Administration, or the FDA, regulates, as medical devices, most diagnostic tests and in vitro reagents that are marketed as finished test kits. Some clinical laboratories, however, purchase clinical products which are marketed under FDA regulations as analyte specific reagents, or ASRs, and develop and prepare their own finished diagnostic tests called "home brews." FDA also considers ASRs to be medical devices. The FDA restricts the sale of these products to clinical laboratories certified under the Clinical Laboratory Improvement Amendments of 1988, known as CLIA, to perform high complexity testing. We intend to market some diagnostic products as finished test kits and others as individual reagents. Consequently, these clinical products will be regulated as medical devices.


     Unless otherwise exempt, medical devices require FDA approval or clearance prior to marketing in the United States. Although we believe our currently marketed products, as well as those ASRs we intend to market in the future, are exempt from 510(k) premarket notification and premarket approval requirements, the process of obtaining approvals and clearances necessary to market our proposed clinical products can be time-consuming, expensive and uncertain. To date, we have not applied for FDA or any other regulatory approvals or clearances with respect to any of our clinical diagnostic products. However, clinical products that we may seek to introduce in the future may require FDA approvals or clearances prior to commercial sale in the United States. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of new clinical products. In addition, we cannot assure you that regulatory approval or clearance of any clinical products for which we seek such approvals will be granted by the FDA or foreign regulatory authorities on a timely basis, if at all.


     If approval or clearance is obtained we will be subject to continuing FDA obligations. When manufacturing medical devices, including ASRs, we will be required to adhere to Quality System regulations, which will require us to manufacture our products and maintain records in a prescribed manner. We have never been subject to an FDA Quality System inspection, and we cannot assure you that we can pass an FDA audit or maintain compliance in the future. Further, the FDA may place substantial restrictions on the indications for which our products may be marketed or to whom they may be marketed. Additionally, there can be no assurance that FDA will not require us to conduct clinical studies as a condition of approval or clearance. Failure to comply with applicable FDA requirements can result in, among other things:

     - administrative or judicially imposed sanctions;

     - injunctions, civil penalties, recall or seizure of our products;

     - total or partial suspension of production;

     - failure of the government to grant premarket clearance or premarket approval for our products;

     - withdrawal of marketing clearances or approvals; and

     - criminal prosecution.

     Any of our customers using our products for clinical use in the United States may be regulated under CLIA. CLIA is intended to ensure the quality and reliability of clinical laboratories in the United States by mandating specific standards in the areas of personnel qualification, administration, participation in proficiency testing, patient test management, quality control, quality assurance and inspections. The regulations promulgated under CLIA establish three levels of clinical tests and the standards applicable to a clinical laboratory depend on the level of the tests it performs. CLIA requirements may prevent some clinical laboratories from using our products. Therefore, CLIA regulations and future administrative interpretations of CLIA could harm our business by limiting the potential market for our products.

DIFFICULTIES WE MAY ENCOUNTER MANAGING OUR GROWTH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.


     We have experienced a period of rapid and substantial growth that has placed and, if such growth continues, will continue to place a strain on our administrative and operational infrastructure. If we are unable to manage this growth effectively, our business, results of operations or financial condition may be materially adversely affected. We increased the number of our employees from 49 at December 31, 1996, to approximately 244 at December 1, 2000. We have at times experienced difficulties in filling orders on schedule as well as production delays and have encountered problems with our reporting and management systems as the number of our employees has grown and our levels of business activity have increased. To date, none of these problems has materially harmed our business. We cannot assure you, however, that our business would not be harmed if these problems continued. Our ability to manage our operations and growth effectively requires us to continue to improve our operational, financial and management controls, reporting systems and procedures and hiring programs. We may not be able to successfully implement improvements to our management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls. If we are unable to improve our controls and systems to meet the needs of an expanding enterprise, we could experience production delays and problems with our reporting systems, and these problems could harm our business.



OUR FAILURE TO COMPLY WITH ANY APPLICABLE ENVIRONMENTAL, HEALTH, SAFETY AND RELATED GOVERNMENT REGULATIONS MAY AFFECT OUR ABILITY TO DEVELOP, PRODUCE OR MARKET OUR POTENTIAL PRODUCTS AND MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.


     Our research, development and manufacturing activities involve the use, transportation, storage and disposal of hazardous materials and are subject to related environmental and health and safety statutes and regulations. As we expand our operations, our increased use of hazardous substances will lead to additional and more stringent requirements. This may cause us to incur substantial costs to maintain compliance with applicable statutes and regulations. In particular, we are obligated to report to the United States Environmental Protection Agency, or EPA, regarding specified types of microorganisms we use in our operations. We have recently filed the required reports. However, one of the microorganisms we use is not currently on the EPA list of approved microorganisms. The EPA could, upon review of our use of this microorganism, require us to discontinue its use. If this were to occur, we would have to substitute a different microorganism from the EPA's approved list. We could experience delays or disruptions in production while we converted to the new microorganism. In addition, any failure to comply with laws and regulations and any costs associated with unexpected and unintended releases of hazardous substances by us into the environment, or at disposal sites used by us, could expose us to substantial liability in the form of fines, penalties, remediation costs or other damages and could require us to shut down our operations. Any of these events would seriously harm our business and operating results.

WE MAY BE HELD LIABLE FOR ANY INACCURACIES ASSOCIATED WITH GENETIC ANALYSIS TESTS PERFORMED USING OUR PRODUCTS, WHICH MAY REQUIRE US TO DEFEND OURSELVES IN COSTLY LITIGATION.

     We may be subject to claims resulting from incorrect results of analysis of genetic variations or other screening tests performed using our products. Litigation of these claims can be costly. We could expend significant funds during any litigation proceeding brought against us. Further, if a court were to require us to pay damages to a plaintiff, the amount of such damages could significantly harm our financial condition.

IF OUR VENDORS FAIL TO SUPPLY US WITH COMPONENTS FOR WHICH AVAILABILITY IS LIMITED, WE MAY EXPERIENCE DELAYS IN OUR PRODUCT DEVELOPMENT AND
COMMERCIALIZATION.

     Certain key components of our manufacturing equipment and products are currently available only from a single source or a limited number of sources. We currently rely on outside vendors to manufacture certain components of our products and certain reagents we provide in our products. Some or all of these key components may not continue to be available in commercial quantities at acceptable costs. It could be time consuming and expensive for us to seek alternative sources of supply. Consequently, if any events
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

cause delays or interruptions in the supply of our components, we may not be able to supply our customers with our products on a timely basis which would adversely affect our results of operations.

                  RISKS RELATED TO THE BIOTECHNOLOGY INDUSTRY

PUBLIC OPINION REGARDING ETHICAL ISSUES SURROUNDING THE USE OF GENETIC INFORMATION MAY ADVERSELY AFFECT DEMAND FOR OUR PRODUCTS.

     Public opinion regarding ethical issues related to the confidentiality and appropriate use of genetic testing results may influence governmental authorities to call for limits on, or regulation of the use of, genetic testing. In addition, such authorities could prohibit testing for genetic predisposition to certain conditions, particularly for those that have no known cure. Furthermore, adverse publicity or public opinion relating to genetic research and testing, even in the absence of any governmental regulation, could harm our business. Any of these scenarios could reduce the potential markets for our products, which could materially and adversely affect our revenues.

GOVERNMENT REGULATION OF GENETIC RESEARCH OR TESTING MAY ADVERSELY AFFECT THE DEMAND FOR OUR PRODUCTS AND IMPAIR OUR BUSINESS AND OPERATIONS.

     Federal, state and local governments may adopt regulations relating to the conduct of genetic research and genetic testing. These regulations could limit or restrict genetic research activities as well as genetic testing for research or clinical purposes. In addition, if state and local regulations are adopted, these regulations may be inconsistent with, or in conflict with, regulations adopted by other state or local governments. Regulations relating to genetic research activities could adversely affect our ability to conduct our research and development activities. Regulations restricting genetic testing could adversely affect our ability to market and sell our products. Accordingly, any regulations of this nature could harm our business.

HEALTH CARE COST CONTAINMENT INITIATIVES COULD LIMIT THE ADOPTION OF GENETIC TESTING AS A CLINICAL TOOL, WHICH WOULD HARM OUR REVENUES AND PROSPECTS.


     In recent years, health care payors as well as federal and state governments have focused on containing or reducing health care costs. We cannot predict the effect that any of these initiatives may have on our business, and it is possible that they will adversely affect our business. In particular, gene-based therapeutics, if successfully developed and commercialized, are likely to be costly compared to currently available drug therapies. Health care cost containment initiatives focused either on gene-based therapeutics or on genetic testing could cause the growth in the clinical market for genetic testing to be curtailed or slowed. In addition, health care cost containment initiatives could also cause pharmaceutical companies to reduce research and development spending. In either case, our business and our operating results would be harmed. In addition, genetic testing in clinical settings is often billed to third-party payors, including private insurers and governmental organizations. If our current and future clinical products are not considered cost-effective by these payors, reimbursement may not be available to users of our products. In this event, potential customers would be much less likely to use our products, and our business and operating results would be seriously harmed.


                      RISKS ASSOCIATED WITH THIS OFFERING

FUTURE ISSUANCE OF OUR PREFERRED STOCK MAY DILUTE THE RIGHTS OF OUR COMMON STOCKHOLDERS.

     After completion of this offering, our Board of Directors will have the authority to issue up to 10,000,000 shares of preferred stock and to determine the price, privileges and other terms of these shares without any further approval of our stockholders. The rights of the holders of common stock may be adversely affected by the rights of our holders of our preferred stock that may be issued in the future.

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

WE HAVE VARIOUS MECHANISMS IN PLACE THAT YOU AS A STOCKHOLDER MAY NOT CONSIDER FAVORABLE AND WHICH MAY DISCOURAGE UNSOLICITED TAKEOVER ATTEMPTS.

     Following this offering, certain provisions of our certificate of incorporation and bylaws, as well as Section 203 of the Delaware General Corporation Law, may discourage, delay or prevent changes in our board of directors, executive officers or other senior management. These provisions may also be used by incumbent management to delay a change of control or acquisition of our company. These provisions include:

     - authorizing our Board of Directors to issue preferred stock and to determine the price, privileges and other terms of these shares without any further approval of our stockholders, which could increase the number of outstanding shares or thwart an unsolicited takeover attempt;

     - establishing a classified Board of Directors with staggered, three-year terms, which may lengthen the time required to gain control of our Board of Directors;


     - prohibiting cumulative voting in the election of directors, which would allow a majority of stockholders to control the election of all directors;


     - requiring super-majority voting to effect certain amendments to our certificate of incorporation and bylaws;

     - limiting who may call special meetings of stockholders;

     - prohibiting stockholder action by written consent, which requires all actions to be taken at a meeting of stockholders; and

     - establishing advance notice requirements for nominations of candidates for election to the Board of Directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

     A change of control could be beneficial to stockholders in a situation in which the acquisition price being paid by the party seeking to acquire us represented a substantial premium over the prevailing market price of our common stock. If our board of directors were not in favor of such a transaction, the provisions of our certificate of incorporation and bylaws described above could be used by our board of directors to delay or reduce the likelihood of completion of the acquisition.

YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT IF THE MARKET PRICE OF OUR COMMON STOCK FALLS BELOW THE INITIAL PUBLIC OFFERING PRICE.

     The initial public offering price will be determined through negotiations between us and the representatives of the underwriters based on factors that may not be indicative of future market performance. The initial public offering price may bear no relationship to the price at which the common stock will trade upon completion of this offering. An active public market for our common stock may not develop or be sustained after this offering, and the market price could fall below the initial public offering price. As a result, you could lose all or part of your investment.

     In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, which could harm our business and financial condition, as well as the market price of our common stock.

OUR DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS WILL HAVE SUBSTANTIAL CONTROL OVER OUR AFFAIRS.


     Our directors, executive officers and principal stockholders will beneficially own, in the aggregate, approximately 42% of our common stock following this offering. These stockholders, acting together, will have the ability to exert substantial influence over all matters requiring approval by our stockholders. These matters include the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, they may dictate the management of our business and affairs.

This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination of which you might otherwise approve.

WE WILL HAVE BROAD DISCRETION AS TO THE USE OF PROCEEDS OF THIS OFFERING AND MAY FAIL TO USE THEM EFFECTIVELY.

     We have no exact plan with respect to the use of a significant portion of the net proceeds of this offering and have not committed these proceeds to any particular purpose apart from expenses of the business and general working capital. Accordingly, our management will have broad discretion in applying the net proceeds of this offering and may use the proceeds in ways with which you and our other stockholders may disagree. We may not be able to invest these funds effectively which would adversely affect our financial condition.

YOU WILL SUFFER SUBSTANTIAL DILUTION IN THE NET TANGIBLE BOOK VALUE OF THE COMMON STOCK YOU PURCHASE IN THIS OFFERING.


     The initial public offering price of our common stock will be substantially higher than the pro forma net tangible book value per share of our common stock. Based on an assumed initial public offering price of $12.00 per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $8.36 per share in the pro forma net tangible book value of the common stock at September 30, 2000. To the extent outstanding options are exercised, you will suffer further dilution.


THERE IS A LARGE NUMBER OF SHARES THAT MAY BE SOLD IN THE MARKET FOLLOWING THIS OFFERING, WHICH MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.


     After this offering we will have approximately 39,164,933 shares of common stock outstanding. All of the shares being offered in this offering will generally be freely tradable. Sales of a substantial number of these shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. The number of shares of common stock available for sale in the public market is limited by restrictions under federal securities law and under lock-up agreements that our stockholders have entered into with the underwriters and with us. Those lock-up agreements restrict our stockholders from selling, pledging or otherwise disposing of their shares for a period of 180 days after the date of this prospectus without the prior written consent of Lehman Brothers. However, Lehman Brothers may, in its sole discretion at any time and from time to time, release all or any portion of the common stock from the restrictions of the lock-up agreements. Upon expiration of these lock-up agreements, 29,745,733 shares of our common stock will be eligible for immediate sale in the public markets.

                           FORWARD-LOOKING STATEMENTS


     You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may be accurate only on the date of this prospectus.


     This prospectus contains forward-looking statements within the meaning of the federal securities laws that relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "intend," "potential" or "continue" or the negative of such terms or other comparable terminology. In addition, these forward-looking statements include, but are not limited to, statements regarding the following: our intellectual property portfolio and our business strategies and plans. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Factors that could cause our future results and performance to differ from what is contemplated by the forward looking statements include those set forth under "Risk Factors."

     In this prospectus, we refer to information regarding our potential markets and other industry data. We believe that all such information has been obtained from reliable sources which are customarily relied upon by companies in our industry. However, we have not independently verified any such information.

                                   TRADEMARKS


     In the United States, France and the United Kingdom our registered trademarks are Cleavase,(R) CFLP,(R) PowerScan(R) and Invader(R). Cleavase, CFLP and Invader are registered in Germany. CFLP and Invader are also registered in Japan. Trademark registration for InvaderCreator(TM) is pending in the United States, France, Germany, the United Kingdom and Japan.

                                USE OF PROCEEDS

     We expect to receive net proceeds of approximately $93.4 million from the sale of the 8,500,000 shares of common stock (approximately $107.6 million if the underwriters exercise their over-allotment option in full), at an assumed initial public offering price of $12.00 per share, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

     We expect to use between $10.0 and $20.0 million of the net proceeds of this offering for capital expenditures, including facilities expansion and purchases of equipment. We will also use $6.0 million of the proceeds to satisfy an obligation which arose out of our repurchase of certain technology licenses previously granted to Endogen Corporation. We expect to use the remainder of the net proceeds from this offering for general corporate purposes, including working capital and research and development activities. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

     A portion of the net proceeds may also be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. From time to time, in the ordinary course of business, we may evaluate potential acquisitions of these businesses, products or technologies. We have no current plans, agreements or commitments, and are not currently engaged in any negotiations regarding any such transaction.

     Other than as described above, we have no specific plans for use of the proceeds of this offering. The principal purposes of this offering are to increase our working capital, create a public market for our common stock, facilitate our future access to the public capital markets and increase our visibility in the biotechnology industry.

                                DIVIDEND POLICY

     We have never declared or paid any dividends on our capital stock. We currently expect to retain future earnings, if any, to support the development of our business and do not anticipate paying any cash dividends in the foreseeable future. Covenants in our capital lease facilities prohibit the payment of cash dividends.

                                 CAPITALIZATION

     The following table sets forth:

     - our actual capitalization at September 30, 2000;


     - our pro forma capitalization after giving effect to (i) the conversion of all outstanding shares of our preferred stock into 14,112,000 shares of common stock effective upon the completion of this offering and (ii) the issuance of an estimated 833,333 shares of common stock issuable upon conversion of a convertible note; and


     - the pro forma as adjusted capitalization after giving effect to the sale of 8,500,000 shares of common stock in this offering at an assumed initial public offering price of $12.00 per share and the receipt of the net proceeds, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

     You should read this table in conjunction with "Selected Financial Data" and our financial statements and related notes included elsewhere in this prospectus.


                                                                       SEPTEMBER 30, 2000
                                                              ------------------------------------
                                                                                        PRO FORMA
                                                               ACTUAL     PRO FORMA    AS ADJUSTED
                                                              --------    ---------    -----------
                                                                         (IN THOUSANDS)
Long-term obligations, including current portion............  $  2,304    $  2,304      $  2,304
Stockholders' equity:
  Preferred stock, $0.001 par value, 93,260,400 shares
    authorized, issuable in series:.........................
    Series A convertible, 1,131,600 shares designated,
      1,131,600 shares issued and outstanding, actual; 0
      shares designated issued and outstanding, pro forma
      and pro forma as adjusted.............................         1          --            --
    Series B convertible, 600,000 shares designated, 600,000
      shares issued and outstanding, actual; 0 shares
      designated issued and outstanding, pro forma and pro
      forma as adjusted.....................................         1          --            --
    Series C convertible, 560,400 shares designated, 560,400
      shares issued and outstanding, actual; 0 shares
      designated issued and outstanding, pro forma and pro
      forma as adjusted.....................................         1          --            --
    Series D convertible, 1,185,600 shares designated,
      1,185,600 shares issued and outstanding, actual; 0
      shares designated issued and outstanding, pro forma
      and pro forma as adjusted.............................         1          --            --
    Series E convertible, 5,190,000 shares designated,
      5,190,000 shares issued and outstanding, actual; 0
      shares designated issued and outstanding, pro forma
      and pro forma as adjusted.............................         5          --            --
    Series F convertible, 5,520,000 shares designated,
      5,444,400 shares issued and outstanding, actual; 0
      shares designated issued and outstanding, pro forma
      and pro forma as adjusted.............................         5          --            --
  Common stock, $0.001 par value, 100,000,000 shares
    authorized, 15,194,400 shares issued and outstanding,
    actual; 30,639,733 shares outstanding pro forma;
    100,000,000 shares authorized and 39,139,733 shares
    outstanding, pro forma as adjusted......................        15          31            39
  Common stock to be issued pursuant to the ID Biomedical
    settlement, 500,000 shares..............................     6,000          --            --
Additional paid-in capital..................................    87,141     103,139       196,499
Deferred stock compensation.................................      (695)       (695)         (695)
Accumulated deficit.........................................   (53,530)    (53,530)      (53,530)
                                                              --------    --------      --------
  Total stockholders' equity................................    38,945      48,945       142,313
                                                              --------    --------      --------
    Total capitalization....................................  $ 41,249    $ 51,249      $144,617
                                                              ========    ========      ========


     This table excludes the following shares:


     - 1,602,000 shares subject to stock options outstanding at September 30, 2000;



     - 168,000 shares reserved for issuance under our stock option plans at September 30, 2000; and



     - 856,800 shares available for future issuance under our Employee Stock Purchase Plan.


     For additional information regarding these shares, see note 3 of notes to financial statements included elsewhere in this prospectus.

                                    DILUTION

     If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing the net tangible book value, which equals total assets, less intangible assets and total liabilities, by the number of outstanding shares of common stock.


     At September 30, 2000, our net tangible book value was $38.9 million, or $2.56 per share. After giving effect to the issuance of common stock for a technology license, the automatic conversion of all outstanding shares of preferred stock into 14,112,000 shares of common stock upon completion of this offering and the issuance of 833,333 shares of our common stock upon conversion of a convertible note, our pro forma net tangible book value at September 30, 2000 was approximately $48.9 million, or approximately $1.60 per share of common stock. After giving effect to the sale of 8,500,000 shares of our common stock in this offering at an assumed initial public offering price of $12.00 per share less underwriting discounts and commissions and the estimated offering expenses payable by us, our pro forma net tangible book value at September 30, 2000 would have been approximately $142.3 million, or $3.64 per share. This represents an immediate increase in pro forma net tangible book value of $2.04 per share to existing stockholders and an immediate dilution in pro forma tangible book value of $8.36 per share to purchasers of common stock in this offering. The following table illustrates this dilution:



Assumed initial public offering price per share.............            $12.00
  Historical net tangible book value per share at September
     30, 2000...............................................  $ 2.56
  Decrease attributable to conversion of preferred stock....   (1.23)
  Increase per share attributable to conversion of note.....    0.27
                                                              ------
  Pro forma net tangible book value per share before this
     offering...............................................    1.60
  Increase per share attributable to this offering..........    2.04
                                                              ------
Pro forma net tangible book value per share after this
  offering..................................................              3.64
                                                                        ------
Dilution per share to new investors.........................            $ 8.36
                                                                        ======


     The following table shows on a pro forma as adjusted basis at September 30, 2000 the number of shares of common stock issued by us, the total consideration paid to us and the average price paid per share by existing stockholders and by new investors purchasing common stock in this offering:


                              SHARES PURCHASED         TOTAL CONSIDERATION
                            ---------------------    -----------------------    AVERAGE PRICE
                              NUMBER      PERCENT       AMOUNT       PERCENT      PER SHARE
                            ----------    -------    ------------    -------    -------------
Existing stockholders.....  30,639,733      78.3%    $ 97,516,316      48.9%       $ 3.18
New investors.............   8,500,000      21.7      102,000,000      51.1         12.00
                            ----------     -----     ------------    ------
  Total...................  39,139,733     100.0%    $199,516,316     100.0%
                            ==========     =====     ============    ======



     The foregoing discussion and table are based on actual shares outstanding at September 30, 2000 and do not give effect to 500,000 shares of common stock issued to ID Biomedical in connection with the settlement of an intellectual property dispute. The foregoing discussion assumes no exercise of any stock option outstanding at September 30, 2000. As of September 30, 2000, there were options outstanding to purchase 1,602,000 shares of common stock at a weighted average exercise price of $2.92 per share. To the extent any of these options are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA


     The statement of operations data set forth below for the years ended December 31, 1997, 1998 and 1999, and the nine months ended September 30, 2000, and the balance sheet data at December 31, 1998, December 31, 1999 and September 30, 2000 are derived from our financial statements, which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this prospectus. The statement of operations data for the year ended December 31, 1996 and the balance sheet data at December 31, 1997 are derived from our audited financial statements that are not included in this prospectus. The statement of operations data for the year ended December 31, 1995 and the balance sheet data at December 31, 1995 and 1996 are derived from our unaudited financial statements also not included in this prospectus. The financial data for the nine months ended September 30, 1999 are derived from unaudited financial statements included elsewhere in this prospectus. We have prepared this unaudited information on the same basis as the audited financial statements and have included all adjustments, consisting of only normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for such periods. When you read these selected financial data, it is important that you also read our financial statements and related notes included elsewhere in this prospectus, as well as the section of this prospectus related to "Management's Discussion and Analysis of Financial Condition and Results of Operations." Historical results are not necessarily indicative of future results. See note 1 to our financial statements included elsewhere in this prospectus for an explanation of the method used to determine the number of shares used in computing pro forma net loss per share.



                                                                                       NINE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                               ---------------------------------------------------    -------------------
                                1995      1996       1997       1998        1999       1999        2000
                               ------    -------    -------    -------    --------    -------    --------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.....................  $1,129    $ 2,154    $ 1,119    $ 4,382    $  2,574    $ 2,144    $  4,936
                               ------    -------    -------    -------    --------    -------    --------
Operating expenses:
  Cost of goods sold.........       1        341        670      1,223       2,268      1,261       5,093
  Research and development...   1,113      1,714      2,425      3,669       4,308      2,928       4,747
  Selling and marketing......      --        622      1,301      1,712       2,409      1,698       3,346
  General and
    administrative...........     712      1,358      1,839      3,357       3,659      2,103       3,972
  Litigation settlement......      --         --         --         --          --         --      10,521
  Merger and other costs.....      --         --         --         --         116         --       8,804
                               ------    -------    -------    -------    --------    -------    --------
    Total operating
      expenses...............   1,826      4,035      6,235      9,961      12,760      7,990      36,483
                               ------    -------    -------    -------    --------    -------    --------
Loss from operations.........    (697)    (1,881)    (5,116)    (5,579)    (10,186)    (5,846)    (31,547)
Other income (expense),
  net........................      (2)       359        217        147         566        221         497
                               ------    -------    -------    -------    --------    -------    --------
Net loss.....................    (699)    (1,522)    (4,899)    (5,432)     (9,620)    (5,625)    (31,050)
Deemed dividend upon issuance
  of convertible preferred
  stock......................      --         --         --         --          --         --      (7,785)
                               ------    -------    -------    -------    --------    -------    --------
Net loss attributable to
  common shareholders........  $ (699)   $(1,522)   $(4,899)   $(5,432)   $ (9,620)   $(5,625)   $(38,835)
                               ======    =======    =======    =======    ========    =======    ========
Basic and diluted net loss
  per share..................  $(0.11)   $ (0.15)   $ (0.40)   $ (0.43)   $  (0.68)   $ (0.40)   $  (2.59)
Shares used in computing
  basic and diluted net loss
  per share..................   6,531     10,449     12,191     12,772      14,183     14,038      15,005
Pro forma basic and diluted
  net loss per share.........                                             $  (0.48)              $  (1.55)
Shares used in computing pro
  forma basic and diluted net
  loss per share.............                                               19,928                 25,004



                                                               DECEMBER 31,
                                         ---------------------------------------------------------   SEPTEMBER 30,
                                            1995          1996        1997       1998       1999         2000
                                         -----------   -----------   -------   --------   --------   -------------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments..........................    $ 1,792       $ 7,586     $ 4,075   $  5,614   $ 12,919     $ 45,559
Working capital........................      1,956         8,608       2,584      4,099     13,774       31,852
Total assets...........................      2,263         9,271       5,901      8,283     20,289       60,444
Long-term obligations, net of current
  portion..............................         48           301         147         96        420        2,304
Accumulated deficit....................     (1,007)       (2,530)     (7,429)   (12,860)   (22,480)     (53,530)
Total stockholders' equity.............      1,701         8,285       3,311      5,776     17,199       38,945

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following should be read with our consolidated financial statements and the notes to those statements and other financial information appearing elsewhere in this prospectus. The discussion in this prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this prospectus should be read as applying to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed here. Factors that could cause or contribute to these differences include those discussed in "Risk Factors," as well as those discussed elsewhere in this prospectus.

OVERVIEW

     We are a leading provider of test kits, components and related products for analyzing genetic variations. Since we began operating in February 1993, we have devoted substantially all of our resources for the development of technologies to create assays and components for assays to analyze genetic variations.


     We have incurred significant losses since our inception. At September 30, 2000, our accumulated deficit was $53.5 million. Our losses have resulted principally from costs incurred in: research and development, selling and marketing expenses, general and administrative expenses and costs related to manufacturing expansion. We expect to continue to incur substantial research and development, general and administrative, selling and marketing, and manufacturing expansion costs. Accordingly, in order to achieve profitability we will need to generate significantly higher revenues.


     Future operating results will depend upon many factors, including market acceptance of our products, introduction of new products by our competitors, timing of commercial availability of new clinical assays and timing and extent of our research and development efforts. To the extent we are required to obtain licenses to use the proprietary technologies of others, this will adversely affect our operating results. This effect will depend on whether we enter into a royalty bearing license or a license under which the entire consideration is paid at the time we obtain the license. If we enter into a royalty-bearing license, we will pay and recognize royalties as product sales occur. If we enter into a license which is fully paid at the time we receive the license, we will recognize the cost of the license either at the time we enter into the license or over the estimated useful life of the license. For a more complete discussion of factors that could cause future operating results to vary, see "Risk Factors." Our operating results could fluctuate significantly and any failure to meet financial expectations may disappoint securities analysts or investors and result in a decline of our stock price.

     Currently, our revenues are principally derived from product sales. Products sold fall into one of three general categories: genotyping, gene expression and clinical diagnostic products. We recognize revenues from product sales at the time title passes to the customer. To a lesser extent, we have derived revenues from research grants. Revenues from grants, a critical source of funding in our formative years, have declined in importance as a percent of total revenues as we focus on obtaining increased revenues from product sales. These grants are not reflected on our balance sheet, but rather are recognized as revenue when research is performed. Historically, development revenues, primarily from our agreements with International Reagents Corporation, known as IRC, and Endogen Corporation, had been a significant source of revenues. These agreements have been terminated, and we do not expect development revenues to be a significant source of revenues in the future.

RESULTS OF OPERATIONS

  Nine Months Ended September 30, 2000 and 1999

     Revenues. Revenues increased to $4.9 million for the nine months ended September 30, 2000 from $2.1 million for the nine months ended September 30, 1999. Product sales increased to $4.7 million in the nine months ended September 30, 2000 from $0.3 million in the nine months ended September 30, 1999 as a result of the recent introduction of our clinical products, as well as recently added contracts to provide products to customers in the research market. Revenues from research grants declined to $0.3 million in the nine months ended September 30, 2000 from $0.9 million in the nine months ended September 30, 1999 primarily as a result of the decreased emphasis we have placed on obtaining new research grants. Development revenues declined to less than $0.1 million in the nine months ended September 30, 2000 from $1.0 million in the nine months ended September 30, 1999 due to the termination of the IRC and Endogen agreements. Our future revenues may fluctuate depending upon our future product sales under our collaborative relationships, particularly our development and supply agreement with Applied Biosystems and our collaborative development agreement with Novartis Pharmaceuticals.

     Revenue from product sales is recognized when the title passes to the customer, provided that we have completed all performance obligations and the customer has accepted the products. Deferred revenue of $1.2 million at September 30, 2000 relates to advances received from customers for products that are to be created as well as products that have been delivered to customers where appropriate revenue recognition criteria had not yet been met. Such amounts will be recognized once appropriate revenue recognition criteria have been met which is expected to be within the next year.


     Cost of Goods Sold. Cost of goods sold consists primarily of salaries and related expenses for management and personnel associated with our manufacturing and quality control departments. Cost of goods sold increased to $5.1 million in the nine months ended September 30, 2000 from $1.3 million in the nine months ended September 30, 1999 primarily as a result of manufacturing expansion and increased product sales. We anticipate that costs of goods sold will increase for the foreseeable future consistent with anticipated increases in product sales. However, we anticipate that our cost of goods sold as a percentage of net sales will decline as sales increase and as we realize increased economies of scale by increasing volume and improving manufacturing efficiencies.



     Research and Development Expenses. Research and development expenses consist primarily of salaries and related personnel costs, material costs for assays and product development, fees paid to consultants, depreciation and facilities costs and other expenses related to the design, development, testing and enhancement of our products. We expense our research and development costs as they are incurred. Research and development expenses increased to $4.7 million in the nine months ended September 30, 2000 from $2.9 million in the nine months ended September 30, 1999. We expect research and development expenses to increase significantly over the foreseeable future as our research and development efforts are expanded. Factors that may cause our future research and development expenses to increase include expenses that we incur for new assay development under our collaborative relationships and, in the event we develop clinical products that require FDA approvals, costs associated with obtaining such approvals.



     Selling and Marketing Expenses. Selling and marketing expenses consist primarily of salaries and related personnel costs for our sales and marketing management and field sales force, office support and related costs and travel and entertainment. At September 30, 2000, we had three sales representatives each located in a particular geographic region of the United States. Sales and marketing expenses increased to $3.3 million during the nine months ended September 30, 2000 from $1.7 million in the nine months ended September 30, 1999. The increase was primarily attributable to increased sales personnel and increased costs associated with establishing the clinical business.



     General and Administrative Expenses. General and administrative expenses consist primarily of salaries and related expenses for executive, finance and other administrative personnel, legal and professional fees, office support and depreciation. General and administrative expenses increased to $4.0 million for the nine months ended September 30, 2000 from $2.1 million in the nine months ended September 30, 1999. We expect general and administrative expenses will increase over the foreseeable future to support our growing business activities and due to the increased costs associated with operating a public company.

     Merger and Other Costs. In January 2000, we entered into an agreement to merge with PE Corporation. In May 2000, we and PE Corporation mutually agreed to terminate the merger agreement. During the nine months ended September 30, 2000, we incurred expenses of $8.8 million related to this proposed merger. These expenses are primarily due to an $8.0 million expense we incurred for cancellation of our agreement with Endogen. The cancellation of our agreement with Endogen was a requirement of the merger agreement with PE Biosystems.

     Litigation Settlement. As of September 30, 2000, we had accrued $10.5 million for expenses associated with the settlement of litigation with ID Biomedical. This amount includes expenses related to settlement payments and the issuance of approximately 500,000 shares of common stock to ID Biomedical, as well as associated legal fees to outside counsel.

     Net Other Income. Net other income consists of income from our cash and investments offset by expenses related to our financing obligations. Net other income was $0.5 million in the nine months ended September 30, 2000 and $0.2 million in the nine months ended September 30, 1999.

     Provision for Income Taxes. We incurred net operating losses in both the nine months ended September 30, 2000 and the nine months ended September 30, 1999, and consequently we did not record any provision for Federal, state or foreign income taxes.

  Years Ended December 31, 1999 and 1998

     Revenues. Revenues decreased to $2.6 million in 1999 from $4.4 million in 1998. Product sales increased to $0.5 million in 1999 from $0.3 million in 1998 due to the introduction of several new products. Revenues from research grants declined to $1.0 million in 1999 from $1.8 million in 1998 due to our decreased emphasis on obtaining new research grants. Development revenues declined to $1.1 million in 1999 from $2.3 million in 1998 due to the completion of recognition of revenue under both the IRC and Endogen agreements.

     Cost of Goods Sold. Cost of goods sold increased to $2.3 million in 1999 from $1.2 million in 1998, primarily as a result of increased product sales.

     Research and Development Expenses. Research and development expenses increased to $4.3 million in 1999 from $3.7 million in 1998. This increase was a result of increased personnel to support our research and development initiatives.

     Selling and Marketing Expenses. Selling and marketing expenses increased to $2.4 million in 1999 from $1.7 million in 1998. The increase was primarily attributable to increased sales personnel.

     General and Administrative Expenses. General and administrative expenses increased to $3.7 million in 1999 from $3.4 million in 1998.

     Net Other Income. Net other income increased to $0.6 million in 1999 from $0.1 million in 1998. The increase resulted from greater interest income as a result of higher cash balances from our $19.5 million equity financing in July 1999.

     Provision for Income Taxes. We incurred net operating losses in 1999 and 1998, and consequently we did not record any Federal, state or foreign income tax provision.

  Years ended December 31, 1998 and 1997

     Revenues. Revenues increased to $4.4 million in 1998 compared to $1.1 million in 1997. Product sales increased to $0.3 million in 1998 from negligible amounts in 1997 primarily due to the introduction of several new products. Grant revenues increased to $1.8 million in 1998 from $0.9 million in 1997 primarily due to the addition of a Federal government grant. Development revenues increased to $2.3 million in 1998 from $0.2 million in 1997 primarily as a result of the strategic alliances with Endogen and IRC.

     Cost of Goods Sold. Cost of goods sold increased to $1.2 million in 1998 from $0.7 million in 1997 as we increased our efforts to produce previously developed assays in higher volumes.

     Research and Development Expenses. Research and development expenses increased to $3.7 million in 1998 from $2.4 million in 1997. The increase was due primarily to increased personnel, related personnel costs, facilities and supplies associated with an increase in research and development activities.

     Selling and Marketing Expenses. Selling and marketing expenses increased to $1.7 million in 1998 from $1.3 million in 1997 as we increased selling and marketing activities by hiring additional personnel.

     General and Administrative Expenses. General and administrative expenses increased to $3.4 million in 1998 from $1.8 million in 1997 as we hired additional personnel to support our growing business activities.

     Net Other Income. Net other income decreased to $0.1 million in 1998 from $0.2 million in 1997 due to declines in our cash balances.

     Provision for Income Taxes. We incurred net operating losses in 1998 and 1997, and consequently we did not record any Federal, state or foreign income tax provision.

NET OPERATING LOSS CARRYFORWARDS


     At September 30, 2000, a valuation allowance equal to 100% of net deferred tax assets had been recognized since future realization is not assured. At September 30, 2000, we had Federal and state net operating loss carryforwards of approximately $50.4 million. The net operating loss carryforwards will expire at various dates beginning in 2008, if not utilized. Utilization of the net operating losses and credits may be subject to an annual limitation due to the change in the ownership provisions of Federal tax laws and similar state provisions including as a result of this offering.


STOCK-BASED ACCOUNTING CHARGES


     In connection with stock options granted by us during 1999 and the first nine months of 2000, we recorded deferred compensation of $0.8 million in 1999 and $1.3 million in the first nine months of 2000. These charges will be expensed as the options vest, generally over four years. Accordingly, of these charges, $0.4 million were expensed in 1999 and $1.0 million were expensed in the first nine months of 2000. The remainder of these charges will be expensed in future fiscal periods as the options vest.


LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have financed our operations primarily through private placements of equity securities, research grants from Federal and state government agencies, payments from strategic collaborators, equipment loans, capital leases and sales of products. At September 30, 2000, we had cash and cash equivalents and short term investments of $45.6 million and working capital of $31.9 million.

     In December 2000, we issued a $10.0 million convertible note to The Endeavors Group LLC. This note will convert into common stock at a conversion price equal to the initial public offering price. The note will accrue interest at 15% per annum, and we will pay the accrued interest in cash upon conversion of the note.

     Net cash used in operating activities was $10.3 million in the nine months ended September 30, 2000, and $8.9 million and $4.6 million in 1999 and 1998, respectively. Net cash used in operating activities primarily funded net losses, excluding non-cash charges.

     Net cash used in investing activities in the nine months ended September 30, 2000 was $49.2 million which included $7.4 million of equipment purchases. Net cash used in investing activities in 1999 and 1998 consisted primarily of equipment purchases of $2.8 million and $1.3 million, respectively.

     Net cash provided by financing activities in the nine months ended September 30, 2000 was $50.3 million. Net cash provided by financing activities in 1999 and 1998 was $18.9 million and $7.4 million,
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

respectively. Financing activities are comprised mostly of equity issuances and debt financing. Preferred stock and common stock sold provided us with $18.6 million and $7.4 million in 1999 and 1998, respectively. During 1999 and the nine months ended September 30, 2000, certain equipment purchases have been financed under our $3.3 million equipment finance arrangement. At September 30, 2000, we had used the entire amount of this facility.

     Our cash and investment policy emphasizes liquidity and preservation of principal over other portfolio considerations. We select investments that maximize interest income to the extent possible given these two constraints. We satisfy liquidity requirements by investing excess cash in securities with different maturities not to exceed one year in order to match projected cash needs and limit concentration of credit risk by diversifying our investments among a variety of high credit-quality issuers.

     We believe that our existing capital resources together with cash generated from product sales and the net proceeds of this offering will be sufficient to fund our operating and capital requirements for at least the next 12 months. However, we cannot assure you that our business or operations will not change in a manner that would consume available resources more rapidly than anticipated. We also cannot assure you that we will not require substantial additional funding before we can achieve profitable operations. Our capital requirements depend on numerous factors, including the following:

     - our progress with our research and development programs;

     - our level of success in selling our products and technologies;

     - our ability to establish and maintain successful collaborations;

     - the costs we incur in enforcing and defending our patent claims and other intellectual property rights; and

     - the timing of purchases of additional capital equipment.

     We anticipate spending approximately $10.0 million of the net proceeds of this offering on the construction of a 65,000 square foot addition to our principal facilities in Madison, Wisconsin. This facility will include 20,000 square feet of manufacturing space. We expect that this facility will be completed in the summer of 2001 and that these expenditures will be incurred between now and the time the facility is completed.

     We have no remaining funding commitments under our agreements with Third Wave Agbio, Inc. For additional information regarding Third Wave Agbio, Inc., please see "Certain Relationships and Related Transactions."

     Future capital requirements will also depend on the extent to which we acquire or invest in businesses, products and technologies. Until we can generate sufficient levels of cash from our operations, we expect to finance future cash needs through the sale of equity securities, strategic collaborations and debt financing as well as interest income earned on cash balances. We cannot assure you that additional financing or collaboration and licensing arrangements will be available when needed or that, if available, this financing will be obtained on terms favorable to us or our stockholders. Insufficient funds may require us to delay, scale back or eliminate some or all of our research and development programs, to lose rights under existing licenses or to relinquish rights to product candidates at an earlier stage of development or to retain these rights on less favorable terms than we would otherwise choose. In addition, unavailability of financing may adversely affect our ability to operate as a going concern. If we raise additional funds by issuing equity securities, your percentage ownership in our company will be reduced.

DISCLOSURE ABOUT MARKET RISK

     Our exposure to market risk is currently confined to our cash and cash equivalents which have maturities of less than one year. The securities in our investment portfolio are not leveraged and due to their short-term nature, are subject to minimal interest rate risk. We currently do not hedge interest rate exposure. Because of the short-term maturities of our investments, we do not believe that an increase in

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

market rates would have any negative impact on the realized value of our investment portfolio but may negatively impact the interest expense associated with our long-term debt.

YEAR 2000 ISSUES

     We did not experience any disruptions in our operations or other significant problems associated with Year 2000 issues, and are not aware that any of our vendors or suppliers experienced any such problems.

INFLATION

     We do not believe that inflation has had a material impact on our business or operating results during the periods presented.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Financial Instruments and for Hedging Activities," or SFAS 133. This statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded on the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. SFAS 133 is not anticipated to have a significant impact on our operating results or financial condition when adopted, since we do not engage in derivatives or hedging activities.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," or SAB 101, which provides guidance on the recognition, presentation, and disclosure of revenues in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenues and provides guidance for disclosures related to revenue recognition policies. Our revenues recognition policies are consistent with the provisions of SAB 101 and our financial statements reflect this policy for all periods presented.


     In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25", which clarifies guidance for certain issues that arose in the application of APB Opinion No. 25, "Accounting for Stock Issued to Employees". FASB Interpretation No. 44, which was effective July 1, 2000, is not expected to have any impact on our results of operations.


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                                    BUSINESS

     We are a leading provider of test kits, components and related products for analyzing genetic variations. Our patented genetic analysis platform, the Invader operating system, offers several advantages over conventional genetic analysis technologies that we believe will make the Invader operating system the technology of choice to address the rapidly growing demand for products that analyze genetic variations. Genetic variations are the origin of most differences between individuals, including disease predisposition and drug therapy response. The analysis of these millions of variations in up to hundreds of millions of individuals will require billions of tests. Our products produce highly accurate results, are easy to use and eliminate the need for copying the genetic sample using a complex copying technique known as polymerase chain reaction, or PCR. Additionally, our products are compatible with existing automation processes and detection platforms and are available in convenient, ready-to-use formats. These advantages make our products ideally suited for large-scale genetic analysis for both clinical and research applications, including drug discovery and development and patient diagnosis and treatment.

INDUSTRY BACKGROUND

     Genetic information provides a basis for understanding biological and medical functions in organisms. In June 2000, public and private efforts, including the Human Genome Project and other initiatives, jointly announced the completion of the sequencing of the billions of DNA bases of the human genome. The current phase of genomics is increasingly focused on the identification and analysis of genetic variations within the genome from person to person resulting from differences, or polymorphisms, in these DNA sequences. The most common genetic variations are differences in a single DNA base, or nucleotide, and are called single nucleotide polymorphisms, or SNPs.

  IMPORTANCE OF GENETIC VARIABILITY


     Approximately 99.9% of each individual's genome is identical with that of every other individual's genome. However, variation in the genome can modify how a gene functions. These variations can lead to a spectrum of observable differences, such as eye and hair color. Genetic variations are a major underlying component of many diseases and disorders, including cancer, inflammation, hypertension and cardiovascular disease, with many diseases being affected by multiple variations. Genetic variations are also responsible for many of the differences in the ways individuals respond to drug therapies. As a result, analysis of SNPs and other genetic variations is expected to play an increasingly important role in the discovery and development of new drugs, as well as a variety of diagnostic, therapeutic and other medical and life science applications. Industry sources estimate that there are millions of genetic variations in the human genome, creating demand for products and technologies that can quickly and accurately detect and analyze these variations.


  GENOTYPING AND SNP ANALYSIS


     Genotyping is the process of determining genetic variations, including SNPs, present in an individual. Although some SNPs are known to be a major cause of inherited diseases and individual differences in drug responsiveness, the vast majority of inherited SNPs have not yet been analyzed. To identify medically relevant genetic variations, potentially millions of variations must be analyzed in large numbers of individuals using billions of analysis tests. Once the medical relevance of particular variations or groups of variations is determined, tests for that variation may then be performed on hundreds of millions of individuals.


  GENES AND GENE EXPRESSION ANALYSIS

     Genes are segments of DNA within the genome that direct the production of proteins. Cells use these proteins to carry out their functions. It is now recognized that essentially all stages of disease are caused by changes in the expression levels of genes. Scientists have therefore begun to study the expression of genes in disease states. Gene expression analysis involves the detection and quantification of messenger

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


RNA, or mRNA, produced from a gene to determine gene activity. Although all genes are present in all cells, each cell generally expresses only those genes it needs for the specific functions it performs. By measuring the amounts of the mRNAs in affected cells, medical professionals can understand how drugs and disease progression affect cells and, consequently, a patient's health. Gene expression analysis is being widely adopted as an integral step in drug discovery and development, as well as in determining appropriate drug therapies and monitoring their efficacies.


GENETIC ANALYSIS MARKET OPPORTUNITIES

     The current worldwide market for genetic analysis products, which consists of reagents, assays and other consumables used in performing genetic analysis tests, is estimated at $1.0 billion and is expected to grow to $4.5 billion by 2010.

     The research market includes both genotyping, including SNP analysis, and gene expression analysis applications. Industry sources estimate that the current size of the research market is $325 million and is expected to grow to $2.2 billion by 2010. The research market includes:

     - confirmation of new sites of genetic variation in DNA;

     - validation of the medical importance of genetic variations; and

     - utilization of genetic variation and gene expression analysis in drug discovery and development, determination of disease predisposition and clinical test development.

     The clinical market also includes both genotyping and gene expression analysis applications. Industry sources estimate that the current size of the clinical market is $675 million and is expected to grow to $2.3 billion by 2010. The clinical market includes:

     - formulation of customized treatments based on genetic profile;

     - monitoring of the efficacy of drug therapies;

     - diagnosis of infectious and inherited diseases;

     - early assessment of emerging disease;

     - analysis of viral and bacterial drug resistance; and

     - matching of recipients and donors in organ and tissue transplants.

CONVENTIONAL GENETIC ANALYSIS TOOLS AND LIMITATIONS

     The initial technique for analysis of genetic variations was hybridization, first developed in the 1970s. Hybridization relies on the principle that a unique piece of DNA will bind, or hybridize, most strongly to its exact complement. In hybridization, short, synthetic segments of DNA, also known as probes, are used to locate and bind to their counterparts within a mixture of sample DNA or RNA. Hybridization is often performed using instrumentation that incorporates a detection medium which provides a signal to indicate that the probe has hybridized to the sample DNA or RNA. However, hybridization used alone has several limitations. In particular, the process in which the probe binds to its counterpart requires ideal testing conditions to avoid inaccurate results. Even minute changes in testing conditions, including temperature and other reaction conditions, can dramatically affect the outcome of the hybridization reaction and therefore the reliability of test results.

     Beginning in the 1980s, various techniques were invented with the objective of improving the reliability of hybridization. However, these methods do not provide a signal that is sufficient to be generally detectable. Therefore, in order to use these methods, it is necessary to first copy, or amplify, the segment of DNA or RNA to be analyzed using a complex technique known as polymerase chain reaction, or PCR.

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

Accordingly, these conventional methods, whether involving hybridization alone or in combination with additional steps, have significant limitations, including:

     - Inability to Directly Analyze Genomic Samples. Conventional methods are not precise enough to directly analyze a particular genetic variation contained within the 3 billion data points in the human genome. As a result, these methods require that, for each genetic variation of interest, a small portion of the genome be amplified using PCR. This amplification process adds time and material and labor costs, makes automation and quantitative analysis difficult and is susceptible to errors resulting from sample contamination.

     - Highly Complex Product Development Process. Conventional methods require strict testing parameters. Therefore, with conventional technologies, the process of developing a test, or product, for analyzing a specific genetic variation is highly complex and cannot easily be automated. This problem is exacerbated by the dependence of conventional methods on PCR, which requires specific design and optimization of the PCR process for each new test being developed. These problems severely limit the ability to use conventional techniques to develop the large numbers of products that will be required for comprehensive analysis of human genetic variations.


     - Low Degree of Accuracy. A high degree of accuracy is essential to detect and quantify genetic variations, which may involve the analysis of thousands of genetic variations per individual. Conventional methods can result in 1 or more tests in 10 being inaccurate. These inaccuracies are magnified in tests for multiple variations. For example, in a test panel involving 6 genetic variations, the overall panel accuracy for a technology having a 95% accuracy per result would be only 74%.


     - Difficulty of Use. Many of the conventional analysis methods involve multiple technical steps requiring human intervention, which make the analysis difficult to perform and impossible to fully automate. In addition, while many pharmaceutical companies and research organizations have already purchased expensive detection instrumentation, many conventional methods cannot be used on multiple instrument platforms, requiring customers to purchase additional equipment.

     - High Cost Per Test Result. Due to the complexity of the product development process, the difficulty of use and inability to directly analyze genomic samples, conventional methods can cost in excess of $1.00 per test result for research applications. These cost levels can be prohibitive for pharmaceutical companies and research organizations contemplating large-scale studies involving up to millions of genetic variations in millions of patient samples.

     - Limited Clinical Viability. Because of the low degree of accuracy and difficulties associated with product development and use, conventional methods have not been shown to be broadly applicable to clinical settings.

     Capturing the expanding market opportunity for genetic analysis will require technologies and products that are capable of addressing and overcoming these significant limitations and providing a cost-effective, highly reliable means of genetic testing and analysis.

THE THIRD WAVE SOLUTION

     Our proprietary Invader operating system offers a highly sensitive technology that can detect and quantify genetic variations directly from unamplified genomic DNA, RNA and infectious agents. Advantages of our proprietary technology include:

     - Direct Analysis of Genomic Samples. Our technology is sufficiently precise to analyze genomic samples directly, avoiding the cost, time and risk of sample contamination associated with PCR. In addition, elimination of PCR amplification and the need for a customized PCR process for each DNA segment of interest makes our approach well suited to automation and large-scale genetic analysis.

     - Rapid, Automated Product Development Process. We have developed a proprietary software program for the development of our products and have automated the processes for both
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

       manufacture and quality control of these products. Using this software and automation, we can develop and manufacture products that are ready for shipment to customers in less than one week from receipt of a customer's order. With conventional techniques, this process could require up to several months. Once we have incorporated a product into our catalog of developed products, even less production time is required. Our planned manufacturing and facilities expansion will enable us to design and manufacture products for several hundred thousand new and unique target sequences per year.

     - Highly Accurate. Our technology has been demonstrated in published, independent studies to be between 99.6% and 100% accurate in correctly identifying genomic variations in routine use. In a test panel involving 6 genetic variations, the overall panel accuracy for our Invader operating system would be between 97.6% and 100%.

     - Ease of Use and Platform Independence. The ability to automate assay performance allows us to eliminate many of the steps that require human intervention, reducing the possibility of errors and making the Invader operating system easier to use than conventional methods. Generally, the user simply adds the appropriate DNA or RNA sample, incubates the assay and reads the results. In addition, because our technologies can be used on nearly all major instrumentation systems in place today, our customers do not need to purchase new instrumentation to adopt our technologies. This flexibility enables us to provide our products to customers who use different instrument platforms with a configuration tailored to their needs.

     - Lower Cost Per Test Result. Due to our automated product development, increased ease of use and ability to directly analyze genomic samples, we have been able to reduce the cost per result significantly, in many cases to less than $0.50 per test result for research applications. We believe that these cost reductions will make large scale genomic studies more feasible as a research and development tool for pharmaceutical companies and research organizations. In addition, we believe that our cost advantages will be attractive to health care payors, accelerating the adoption of genetic analysis in clinical settings.

     - Increased Clinical Viability. The accuracy, ease of use and low cost per test makes the Invader operating system well suited for use in clinical settings, where genetic testing is being used to guide and monitor an individual patient's disease diagnosis, treatment and drug therapy. In addition, our automated product development process enables us to efficiently develop new clinical products and to market for clinical applications products that were originally developed for research use.

THIRD WAVE STRATEGY

     Our strategy for capitalizing on the growing market opportunity in genetic analysis products and commercializing our products and technologies is to:

     - Establish Our Invader Operating System as the Industry Standard for Genetic Variation Analysis. We intend to become the leading provider of genetic analysis products and technologies by being the first to market with the broadest menu of highly accurate, easy-to-use products for a large number of applications. We have recently completed the development of a panel of 2,000 SNP assays for chromosome 22, the first human chromosome for which sequencing was complete, and are currently developing a panel of 2,000 coding SNP assays for disease-related genetic variations, a panel of 10,000 coding SNP assays for medium resolution genome analysis and a panel of 150,000 coding SNP assays for high resolution genome analysis. We believe that these products address a majority of the current market for genetic analysis and testing products. We intend to continue to enhance our leadership position through our relationships with leading companies and research organizations, which enables us to develop custom products for these companies and then offer these products to all our customers.

     - Optimize Technology and Production Efficiencies. We intend to further enhance our technology platform and manufacturing capabilities to reduce costs and rapidly commercialize our products.

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

       We are in the process of expanding our development and manufacturing capabilities, which will enable us to develop new products for the analysis of over several hundred thousand new and unique target sequences per year. We are also developing technology enhancements, including reductions in both sample size and the quantity of reagents required for each test, that will reduce the costs of genetic variation analysis using our products. We will pursue ongoing cost reductions to broaden the market for our products.


     - Establish Additional Collaborative Relationships To Obtain Rights To Commercialize Discoveries. We intend to establish additional collaborative relationships with leading research organizations and pharmaceutical companies which will provide us with rights to commercialize the discoveries made using our technologies. These relationships will be focused on the discovery of the associations of specific genetic variations with major disease states, including cancer, hypertension, inflammation and cardiovascular disease. Our strategy is to offer our research collaborators early access and lower-cost use of the Invader operating system in exchange for the rights to commercialize the discoveries they make using our technology. These rights typically enable us to offer new genetic products for research and, in most cases, clinical applications.



     - Enter into Additional Commercial Alliances To Market Our Products and Access New Technologies. We intend to enter into strategic commercial alliances which will allow us to leverage our collaborators' marketing, sales and new applications development strengths and gain access to complementary and emerging technologies. Additionally, we plan to enter into strategic alliances with a number of companies that can provide proprietary and synergistic technologies to enhance our product offerings. These alliances can open up new markets and marketing channels and provide us with rights to use new and emerging detection and other technologies, such as microfluidics and microarrays, with the Invader operating system.



     - Capitalize on Existing and Emerging Opportunities in Clinical Markets. We intend to rapidly gain market share in the clinical market by developing and commercializing products to address emerging needs in the clinical market and expanding our user base for existing and new products through aggressive marketing and sales. We believe that the clinical market is larger than the research market and offers several opportunities for new applications for our technologies. We have introduced three products for determining genetic predisposition for blood clotting and plan to introduce additional clinical products for many other applications including detection of infectious diseases and diagnosis of inherited diseases. We currently sell to the clinical market with our internal sales force, which targets approximately 400 leading clinical reference laboratories in the United States. From the introduction of our first clinical product in the fourth quarter of 1999 through December 1, 2000, over 15% of these clinical reference laboratories had adopted our technology platforms. Our futures sales strategy for the clinical market will include a combination of building our sales force, strategic development and co-marketing arrangements.


INVADER OPERATING SYSTEM

  INVADER TECHNOLOGY


     Our patented Invader operating system can be differentiated from conventional genetic analysis methods in at least two significant ways. First, our operating system uses a patented enzyme which only recognizes and cuts only the specific structure formed during the Invader process, known as a Cleavase enzyme. The benefits of using this structure-recognition enzyme versus conventional technologies, which rely solely on the ability to discriminate a genetic sequence, are enhanced assay specificity, development and use. Second, our operating system relies on linear amplification of the signal generated by the Invader process rather than exponential amplification of the target sample resulting from PCR. Linear amplification, which means that a single target generates a given number of signals over a given period of time, allows for easy quantification of target concentration and reduces the effects of sample contamination that may result from exponential target amplification, where a single target generates two additional targets and each generated target generates an additional two targets and so forth.


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     In its most common configuration, our Invader products detect and/or quantify a target of interest through two steps. In the first step, two short synthetic segments of DNA, or probes, bind, or hybridize, to the target of interest. One probe is called the Invader probe and the other is called the Primary probe. The Primary probe includes a short portion, known as a flap, which does not hybridize to the target. The hybridization of the Invader and Primary probes at a specific location on the target forms the structure recognized by the Cleavase enzyme, which then cuts the unbound flap off of the Primary probe. When the target of interest is not present, the structure is not formed and cutting does not occur. The target of interest, when present, induces the cutting of several thousand flaps per hour in a linear fashion.

     In the second step, each flap generated in the first step hybridizes, or binds, to a third probe, called a Signal probe, forming the structure recognized by the Cleavase enzyme. The enzyme then cleaves off a portion of the Signal probe causing, in the most common format, the reaction to emit a detectable fluorescent signal. Consequently, each flap generated in the first step induces the generation of several thousands of detectable signals per hour. In this way, an Invader assay produces tens of millions of detectable signals per target when the target is present, which can be read easily on most existing detection systems. The result is that the Invader technology produces millions of target-specific signals without copying the target sample itself.

     Our Invader operating system is much more precise than conventional technologies and can produce accurate results over a broad range of temperatures and solution conditions. In addition, unlike conventional approaches, the Invader operating system operates at a single reaction temperature, making it easier to use by reducing the level of sophistication and training required for users of the system.

  INVADER PRODUCTS

     Our Invader products can be configured in a wide variety of formats and combinations depending on the user's desired applications, detection systems and other requirements. These formats may include a combination of Invader probes, Primary probes, Signal probes, Cleavase enzyme, buffers and other components. All our products for a particular user are designed to use the same reaction conditions, permitting easy automation of both assay design and test performance. Since no aspect of the process requires individual optimization for the user, any combination of reactions may run on a single assay plate, and all plates are handled in an identical fashion.

     The Research Market

     - Genotyping Product Catalog and Panels. We have developed several thousand assays, each designed to analyze a unique genotype. We have automated the SNP genotyping product development and manufacturing process and have expanded our manufacturing capacities. As a result, we believe that we will be able to produce hundreds of thousands of new products for analyzing additional genotypes over the next several years. These products will be available individually or in any combination from our catalog of products for genotyping, including as panels for disease-specific, chromosome-specific or genome-wide genotype analysis. We have recently completed the development of a panel of 2,000 SNP assays for chromosome 22, and are currently developing a panel of 2,000 coding SNP assays for disease-related genetic variations, a panel of 10,000 coding SNP assays for medium resolution genome analysis and a panel of 150,000 coding SNP assays for high resolution genome analysis.

     - Gene Expression Product Catalog and Panels. We have developed approximately one hundred assays for quantifying the expression of genes involved in immune response and drug metabolism. We intend to develop thousands of additional products over the next several years to address the demand for the accurate quantification of existing and newly discovered genes involved in the immune response, drug development and metabolism and response or non-response to drug therapy. These products will be available individually or in any combination from our catalog of products for quantitative gene expression, including as groups of tests, or panels, for particular applications.

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     Clinical Market

     - Genotyping Product Catalog and Panels. We have developed three clinical products which are currently being marketed under FDA regulations as analyte specific reagents, or ASRs. These products can be used either individually or together as a panel to determine genetic predisposition to blood clots. We are currently developing a number of additional ASR products for clinical genotyping applications.

     - Quantification Product Catalog and Panels. We are currently developing clinical products for detecting and quantifying viruses, including hepatitis B virus and cytomegalovirus, and bacteria, including drug resistant and drug sensitive staphylococcus aureas. We are currently planning to initiate product development for the detection and quantification of a number of other clinically important viruses, bacteria and gene expression targets.

  INVADER PRODUCT APPLICATIONS

     We anticipate that pharmaceutical companies and medical professionals will utilize our products in many aspects of drug discovery and development and patient diagnosis and treatment processes including those described below.

     Pharmaceutical Product Applications

     - Target Identification and Validation. Pharmaceutical companies can use our products to determine associations between a particular medical condition or disease and one or more genetic variation profiles to identify genes that are related to the condition. These candidate genes can then serve as potential targets for new drug development. Once a potential target has been identified, pharmaceutical companies can use our products to confirm the action of these targets.

     - Lead Compound Identification, Validation and Optimization. Pharmaceutical companies can use our products to identify potential drug compounds. For example, they can identify compounds which act not only on the proteins encoded by the target gene, but also on the proteins encoded by the variants of the gene. In this manner, a pharmaceutical company can identify potential drug compounds that act on multiple versions of a target protein. Our products can also be used to validate potential drug candidates by performing biological assays on these compounds against variants of a given protein. Companies can also optimize and improve potential drug candidates by seeking to establish broader efficacy over larger populations through studies on known variants of targets.

     - Preclinical and Clinical Testing. Pharmaceutical companies can use our products to test model systems, such as mice, and to correlate therapeutic and metabolic responses to known genetic variation profiles in the target or in related enzymes to better predict drug efficacy and safety. Additionally, pharmaceutical companies can use our products to select patients for clinical trials based on the presence or absence of genetic variation profiles known to be associated with drug response.

     - Market Extension/Drug Revival. Pharmaceutical companies can use our products in marketing programs to expand or extend markets of an existing drug to new patient groups. This may lead to label extensions, additional patent protection and longer commercial lives for existing drugs based on patient genetic profiles. Similarly, pharmaceutical companies can use our products to bring back to market drugs which were previously removed due to adverse drug response or lack of therapeutic activity.

     Clinical Product Applications

     - Clinical Diagnosis. Medical professionals can use our products to diagnose a number of infectious and inherited diseases.

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

     - Therapy or Treatment Selection. Medical professionals can use our products to customize treatment regimens specifically to a particular patient. This could significantly reduce erroneous or ineffective prescriptions and increase the likelihood that patients receive the proper dosage of appropriate drugs. Our products can also be used to tailor drug therapy programs for managed care systems and other healthcare providers.

     - Therapeutic Monitoring. Medical professionals can use our products to monitor response to a particular therapeutic regimen, allowing earlier modulation of treatment, if necessary. This type of therapeutic monitoring could improve medical outcomes by reducing the time required to identify the most appropriate types and levels of treatment.

     - Detection and Drug Resistance Profiling of Viruses and Bacteria. Medical professionals can use our products to assess patient samples for the existence and amount of infection. They can also assess whether the infection may be susceptible to particular treatment, which can provide information that is useful in successfully treating the infection.

MANUFACTURING

     We currently manufacture our products at our four facilities, located in the Madison, Wisconsin area. Three of these facilities are dedicated to manufacturing products for the research market and the other facility is used to manufacture products for the clinical market. Manufacturing is automated from receipt of a proposed target sequence to shipment of the corresponding product. Additionally, we have developed and implemented a modular manufacturing process at all of our manufacturing facilities, which allows easy expansion. Each manufacturing module consists of the following coordinated stations and computer support:

     - proprietary software program for automated product design;

     - bar code product tracking system;

     - automated probe synthesis and processing system;

     - automated probe purification station;

     - automated probe quantification and dilution and fill station; and

     - on-line robotic product quality control system.

     We have designed the manufacturing processes and area at each facility to optimize material flow and personnel movement with all the manufacturing and quality control operations. We have fully integrated our manufacturing modules with our materials, requirements, and planning system to manage and control our material and product orders and inventories.

     We believe that our current and planned manufacturing facilities will be adequate to meet our near-term production requirements. We also believe that we will be able to obtain additional facilities as needed on commercially reasonable terms.

     Our products are produced in environmentally controlled clean rooms and are isolated from the rest of the facility consistent with national and international registration standards. We have registered the facilities used for manufacturing our clinical products with the United States Food and Drug Administration, or FDA, as a Device Manufacturer and we believe we are in compliance with FDA's quality system requirements, or QSRs.

MARKETING AND SALES

     We currently market and sell our products through a combination of direct sales personnel, which are focused primarily on the clinical market, and through collaborative relationships. Our clinical sales force is currently comprised of six individuals, and we plan to increase this sales force as market demand requires. The clinical sales force targets high volume clinical and reference laboratories that meet the criteria for highly-complex laboratories under the Clinical Laboratory Improvement Amendments of 1988. Currently, there are approximately 400 major laboratories in the United States that account for a substantial majority of the genetic tests performed annually.

     Our products for the research market are sold primarily through collaborative relationships with pharmaceutical companies and research institutions. Our business development group targets leading pharmaceutical companies and research and academic institutions with the objective of entering into agreements for the supply of genetic testing products. We also appear at industry trade shows and advertise in trade publications in connection with our marketing efforts.

     Currently, substantially all of our sales have been to customers in the United States. We believe that a substantial international market may exist for our products and intend to pursue international market opportunities through a combination of distribution arrangements and collaborative relationships. We may also establish a direct international sales organization in selected major markets.

COLLABORATIVE RELATIONSHIPS

     Our business involves research collaborations with instrument companies, pharmaceutical companies and academic institutions. Many of these entities have proven and renowned capabilities in gene-based product discovery and commercialization. We have entered into a number of collaboration agreements and licenses and are presently in late stage discussions with a select number of other groups to establish additional relationships. Although to date none of these relationships have resulted in clinical products, we expect to commercialize clinical products developed through these collaborative relationships. The following is a summary of our principal collaborative relationships.

  APPLIED BIOSYSTEMS GROUP, A DIVISION OF PE CORPORATION.

     In August 2000, we entered into a development and supply agreement with the Applied Biosystems Group, a division of PE Corporation. Under this agreement, we are developing a panel of approximately 150,000 assays over 21 months for high resolution genetic analysis including SNP detection. These assays are being developed for use in a SNP initiative sponsored by various agencies of the Japanese government. Under the agreement, we will develop and manufacture certain components for the assays and Applied Biosystems will provide us with various raw materials. Applied Biosystems will also develop an automated detection instrument for use in performing genomic analysis with the assays. In connection with the development program, Applied Biosystems has also agreed to lend us, at certain times, various items of equipment used in the manufacture and quality control of the assays which we will have the right to purchase at the conclusion of the agreement.

     In conjunction with Applied Biosystems, we will supply the Japanese government with assay components. We and Applied Biosystems have agreed to share revenues based on contributions to the assays such that profits under the agreement will be split on a 50%/50% basis, and the agreement provides for a quarterly reconciliation to achieve this split. To date, we have received $6.0 million under the agreement.

     Under the agreement, intellectual property developed by either party will be owned by that party and intellectual property which is jointly developed will be owned jointly by both parties. In addition, we and Applied Biosystems have each granted the other party a non-exclusive licenses to intellectual property developed under the agreement. As a result, we expect that we will generally be able to offer assays developed under the agreement to other parties.


     The agreement may be terminated by either party upon specified notice, after May 31, 2002. In addition, if the Japanese government discontinues or significantly reduces its use of our assays in its SNP initiative program, either party may terminate the agreement on 90 days prior written notice. Either party may also terminate the agreement in the event of material breach of the agreement by the other party.

  NOVARTIS AG

     In June 2000, we entered into a collaborative development agreement with Novartis Pharmaceuticals Corporation to develop a medium-density panel of 10,000 SNP assays spaced across the human genome. We will transfer 10,000 Invader assays comprising 3,840,000 genotype determinations to Novartis solely for its internal research and development applications worldwide.

     Upon execution of the agreement, Novartis paid a sum creditable against half of the amounts due upon transfer of the assays. Novartis will also pay a sum for each genotyping determination. To date, we have received $475,000 under this agreement. In addition, Novartis granted us a non-exclusive, fully paid-up worldwide license to improvements to the Invader assays made in the course of its performance under this agreement, as well as a right of first refusal to obtain an exclusive worldwide license to all patent applications claiming discoveries and inventions, made by Novartis in the course of using the assays, for diagnostic applications. Each party has a right to terminate the agreement upon specified notice in the event that a breach of the agreement occurs without cure. If a termination occurs and we are the breaching party, we must refund payment for assays that have not been transferred.


     The agreement expires in August 2001, although it may be extended by mutual agreement. The agreement may be terminated by either party upon 60 days' prior written notice, but will terminate automatically, 60 days after written notice of a material breach by a party has been delivered to such breaching party.


  SMITHKLINE BEECHAM BIOLOGICALS

     In June 2000, we entered into a New Assay Development and Option Agreement with SmithKline Beecham Biologicals. Under the agreement, we will develop assays for genotyping and gene expression analysis for use in SmithKline's internal research and development of therapeutic vaccine applications.

     We divided the SmithKline program into three phases. In the first two phases, we will develop 7,000 assays for mRNA transcripts; in the third, we will develop 3,000 assays for DNA sequences. SmithKline will pay a development fee upon the initiation of each phase of the program. SmithKline will also pay for assays provided under this agreement, an initial support fee for up to 40 hours of our technical support during the initial phase, and additional payments for our technical support if needed during subsequent phases of the program. To date, we have received $50,000 under this agreement.

     Upon completion of the program, SmithKline will evaluate the assays and will have a 90-day option to enter into a subsequent Development and Marketing Agreement with us to develop and distribute diagnostic assays based on our Invader operating system for use with SmithKline's therapeutic vaccines.

     The agreement will expire upon the later of expiration of a 90-day standstill period beginning upon final delivery of the assays to SmithKline or the end of the 90-day option period, during which the parties will negotiate a collaborative development agreement, beginning upon notice from SmithKline, given before the end of the standstill period, that it desires to enter such an agreement. SmithKline may terminate the agreement at any time and we may terminate the agreement if SmithKline fails to cure a breach 30 days after we have provided written notification of such breach.


  BML



     BML, Inc. In December 2000, we entered into a development and commercialization agreement with BML, Inc., one of the two largest clinical reference laboratories in Japan. Under this agreement, we will develop assays in accordance with a mutually agreed development program for use in clinical applications by BML and BML will pay us for the development.



     Under the agreement, BML paid us $3.0 million as reimbursement for past development expenses. Additionally, the agreement includes minimum funding for the development program by BML of $2.0 million for calendar year 2001 and $1.0 million for each of calendar years 2002 and 2003.

     Under the agreement, we agree to supply BML with its requirements of the developed assays for use in its clinical applications at preferential prices. Additionally, we will have the right to commercialize the developed assays worldwide; however, we agree not to commercialize these assays to third parties for use in Japan for a period between six and 24 months depending on whether the assay is covered by patents owned by BML. We have also agreed, upon BML's request, to negotiate the terms and conditions under which BML would have the right to distribute the developed assays in Japan. Also, BML granted us a license under all patent rights they own which cover the exploitation of the developed assays, for which we have agreed to pay them a royalty.



     The term of the agreement is until December 31, 2007. The agreement may be terminated by BML on six months written notice given on or after June 30, 2003. Additionally, either party may terminate the agreement on 60 days notice in the event the other party materially breaches the agreement.



  PFIZER



     In August 1999, we entered into a Research Agreement with Warner-Lambert, now Pfizer. Under this agreement we agreed to develop and supply assays for SNP analysis and mRNA assays for gene expression profiling for Warner-Lambert's research and development efforts. A total of 181 assays will be developed with a total of 184,000 determinations.


     Upon execution of the agreement, Warner-Lambert paid for all of the assays. We will own all improvements to the Invader assay technology made during the course of the program, and Warner-Lambert will own all other inventions. In addition, Warner-Lambert has granted us an exclusive, worldwide, royalty-free and irrevocable license under the inventions developed in the course of the development program to use and commercialize diagnostic applications.

     The development program may be terminated by Warner Lambert upon 15 days' prior written notice to us.

  STANFORD UNIVERSITY

     In September 1999, we entered into a research collaboration agreement with Stanford University that granted the Stanford Human Genome Center rights and licenses to use our proprietary technologies for internal research purposes. Stanford will use these technologies in research and development projects for the large-scale production of research and clinical assays. The agreement also provides that we will develop and supply up to 30 assays for the research projects.

     We will jointly own any intellectual property jointly developed with Stanford under this program. Stanford irrevocably granted us a worldwide, non-exclusive license to exploit any improvements to the SNP Invader assays. We also obtained from Stanford an irrevocable, exclusive license to exploit any discovery, invention, data or materials developed by Stanford from the SNP Invader assays, for research and diagnostic applications. We will pay Stanford a royalty on net sales of diagnostic products resulting from this collaboration sold by us or our sublicensees. We will share revenues from commercial sales of therapeutic products resulting from this collaboration. We primarily benefit from the intellectual property rights associated with this agreement.

     The term of the agreement is five years, which term may be extended by mutual agreement. The agreement may be terminated by Stanford, upon 60 days' prior written notice to us, but will terminate automatically, 60 days after written notice of a material breach by a party has been delivered to such breaching party.

  GENOME RESEARCH LIMITED (SANGER CENTRE)

     In September 1999, we entered into a collaboration agreement with the Sanger Centre to utilize our products in the construction of the first SNP map of a human chromosome and a corresponding SNP test panel. The collaboration focuses on SNPs located on human chromosome 22, which were identified as part of the Sanger Centre's chromosome 22 DNA sequence. Under this agreement, we developed and supplied assays for approximately 2,000 unique SNPs positioned along chromosome 22. Initially, the Sanger Centre is using this SNP test panel to type unamplified genomic DNA from a select group of several hundred individuals. For each of the 2,000 assays, we transferred 350 tests to the Sanger Centre for its Chromosome 22 linkage study, for a total of 700,000 genotypes. As part of a second phase of the program, the Sanger Centre has an option to purchase an additional 3,500,000 genotyping tests.

     We have access to all data developed over the course of this linkage study and the Sanger Centre has assigned to us all rights to any improvements developed under the agreement. The Sanger Centre pays us for each genotyping test that we supply. However, our rights to the intellectual property developed under this agreement is our primary benefit from this agreement.

     The agreement will terminate automatically, 30 days after written notice of a material breach by a party has been delivered to such breaching party.

INTELLECTUAL PROPERTY

     We have implemented an aggressive patent strategy designed to provide us with freedom to operate and facilitate commercialization of our current and future products. We currently own 16 issued patents and exclusively license two issued patents in the United States, and own one issued patent in Australia and one issued patent in Canada. We have received notices of allowance for three additional United States patent applications and one Canadian application. We have 21 additional United States patent applications pending. Reflecting our international business strategy, we have foreign filings in major industrialized nations corresponding to each major technology area represented in our United States patent and application claims.

     The issued, allowed and pending patents distinguish us from competitors by claiming proprietary methods and compositions for analysis of DNA and RNA, either genomic or amplified, using structure-specific cleavage processes and compositions. Issued and pending claims are included for assay methods and compositions, as well as for use of the technology in various read-out formats such as fluorescence resonance energy transfer, mass spectrometry or in conjunction with solid supports such as micro latex beads or chips. We also have issued and pending claims covering oligonucleotide design production systems and methods. These methods also allow multiplexing or analysis of more than one sample in a single reaction, allowing the system to be easily amenable to a wide range of automated and non-automated detection methods.

     Generally, United States patents have a term of 17 years from the date of issue for patents issued from applications filed with the United States Patent Office prior to June 8, 1995, and 20 years from the application filing date or earlier claimed priority date in the case of patents issued from applications filed on or after June 8, 1995. For applications filed after May 29, 2000, the term is 20 years from the date of filing. A minimum term of 17 years is assured, provided that there are no applicant-caused delays during prosecution. Patents in most other countries have a term of 20 years from the date of filing the patent application. Our issued United States patents will expire between 2012 and 2016. Our success depends to a significant degree on our ability to develop proprietary products and technologies. We intend to continue to file patent applications as we develop new products, technologies and patentable enhancements. Prosecution practices have been implemented to avoid any applicant delays that could compromise the guaranteed 17-year minimum term. There can be no guarantee that such procedures will prevent the loss of a potential patent term. This is particularly true in the short-term as the patent rules implementing the most recent patent term changes are largely new and untested.

     Complex legal and factual determinations and evolving laws make patent protection uncertain. As a result, we cannot be certain that patents will be issued from any of our pending patent applications or from applications licensed to us or that any issued patents will have sufficient breadth to offer meaningful protection. In addition, our issued patents or patents licensed to us may be successfully challenged, invalidated, circumvented or unenforceable so that our patent rights would not create an effective competitive barrier. Moreover, the laws of some foreign countries may not protect our proprietary rights to the same extent as do United States patent laws.

     In addition to patent protection, we rely on copyright and trade secret protection of our intellectual property. We attempt to protect our trade secrets by entering into confidentiality agreements with third parties, employees and consultants. Our employees and consultants are required to sign agreements to assign to us their interests in discoveries, inventions, patents and copyrights arising from their work for us. They are also required to maintain the confidentiality of our intellectual property, and refrain from unfair competition with us during their employment and for a period of time after their employment with us, which includes solicitation of our employees and customers. We cannot be certain that these agreements will not be breached or invalidated. In addition, we cannot assure you that third parties will not independently discover or invent competing technologies or reverse engineer our trade secrets or other technologies.

     In October 2000, we settled a dispute with ID Biomedical Corporation in which ID Biomedical had claimed that our products and processes infringed their patents. In the ID Biomedical settlement, we paid $4.0 million in cash and issued 500,000 shares of common stock and, in exchange, ID Biomedical dismissed its lawsuit against us and agreed not to sue us, our affiliates, our customers and certain others for infringement of patents held by ID Biomedical. Under this agreement, if the initial public offering price of our common stock is greater than $12.00 per share, ID Biomedical will return shares to us such that the number of shares they ultimately hold equals $6.0 million divided by the initial public offering price. Similarly, if the initial public offering price is less than $12.00 per share, we will issue additional shares to ID Biomedical such that the number of shares they ultimately hold equals $6.0 million divided by the initial public offering price. In December 2000, we entered into a licensing arrangement with Dade Behring in order to resolve an intellectual property dispute between us and Dade Behring.

     In the future, we may become involved in lawsuits in which third parties file claims asserting that our technologies or products infringe on their intellectual property. We cannot predict whether third parties will assert such claims against us or against the licensors of technologies licensed to us, or whether those claims will harm our business. We may be forced to defend against such claims, whether they are with or without any merit or whether they are resolved in favor of or against us or our licensors, and may face costly litigation and diversion of management's attention and resources. As a result of such disputes, we may have to develop costly non-infringing technologies, or enter into licensing agreements. These agreements, if necessary, may be unavailable on terms acceptable to us, or at all, which could seriously harm our business and financial condition.

COMPETITION

     The markets for our technologies and products are very competitive, and we expect the intensity of competition to increase. Currently, we compete primarily with other companies that are pursuing technologies and products that provide alternatives to our technologies and products. Many of our competitors have greater financial, operational, sales and marketing resources, and more experience in research and development than we have. Moreover, competitors may have greater name recognition than we do, and may offer discounts as a competitive tactic. These competitors and other companies may have developed or could in the future develop new technologies that compete with our products or render our products obsolete.

     In the research market, we compete with several companies offering alternative technologies which differ from the Invader operating system. These companies include, among others: Affymetrix, Inc., Amersham Pharmacia Biotech Ltd., Genometrix, Hyseq Inc., Illumina, Inc., Luminex Corporation, Molecular Devices, Inc., Nanogen, Inc., Orchid Biosciences, Inc., PE Corporation, Protogene Laboratories Inc., Pyrosequencing AB, Rapigene, Inc., Sequenom, Inc. and Visible Genetics, Inc.

     In the clinical market, we also potentially compete with several companies offering alternative technologies which differ from the Invader operating system. These companies include, among others: Abbott Corporation, Bayer Corporation, Becton Dickinson and Company, BioRad Corporation, Chiron, Dade Behring, Inc., Digene, Hoffman-La Roche Ltd., Gen-Probe, Luminex Corporation, Orchid Biosciences, Inc. and Sequenom, Inc.

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

GOVERNMENT REGULATION

     We do not anticipate that our products which will be labeled for research use only, or RUO, or those products used in drug discovery or genomics will be subject to significant government regulation. The manufacture, labeling, distribution and marketing of our products labeled as analyte specific reagents, or ASRs, or labeled for clinical use will be regulated as medical devices by the FDA and in certain other countries. We believe our products currently marketed pursuant to FDA regulations as ASRs, as well as those products we intend to market in the future as ASRs, are exempt from the 510(k) premarket notification and premarket approval requirements. However, certain of our products or their applications may require that we obtain, or we may choose to obtain, regulatory clearances or approvals. These products would include, for example, clinical products that we choose to market as in vitro diagnostic products rather than as ASRs. While we expect that we will apply for FDA clearances or approvals for some of our future products, we have not yet reached a stage in the development of our products where it would be advisable to file such applications.

     The Food, Drug and Cosmetic Act requires that medical devices introduced to the United States market, unless exempted by regulation, be the subject of either a premarket notification clearance, known as a 510(k), or a premarket approval, known as a PMA. Some of our clinical products may require a PMA, others may require a 510(k). Other products, like ASRs, may be exempt from regulatory clearance or approval.

     With respect to devices reviewed through the 510(k) process, we may not market a device until an order is issued by the FDA finding our product to be substantially equivalent to a legally marketed device known as a predicate device. A 510(k) submission may involve the presentation of a substantial volume of data, including clinical data, and may require a substantial review. The FDA may agree that the product is substantially equivalent to a predicate device and allow the product to be marketed in the United States. The FDA, however, may determine that the device is not substantially equivalent and require a PMA, or require further information, such as additional test data, including data from clinical studies, before it is able to make a determination regarding substantial equivalence. By requesting additional information, the FDA can further delay market introduction of our products.

     If the FDA indicates that a PMA is required for any of our clinical products, the application will require extensive clinical studies, manufacturing information and likely review by a panel of experts outside the FDA. Clinical studies to support either a 510(k) submission or a PMA application would need to be conducted in accordance with FDA requirements. Failure to comply with FDA requirements could result in the FDA's refusal to accept the data or the imposition of regulatory sanctions. There can be no assurance that we will be able to meet the FDA's requirements or receive any necessary approval or clearance.


     Once granted, a 510(k) clearance or PMA approval may place substantial restrictions on how our device is marketed or to whom it may be sold. Even in the case of devices like ASRs, many of which are exempt from 510(k) clearance or PMA approval requirements, the FDA may impose restrictions on marketing. Our ASR products may be sold only to clinical laboratories certified under Clinical Laboratory Improvement Amendments of 1988, or CLIA, to perform high complexity testing. In addition to requiring approval or clearance for new products, the FDA may require approval or clearance prior to marketing products that are modifications of existing products. We cannot assure you that any necessary 510(k) clearance or PMA approval will be granted on a timely basis, or at all. Delays in receipt of or failure to receive any necessary 510(k) clearance or PMA approval, or the imposition of stringent restrictions on the labeling and sales of our products could have a material adverse effect on us. As a medical device manufacturer, we are also required to register and list our products with the FDA. In addition, we are required to comply with the FDA's quality systems regulations, or QSRs which require that our devices be manufactured and records be maintained in a prescribed manner with respect to manufacturing, testing and control activities. Further, we are required to comply with FDA requirements for labeling and promotion. For example, the FDA prohibits cleared or approved devices from being promoted for uncleared or unapproved uses. In addition, the medical device reporting regulation requires that we provide information to the FDA whenever there is evidence to reasonably suggest that one of our devices may have caused or contributed to a death or serious injury, or that there has occurred a malfunction that would be likely to cause or contribute to a death or serious injury if the malfunction were to recur.

     Our manufacturing facilities are subject to periodic and unannounced inspections by the FDA and state agencies for compliance with quality system regulations. Additionally, the FDA will conduct a preapproval inspection for all PMA devices and in some cases for 510(k) devices. Although we believe we are in compliance with the FDA's quality system regulations for ASRs, we have never been inspected by the FDA and cannot assure you that we will be able to maintain compliance in the future. If the FDA believes that we are not in compliance with applicable laws or regulations, it can issue a warning letter, detain or seize our products, issue a recall notice, enjoin future violations and assess civil and criminal penalties against us. In addition, approvals or clearances could be withdrawn in appropriate circumstances. Failure to comply with regulatory requirements or any adverse regulatory action could have a material adverse effect on us.

     Any customers using our products for clinical use in the United States may be regulated under CLIA. CLIA is intended to ensure the quality and reliability of clinical laboratories in the United States by mandating specific standards in the areas of personnel qualifications, administration, participation in proficiency testing, patient test management, quality control, quality assurance and inspections. The regulations promulgated under CLIA establish three levels of diagnostic tests, namely, waived, moderately complex and highly complex, and the standards applicable to a clinical laboratory depend on the level of the tests it performs. We cannot assure you that the CLIA regulations and future administrative interpretations of CLIA will not have a material adverse impact on us by limiting the potential market for our products.

     Medical device laws and regulations are also in effect in many of the countries in which we may do business outside the United States. These range from comprehensive device approval requirements for some or all of our medical device products, to requests for product data or certifications. The number and scope of these requirements are increasing. Medical device laws and regulations are also in effect in some states in which we do business. There can be no assurance that we will obtain regulatory approvals in such countries or that we will not incur significant costs in obtaining or maintaining foreign regulatory approvals. In addition, export of certain of our products which have not yet been cleared or approved for domestic commercial distribution may be subject to FDA export restrictions.

     We are also subject to numerous environmental and safety laws and regulations, including those governing the use and disposal of hazardous materials. Any violation of, and the cost of compliance with, these regulations could have a material adverse effect on our business.

EMPLOYEES

     As of December 1, 2000, we employed approximately 244 persons, of whom 30 hold doctorate degrees and 160 hold other advanced degrees. Approximately 44 employees are engaged in research and development, 21 in business development, sales and marketing, 158 in operations and manufacturing and 21 in intellectual property, finance and other administrative functions. Our success will depend in large part on our ability to attract and retain qualified employees. We face competition in this regard from other companies, research and academic institutions, government entities and other organizations. We believe that we maintain good relations with our employees.

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

FACILITIES

     Our facilities comprise space for research and development, manufacturing, product support operations, marketing and corporate headquarters and administration. All of our facilities are located in the greater Madison, Wisconsin area. Our facilities are all leased and consist of the following buildings:

                                                       SQUARE
                  TYPE OF FACILITY                     FOOTAGE             LEASE EXPIRATION
                  ----------------                     -------             ----------------
Headquarters, research and development,                33,500   November 2002, with option to extend
manufacturing, selling, marketing, and administration
Research and development and manufacturing             68,000   Under construction; scheduled for
                                                                completion in late summer 2001
Oligonucleotide synthesis and SNP manufacturing        36,000   May 2003, with an option to extend to
                                                                May 2006
Oligonucleotide synthesis and SNP manufacturing        33,000   October 2003, with an option to extend
                                                                to October 2008

     We have custom-designed and equipped our oligonucleotide synthesis and SNP manufacturing facilities and we believe that these facilities comprise the world's largest oligonucleotide synthesis and SNP assay manufacturing centers.

     Under the terms of the existing leases, we presently pay rent of approximately $74,000 per month. However, upon completion of the facility that is currently under construction, our monthly rent for all facilities will increase to approximately $224,000 per month. We believe that our current and planned facilities will be adequate to meet our near-term space requirements. We also believe that suitable additional space will be available to us, when needed, on commercially reasonable terms.

LEGAL PROCEEDINGS

     We are not currently a party to any material legal proceedings.

SCIENTIFIC ADVISORY BOARD

     We have established a scientific advisory board made up of leading scholars in the fields of genetic analysis, enzymology, mass spectrometry, microfluidics, microarrays, proteomics and molecular medicine. Members of our scientific advisory board consult with us on matters relating to the development of our products described elsewhere in this prospectus. Members of our scientific advisory board are reimbursed for the reasonable expenses of such consultations or attending meetings of the scientific advisory board. All of the members hold shares of our common stock or have received options to purchase shares of our common stock. The members of the scientific advisory board are as follows:

     Lloyd M. Smith, Ph.D., Kellett Professor of Chemistry at the University of Wisconsin-Madison.

     James E. Dahlberg, Ph.D., Frederick Sanger Professor of Biomolecular Chemistry, University of Wisconsin-Madison.

     John Todd, Ph.D., Professor of Medical Genetics, Cambridge Institute for Medical Research, Cambridge University, Cambridge, UK.

     Kenneth Welsh, Ph.D., Director of the Imperial College/Royal Brompton & Harefield National Health Service Genomics Center and Chairman of the Quality Control Scheme for Histocompatibility and Immunogenetics for the United Kingdom.

     Olke Uhlenbeck, Ph.D., Professor of Chemistry & Biochemistry, University of Colorado.

     Edwin Ullman, Ph.D., former Vice President and Director of Research at Behring Diagnostics.

                                   MANAGEMENT

OUR EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors and their ages and positions at September 30, 2000 are:

NAME                                   AGE                           POSITION
----                                   ---                           --------
Lance Fors, Ph.D.....................  42     President and Chief Executive Officer, Director
Rocky E. Ganske......................  42     Chief Operating Officer
Bruce Neri, Ph.D.....................  53     Senior Vice President of Research and Development
Ian B. Edvalson......................  34     Senior Vice President of Business and Corporate
                                              Development
Shaun C. Lonergan....................  43     Vice President of Corporate Development
Zoltan L. Komjathy...................  53     Vice President of Sales and Marketing
John Comerford.......................  38     Vice President, General Counsel and Secretary
Alex M. Kasper.......................  32     Controller
Lloyd M. Smith, Ph.D.(1).............  45     Director
John Neis(1)(2)......................  45     Director
Preston Tsao(1)(2)...................  55     Director
David A. Thompson....................  58     Director
Kenneth R. McGuire...................  58     Director
G. Steven Burrill(2).................  56     Director
Tom Daniel(1)........................  35     Director

---------------
(1) Member of the Compensation Committee

(2) Member of the Audit Committee

     Lance Fors, Ph.D., our co-founder, has served as our President, Chief Executive Officer and one of our directors since our inception in 1993. Dr. Fors received his Ph.D. in molecular biology from the California Institute of Technology in 1990, and was a post-doctoral fellow, both under the direction of Dr. Leroy Hood. Dr. Fors has over twenty years of research and development experience and is the inventor on one patent with an additional four pending in the area of DNA and RNA sequence analysis.

     Rocky E. Ganske joined us in October 1996 as Vice President of Operations was promoted to Chief Operating Officer in July 2000. From 1980 until joining us, Mr. Ganske held various management positions in quality engineering, quality assurance and regulatory compliance at Becton Dickinson and Company. Mr. Ganske received an Associates Applied Science Degree in Electronics Technologies in 1978 from the Utah Technical College.

     Bruce Neri, Ph.D. joined us in July 1996 as Vice President of Research and Development and was promoted to Senior Vice President of Research and Development in July 1997. From 1991 until joining us, Dr. Neri was Vice President of DNA probe development at Becton, Dickinson and Company. Prior to 1991, Dr. Neri directed Research and Development at Gene-Trak Systems, Angenics, Inc., Instrumentation Laboratories and Abbott Laboratories. Dr. Neri is the inventor on six United States patents, with an additional six pending in the area of human in-vitro diagnostic products. Dr. Neri received a B.A. in chemistry from Cornell College and a Ph.D. in analytical chemistry from the University of Arizona.

     Ian B. Edvalson joined us in April 1999 as Vice President of Corporate Strategy and General Counsel and was promoted to Senior Vice President of Business and Corporate Development in July 2000. From 1994 until joining us, Mr. Edvalson was a senior biotechnology licensing attorney at Wilson Sonsini Goodrich & Rosati. Mr. Edvalson received a B.S. in microbiology, a B.A. in Korean and a J.D. from the University of Chicago.

     Shaun C. Lonergan joined us in January 1998 as Vice President of Corporate Development. From 1995 until joining us, Mr. Lonergan was Senior Director of Corporate Development and Marketing at

PerSeptive Biosystems, Inc. From 1988 until 1995, he held various management roles in product development and business development at Boehringer Mannheim, Inc. Mr. Lonergan received a B.S. and an M.S. in microbiology from the University of Rhode Island.

     Zoltan L. Komjathy joined us in February 2000 as Vice President of Sales and Marketing. From 1982 until joining us, Mr. Komjathy held various senior management level sales and marketing positions at Becton, Dickinson and Company. Mr. Komjathy holds an M.B.A. in marketing from Fairleigh Dickinson University and a B.S. in chemistry from Fairfield University.

     John Comerford joined us in September 2000 as Vice President, General Counsel and Secretary. From 1998 until joining us, Mr. Comerford was Corporate General Counsel and Secretary at Lunar Corporation, a publicly-traded medical device company. From 1990 to 1997, Mr. Comerford was Associate Resident Counsel at National Presto Industries, Inc. Prior to 1990, Mr. Comerford was a Staff Attorney at Fort Howard Corporation. Mr. Comerford received a J.D. from Marquette University and a B.A. in business administration from St. Norbert College.

     Alex M. Kasper, C.P.A. joined the Company in August 1999 as controller and Assistant Secretary. From 1993 until joining us, Mr. Kasper held the positions of International Controller and Accounting Manager at Lunar Corporation, a publicly traded medical device company. While at Lunar Corporation, annual revenues grew from approximately $20 million to almost $90 million. Prior to that, Mr. Kasper was an auditor with Grant Thornton International. Mr. Kasper received his B.B.A. in accounting and finance from the University of Wisconsin-Madison.

     Lloyd M. Smith, Ph.D. has served as one of our directors since our formation and also serves on our scientific advisory board. Dr. Smith is Kellett Professor of Chemistry at the University of Wisconsin-Madison. Dr. Smith was the primary inventor of automated DNA sequence analysis. Dr. Smith regularly consults and advises us in our research and development efforts. He serves on the scientific advisory boards of Curagen Corporation and HTS BioSystems, Inc.

     John Neis has served as one of our directors since August 1994. Mr. Neis is Senior Partner of Venture Investors Management LLC, a firm that is the manager and general partner of a Madison, Wisconsin-based venture capital management fund. He also serves on the Advisory Board of the Weinert Applied Ventures Program at the University of Wisconsin. Mr. Neis received a B.S. in finance from the University of Utah and an M.S. in business from the University of Wisconsin, and is a Chartered Financial Analyst.

     Preston Tsao has served as one of our directors since November 1995. Since January 1995, Mr. Tsao has been Managing Director of Corporate Finance at Sunrise Securities Corp., an investment bank specializing in the life science and communications industries. Mr. Tsao received a B.A. from Princeton University and a J.D. from Columbia University. Mr. Tsao currently serves on the Board of Directors of Access Pharmaceuticals, Inc.

     David A. Thompson has served as one of our directors since August 1997. Mr. Thompson retired from Abbott Laboratories in 1995 where he worked for over 30 years. He held several corporate officer positions with Abbott Laboratories including: Senior Vice President & President Diagnostic Division 1983-1995, Vice President Human Resources 1982-1983, Vice President Corporate Materials Management 1981-1982 and Vice President Operations 1974-1981. Mr. Thompson currently serves on the Board of Directors of LifeCell, a bioengineering company; Tripath, a diagnostic image company; Hycor BioMedical, Inc., a diagnostic company; Nabi, a biopharmaceutical company and St. Jude Medical Inc., a medical device company.

     Kenneth R. McGuire has served as one of our directors since October 1998. In 1985, Mr. McGuire founded the Burbank Group of Companies, manufacturers of commercial aircraft noise suppression equipment. He has served as Chief Executive Officer of the member companies of the Burbank Group since their respective inceptions. Mr. McGuire also serves on the Board of Directors of LXR Biotechnology. Mr. McGuire received a B.S. from the United States Naval Academy and a J.D. from Columbia University.

     G. Steven Burrill has served as one of our directors since October 1998. Mr. Burrill is Chief Executive Officer of Burrill & Company, a life science focused private merchant bank which he founded in 1994. Prior to founding Burrill & Company, Mr. Burrill was a partner of Ernst & Young from 1977 through 1993. Mr. Burrill is a director of Transgene, Inc., DepoMed, Inc. and Paradigm Genetics, Inc. Mr. Burrill received a B.B.A. from the University of Wisconsin, Madison.

     Tom Daniel has served as one of our directors since October 1999. He is a partner with Schroder Ventures, a venture capital investment firm, where he has focused on life science investments in the United States and Europe since 1998. From 1995 to 1998, Mr. Daniel was an associate with Domain Associates, a venture capital firm focused on the life sciences. Mr. Daniel received an M.B.A. from Harvard University and an M.A. from Oxford University.

BOARD OF DIRECTORS

     We currently have eight directors. Upon completion of this offering, our Board of Directors will be divided into three classes with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

     Our class I directors, whose terms will expire at the 2001 annual meeting of stockholders, are Lance Fors, David A. Thompson and Kenneth R. McGuire. Our class II directors, whose terms will expire at the 2002 annual meeting of stockholders, are Tom Daniel, G. Steven Burrill and Lloyd M. Smith. Our class III directors, whose terms will expire at the 2003 annual meeting of stockholders, are Preston Tsao and John Neis.

  Board Committees

     Our Board of Directors currently has an audit committee and a compensation committee. The audit committee consists of John Neis, G. Steven Burrill and Preston Tsao. The audit committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the scope of audit and other services by our independent auditors, reviews the accounting principles and auditing practices and procedures to be used for our financial statements and reviews the results of those audits.

     Our compensation committee consists of Lloyd Smith, Tom Daniel, John Neis and Preston Tsao. The compensation committee makes recommendations to the Board of Directors regarding our stock plans and the compensation of officers.

  Director Compensation

     Our non-employee directors are reimbursed for expenses incurred in connection with attending Board and committee meetings but are not compensated for their services as Board or committee members. We have in the past granted non-employee directors options to purchase our common stock pursuant to the terms of our stock plans, and our Board continues to have the discretion to grant options to new non-employee directors. Our outside directors will each annually receive automatic, nondiscretionary grants of options to purchase 5,000 shares of our common stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the compensation committee is currently, or has ever been at any time since our formation, one of our officers or employees. No member of the compensation committee serves as a member of the Board of Directors or compensation committee of any entity that has one or more officers serving as a member of our Board of Directors or compensation committee.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by us during 1999 to our Chief Executive Officer and our other executive officers who received salary compensation of more than $100,000 during 1999:


                                                                            LONG-TERM
                                                   ANNUAL COMPENSATION     COMPENSATION
                                                  ---------------------    ------------
                                                                            SECURITIES
                                                                            UNDERLYING
     OFFICER NAME       PRINCIPAL POSITION(S)      SALARY       BONUS        OPTIONS        OTHER
     ------------       ----------------------    ---------    --------    ------------    -------
Dr. Lance Fors........  President and Chief       $255,000     $80,000        85,200           N/A
                          Executive Officer,
                          Director
Rocky Ganske..........  Chief Operating           $131,000     $24,000        30,000           N/A
                        Officer
Dr. Bruce Neri........  Senior Vice President     $154,500     $28,800         9,600           N/A
                        of Research and
                          Development
Ian Edvalson(1).......  Senior Vice President     $106,250     $20,000        96,000           N/A
                        of Business and
                          Corporate
                          Development,
                          Secretary
Shaun Lonergan........  Vice President of         $130,442     $18,000        14,400       $30,104(2)
                          Corporate
                          Development


---------------
(1) Mr. Edvalson joined us in April 1999.
(2) Consists of relocation expenses paid by us.

STOCK OPTIONS

  Option Grants in Most Recent Fiscal Year

     The following table sets forth information relating to stock options granted during 1999 to our Chief Executive Officer and our other executive officers who received salary compensation of more than $100,000.

     In accordance with the rules of the Securities and Exchange Commission, also shown below is the potential realizable value over the term of the option (the period from the grant date to the expiration date) based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts are mandated by the Securities and Exchange Commission and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock. We have assumed that the fair market value of shares of common stock was the same as the assumed initial public offering price of $12.00 per share. Solely for purposes of determining the value of the options at December 31, 1999 and the potential realizable value over their terms.


                                              INDIVIDUAL GRANTS                           POTENTIAL REALIZABLE VALUE
                       ----------------------------------------------------------------   AT ASSUMED ANNUAL RATES OF
                          NUMBER OF      PERCENT OF TOTAL                                   STOCK APPRECIATION FOR
                         SECURITIES      OPTIONS GRANTED                                          OPTION TERM
                         UNDERLYING      TO EMPLOYEES IN    EXERCISE PRICE   EXPIRATION   ---------------------------
        NAME           OPTIONS GRANTED         1999           PER SHARE         DATE           5%            10%
        ----           ---------------   ----------------   --------------   ----------   ------------   ------------
Dr. Lance Fors.......       85,200             21.0%            $3.37         10/05/09     $1,586,424     $2,411,160
Rocky Ganske.........       30,000              7.4%            $3.37         10/05/09     $  558,600     $  849,000
Dr. Bruce Neri.......        9,600              2.4%            $3.37         10/05/09     $  178,752     $  271,680
Ian Edvalson.........       96,000             23.7%            $3.37         10/05/09     $1,787,520     $2,716,800
Shaun Lonergan.......       14,400              3.6%            $3.37         10/05/09     $  268,128     $  407,520

  Fiscal Year-End Option Values

     The following table sets forth information for our Chief Executive Officer and our other executive officers who received salary compensation of more than $100,000 in 1999, relating to option exercises in 1999 and the number and value of securities underlying exercisable and unexercisable options held at December 31, 1999:


                                                NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                               UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                                            OPTIONS AT DECEMBER 31, 1999        DECEMBER 31, 1999(1)
                                            ----------------------------    ----------------------------
                   NAME                     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                   ----                     -----------    -------------    -----------    -------------
Dr. Lance Fors............................     86,100         63,900        $  896,619       $551,457
Rocky Ganske..............................     54,300         26,100        $  570,993       $225,243
Dr. Bruce Neri............................    122,400          7,200        $1,340,712       $ 62,136
Ian Edvalson..............................     24,000         72,000        $  207,120       $621,360
Shaun Lonergan............................     27,000         21,000        $  253,206       $187,962


---------------
(1) Value of unexercised in-the-money options are based on the assumed initial public offering of $12.00 per share. Amounts reflected are based on the value of $12.00 per share, minus the per share exercise price, multiplied by the number of shares underlying the option.

     No executive officer exercised stock options during 1999.

STOCK OPTION PLANS

  2000 Stock Plan


     Our 2000 Stock Plan was adopted by our Board of Directors in July 2000 and our shareholders in October 2000. This plan provides for the grant of incentive stock options to our employees and nonstatutory stock options and stock purchase rights to our employees, directors and consultants. An aggregate of 4,285,200 shares of common stock have been reserved for issuance under this plan. No options have been granted under this plan.


     The number of shares reserved for issuance under the 2000 Stock Plan will increase by the following:

     - shares which were reserved but unissued under our prior stock plans (see below);

     - any shares returned to the prior stock plans as a result of termination of options issued under the prior stock plans; and


     - beginning in fiscal year 2001, an annual increase equal to the lesser of 2,571,600 shares, 4.5% of the outstanding shares on the date of the annual increase, or a lesser amount determined by our Board of Directors.


     The compensation committee of our Board of Directors administers the stock plan and determines the terms of options granted, including the exercise price, the number of shares subject to individual option awards and the vesting period of options. The exercise price of incentive stock options cannot be lower than 100% of the fair market value of the common stock on the date of grant and, in the case of incentive stock options granted to holders of more than 10% of our voting power, not less than 110% of the fair market value. The term of an incentive stock option cannot exceed 10 years, and the term of an incentive stock option granted to a holder of more than 10% of our voting power cannot exceed five years.

     Our stock option plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute for each option or stock purchase rights. If the outstanding options or stock purchase rights are not assumed or substituted for, the vesting schedule for all outstanding options and stock purchase rights will accelerate and such options and rights will become fully exercisable at the closing of such merger or sale of assets. Our Board of Directors may not, without the adversely affected optionee's prior written consent, amend, modify or terminate the stock plan if the amendment, modification or termination would impair the rights of optionees. Our stock plan will terminate in July 2010 unless terminated earlier by the Board of Directors.

  Prior Stock Plans

     Our prior stock plans consist of the following plans:

     - the 1995 Incentive Stock Option Plan that authorizes the grant of options to purchase shares of our common stock to employees;

     - the 1997 Incentive Stock Option Plan that authorizes the grant of options to purchase shares of our common stock to employees;

     - the 1997 Nonqualified Stock Option Plan that authorizes the grant of options to purchase shares of our common stock to employees, directors and advisors;

     - the 1998 Incentive Stock Option Plan that authorizes the grant of options to purchase shares of our common stock to employees;

     - the 1999 Incentive Stock Option Plan that authorizes the grant of options to purchase shares of our common stock to employees; and

     - the 1999 Nonqualified Stock Option Plan that authorizes the grant of options to purchase shares of our common stock to employees, directors and advisors.


     We refer to these plans as our prior plans. As of December 31, 2000, of the 2,517,600 shares of common stock reserved for issuance under the prior plans, 772,800 shares have been issued upon the exercise of options, 1,581,600 shares are subject to outstanding options and the remaining 163,200 shares are available for future grant.


2000 EMPLOYEE STOCK PURCHASE PLAN

     Our Board of Directors adopted our 2000 Employee Stock Purchase Plan in July 2000. This plan provides our employees with an opportunity to purchase our common stock through accumulated payroll deductions.


     A total of 856,800 shares of common stock have been reserved for issuance under the purchase plan. In addition, the purchase plan provides for annual increases in the number of shares available for issuance under the purchase plan on the first day of each fiscal year, beginning with fiscal 2001, equal to the lesser of 1% of the outstanding shares of common stock on the first day of the fiscal year, 428,400 shares or such lesser amount as may be determined by the board.


     The Board of Directors or a committee appointed by the Board administers the purchase plan. The board or its committee has full and exclusive authority to interpret the terms of the purchase plan and determine eligibility.

     Employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the purchase plan if such an employee:

     - immediately after a grant owns stock possessing five percent or more of the total combined voting power or value of all classes of our capital stock, or

     - whose rights to purchase stock under all employee stock purchase plans accrue at a rate which exceeds $25,000 worth of stock for each calendar year.

     The purchase plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended, contains consecutive, overlapping 24-month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first such offering period which will commence on the first trading day on or after the effective date of this offering and will end on the last trading day on or before April 30, 2002.

     The purchase plan permits participants to purchase common stock through payroll deductions of up to 10% of the participant's "compensation." Compensation is defined as the participant's base gross earnings and commissions but excludes payments for overtime, shift premium payments, incentive compensation, incentive payments, bonuses and other compensation. The maximum number of shares a participant may purchase during a single offering period is 10,000 shares.

     Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each offering period. The price of stock purchased under the purchase plan is 85% of the lower of the fair market value of the common stock at the beginning or end of the offering period. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will withdraw from the current offering period following the exercise and will automatically re-enroll in a new offering period. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

     A participant may not transfer rights granted under the purchase plan other than by will, the laws of descent and distribution or as otherwise provided under the purchase plan.

     The purchase plan provides that, if we merge with or into another corporation or a sale of substantially all of our assets, a successor corporation may assume or substitute for each outstanding purchase right. If the successor corporation refuses to assume or substitute for the outstanding purchase rights, the offering period then in progress will be shortened, and a new exercise date will be set.

     The purchase plan will terminate in July 2010. However, the board of directors has the authority to amend or terminate the purchase plan, except that, subject to some exceptions described in the purchase plan, no such action may adversely affect any outstanding rights to purchase stock under the purchase plan.

401(k) PLAN

     We have adopted a plan that is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended, so that contributions to this plan by employees, and investment earnings on these contributions, are not taxable to employees until withdrawn. Pursuant to this plan, employees may elect to reduce their current compensation by up to the lesser of 15% of their annual compensation or the statutorily prescribed annual limit ($10,500 for the year
2000) and to have the amount of such reduction contributed to this plan. In October 2000, we began making matching contributions on behalf of plan participants in the amount of $0.50 per $1.00 of a participant's contribution up to a maximum of 6% of a participant's annual salary.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION

     Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for the following:

     - breaches of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - transactions from which the director derived an improper personal benefit.

     This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our certificate of incorporation and bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

     We have entered into agreements to indemnify our directors, executive officers and controller, in addition to indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in our rights, arising out of such person's services as a director or executive officer to us, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since January 1, 1997 we have not been a party to any transaction or series of similar transactions in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer or holder of more than 5% of our common stock had or will have an interest, other than as described under "Management" and the transactions described below.


     In July and October 1998, we sold shares of our series D preferred stock and our common stock to investors, including holders of more than 5% of our common stock and directors, officers and entities affiliated with them, at a price of $3.37 per share. In July 1999, we sold shares of our series E preferred stock to investors, including holders of more than 5% of our common stock and directors, officers and related parties, at a price of $3.37 per share. In July 2000, we sold shares of our series F preferred stock to investors, including holders of more than 5% of our common stock and directors, officers and related parties, at a price of $8.77 per share.


     The number of shares of common stock and each series of preferred stock purchased by our holders of more than 5% of our common stock and directors, officers and related parties in these transactions are set forth in the table below:


                                                               CLASS/SERIES OF STOCK
                                                   ----------------------------------------------
STOCKHOLDER                                        COMMON STOCK   SERIES D   SERIES E    SERIES F
-----------                                        ------------   --------   ---------   --------
HOLDERS OF MORE THAN 5%:
ENTITIES AFFILIATED WITH JOHN NEIS(1)
  Venture Investors of Wisconsin.................          --          --           --        --
  Venture Investors Early Stage Fund II LP.......          --     296,400      148,800        --
  Venture Investors Early Stage Fund III LP......          --          --           --   170,400
ENTITIES AFFILIATED WITH KENNETH MCGUIRE.........   1,885,200          --           --        --
ENTITIES AFFILIATED WITH TOM DANIEL(2)
  Schroder Ventures International Life Sciences
     Fund II LPI.................................          --          --    1,404,000   208,800
  Schroder Ventures International Life Sciences
     Fund II LPII................................          --          --      375,600    88,800
  Schroder Ventures International Life Sciences
     Fund II LP III..............................          --          --           --    24,000
  Schroder Ventures Co-Investment Scheme.........          --          --           --     6,000
  Schroder Ventures Strategic Partners LP........          --          --           --     3,600
  Schroder Ventures Investments Limited..........          --          --           --    25,200
OTHER 5% HOLDERS
  The Wellcome Trust Limited, as trustee of The
     Wellcome Trust..............................          --          --    1,483,200   315,600



     The 1,885,200 shares of our common stock sold to Mr. McGuire were sold in a series of transactions as follows: During July and October 1998, we sold Mr. McGuire an aggregate of 996,000 shares of our common stock at a purchase price of $3.37 per share. In March 1999, we sold Mr. McGuire 296,400 shares of our common stock at a purchase price of $3.37 per share. In July 1999, we sold Mr. McGuire 592,800 shares of our common stock at a price of $3.37 per share.


     The shares of series A, series B, series C, series D, series E and series F preferred stock will automatically convert into shares of common stock upon the completion of this offering. The holders of shares of common stock issued on conversion of preferred stock are entitled to registration rights. Kenneth McGuire is also entitled to registration rights with respect to his shares of common stock.

     In October 1998, we and a venture capital fund managed by G. Steven Burrill, one of our directors, formed a new company known as Third Wave Agbio, Inc. or Agbio. In this transaction, we received 1,000 shares of common stock of Agbio, representing 50% of the outstanding shares of Agbio. At the time of formation of Agbio, we granted Agbio an exclusive worldwide license in the field of agriculture under our patents and proprietary rights. In December 1999, we entered into an Operation, Development and Supply Agreement with Agbio under which we are developing agricultural applications of our Invader operating system for Agbio for the field of agriculture. Agbio will have exclusive rights to commercialize products developed under this agreement for the field of agriculture. Under this agreement, we also provide administrative and management services to Agbio. During 1998 and 1999, we billed Agbio $108,000 and $552,000, respectively, for research and development activities and administrative and managerial services which we believe to be the fair market value of these services. In addition, in connection with the formation of Agbio, we and the venture fund affiliated with Mr. Burrill entered into a principal stockholders agreement under which, among other things, each party has granted the other party a right of first refusal upon the sale of its shares of Agbio. For example, in the event we wished to sell our shares of Agbio, we would have to offer the venture fund the opportunity to purchase the shares at the same price and on the same terms.

                             PRINCIPAL STOCKHOLDERS

     The following table shows information known to us with respect to the beneficial ownership of our common stock on December 31, 2000 and as adjusted to reflect the sale of the shares of common stock offered under this prospectus, by

     - each person (or group of affiliated persons) who owns beneficially 5% or more of our common stock;

     - each of our directors;

     - each of our executive officers listed in the "summary compensation" table above; and

     - all of our directors and executive officers as a group.


     Except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission. The table below includes the number of shares underlying options and warrants which are exercisable within 60 days from December 31, 2000. In addition, the table below assumes (i) the conversion of all shares of our preferred stock into shares of our common stock on the completion of this offering, (ii) the issuance of an estimated 500,000 shares of common stock pursuant to the settlement agreement with ID Biomedical, (iii) the issuance of an estimated 833,333 shares of common stock upon conversion of a convertible note, and is therefore based on 30,664,933 shares of our common stock outstanding at December 31, 2000 and 39,164,933 shares outstanding immediately after this offering. Addresses for those individuals for which an address is not otherwise indicated is: c/o Third Wave Technologies, Inc., 502 South Rosa Road, Madison, Wisconsin 53719.



                                                                 SHARES BENEFICIALLY OWNED
                                                      ------------------------------------------------
                                                                      PERCENT BEFORE    PERCENT AFTER
                  BENEFICIAL OWNER                    TOTAL NUMBER       OFFERING          OFFERING
                  ----------------                    ------------    --------------    --------------
5% STOCKHOLDERS:
Entities affiliated with John Neis(1)...............    2,557,200          8.34%             6.53%
Entities affiliated with Tom Daniel(2)..............    2,136,000          6.97              5.45
The Wellcome Trust Limited, as trustee of the
  Wellcome Trust(3).................................    1,798,800          5.87              4.59
James Dahlberg, Ph.D.(4)............................    1,974,000          6.44              5.04
EXECUTIVE OFFICERS AND DIRECTORS:
Lance Fors, Ph.D.(5)................................    2,244,600          7.32              5.73
Ian Edvalson(6).....................................       72,000             *                 *
Lloyd M Smith Ph.D.(7)..............................    1,974,000          6.44              5.04
John Neis...........................................    2,557,200          8.34              6.53
Preston Tsao(8).....................................      100,800             *                 *
David A. Thompson(9)................................       39,600             *                 *
Kenneth R. McGuire..................................    6,014,400         19.61             15.36
G. Steven Burrill(10)...............................    1,003,200          3.27              2.56
Tom Daniel(2).......................................    2,136,000          6.97              5.45
Rocky Ganske(11)....................................       91,200             *                 *
Bruce Neri Ph.D.(12)................................      152,400             *                 *
Shaun Lonergan(13)..................................       48,600             *                 *
Zoltan Komjathy(14).................................       17,400             *                 *
John Comerford(15)..................................        9,900             *                 *
Alex Kasper(16).....................................       13,200             *                 *
All directors and executive officers as a group
  (15 persons)(17)..................................   16,474,500         53.72%            42.06%


------------------------
 *  represents less than 1% ownership.
(Footnotes follow on next page)

 (1) Consists of 1,941,600 shares held by Venture Investors of Wisconsin, Inc. and 445,200 shares held by Venture Investors Early Stage II Limited Partnership and 170,400 shares held by Venture Investors Early Stage Fund III Limited Partnership. The address of Venture Investors of Wisconsin, Inc. is 505 South Rosa Road, Madison, Wisconsin 53719.



 (2) Consists of 1,612,800 shares owned by Schroder Ventures International Life Sciences Fund II LPI, 464,400 shares held by Schroder Ventures International Life Sciences Fund II LPII, 24,000 shares held by Schroder Ventures International Life Sciences Fund II LPIII, 6,000 shares held by Schroder Ventures Co-Investment Scheme, 3,600 shares held by Schroder Ventures Strategic Partners LP, and 25,200 shares held by Schroder Ventures Investments Limited. Mr. Daniel is general partner. The address of entities affiliated with Tom Daniel is 20 Southhampton Street, London UK WC2E 7QG.


 (3) The individual trustees of the Wellcome Trust Limited, who have ultimate voting and investment power over the shares of common stock owned by Wellcome Trust, are: (i) Adrian Bird; (ii) Martin Bobrow; (iii) Dominic Cadbury; (iv) Christopher Edwards; (v) Julian Jack; (vi) Michael Rutter;
     (vii) Jean Thomas; (viii) Edward Walker-Arnott; (ix) Mark Walport; and (x) David Weatherall.


 (4) Includes 216,000 shares of common stock held in a voting trust for the benefit of Dr. Dahlberg's family members. Dr. Dahlberg is the sole trustee of the voting trust. Also includes 144,000 shares of common stock in irrevocable trusts for his daughters, Caroline Lund Dahlberg and Maria Lund Dahlberg. Dr. Dahlberg is a special trustee of both irrevocable trusts for the sole purpose of voting the shares.



 (5) Includes 1,974,000 shares of common stock held in a voting trust for the benefit of Dr. Fors' family members. Dr. Fors and his wife, Charlotte H. Selover, are co-trustees of this voting trust. Includes options to purchase 246,600 shares, exercisable as of March 1, 2001. Also, includes options to purchase 24,000 shares by Dr. Fors's wife, Charlotte H. Selover.



 (6) Represents options to purchase 72,000 shares, exercisable as of March 1, 2001.



 (7) Includes 244,800 shares of common stock held in a voting trust for the benefit of Dr. Smith's family members. Dr. Smith is the sole trustee of the said voting trust.


 (8) Mr. Tsao's address is 135 East 57th, New York, NY 10022.


 (9) Mr. Thompson's address is 40 South Wynstone Drive, North Barrington, IL 60010. Represents options to purchase 39,600 shares, exercisable as of March 1, 2001.



(10) Consists of 1,003,200 shares held by the Burrill Agbio Capital Fund, LP. Mr. Burrill is general partner of Burrill Agbio Capital Fund, LP and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these shares.



(11) Represents options to purchase 91,200 shares, exercisable as of March 1, 2001.



(12) Includes options to purchase 136,800 shares, exercisable as of March 1, 2001.



(13) Includes options to purchase 41,400 shares, exercisable as of March 1, 2001.



(14) Represents options to purchase 17,400 shares, exercisable as of March 1, 2001.



(15) Represents options to purchase 9,900 shares, exercisable as of March 1, 2001.



(16) Includes options to purchase 7,200 shares, exercisable as of March 1, 2001.



(17) Includes options to purchase 686,100 shares, exercisable as of March 1, 2001.

                          DESCRIPTION OF CAPITAL STOCK

     Upon completion of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share.

     The following is a summary of some of the provisions of the common stock and preferred stock provisions of our amended and restated certificate of incorporation.

COMMON STOCK


     From time to time, our Board of Directors may establish the rights and preferences of the preferred stock. At December 31, 2000, 30,664,933 shares of common stock were issued and outstanding and held by approximately 120 stockholders, and options to purchase 3,009,600 shares of common stock were issued and outstanding and held by approximately 235 option holders.


     Each holder of common stock is entitled to one vote for each share of common stock on each matter submitted to a vote of stockholders, including the election of directors except as otherwise required by law. Holders of common stock are not entitled to cumulative voting. Shares of common stock are not convertible into any other of our securities.

     All holders of common stock are entitled to receive dividends or other distributions, if any, as may be declared from time to time by the Board of Directors at its discretion out of funds legally available therefor, subject to the prior rights of any preferred stock then outstanding, and to share equally, share for share, in such dividends or other distributions as if all shares of common stock were a single class. Dividends or other distributions declared or paid in shares of common stock are payable to all of the holders of common stock ratably according to the number of shares held by them, in shares of common stock. See "Dividend Policy."

     In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights.

     There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

PREFERRED STOCK

     The Board of Directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the Board of Directors determines the specific rights of the holders of this preferred stock. However, the effects might include, among other things:

     - restricting dividends on the common stock;

     - diluting the voting power of the common stock;

     - impairing the liquidation rights of the common stock; or

     - delaying or preventing a change in control of us without further action by our stockholders.

     Upon the completion of this offering, no shares of preferred stock will be outstanding and we have no present plans to issue any shares of preferred stock.

REGISTRATION RIGHTS


     Pursuant to a registration and information rights agreement entered into between us and holders of 19,826,400 shares of common stock, including shares of common stock issuable upon conversion of our series A, series B, series C, series D, series E and series F preferred stock and shares of common stock issuable upon conversion of a convertible note, we are obligated, under limited circumstances and subject to specified conditions and limitations, to use our best efforts to register these shares.


     We must use our best efforts to register shares:

     - if we receive written notice from holders of at least a majority of these registrable shares requesting that we effect a registration with respect to at least 20% of the registrable shares then held by the holders requesting registration (or a lesser percentage where the reasonably anticipated price to the public of the sale of the registrable shares will exceed $10,000,000);

     - if we decide to register our own securities (except in connection with this offering); or

     - if we receive written notice from any holder or holders of the registrable shares requesting that we effect a registration on Form S-3 (a shortened form of registration statement) with respect to shares of the registrable shares, the reasonably anticipated price to the public of which exceeds $1,000,000 and we are then eligible to use Form S-3 (which, at the earliest will occur twelve calendar months after the completion of this offering).

     However, in addition to certain other conditions and limitations, if requested to register any of these shares, we can delay registration not more than once in any 12-month period and for not more than 90 days.

     These registration rights terminate with respect to each registrable share upon the first to occur of when the holder can transfer his or her registrable shares pursuant to Rule 144 or five years after the completion of this offering. In addition, the holders of these registration rights have entered into lock-up agreements and have waived their registration rights until 180 days following this offering.

ANTITAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW AND OUR CHARTER AND BYLAWS

     Provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:

     - acquisition of our company by means of a tender offer;

     - acquisition of our company by means of a proxy contest or otherwise; or

     - removal of our incumbent officers and directors.

     These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to negotiate first with our board. We believe that the benefits of increased protection of our board's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging these proposals because negotiation of any proposals of this type could result in an improvement of their terms.

     Election and Removal of Directors. Our Board of Directors is divided into three classes. The directors in each class will serve for a three-year term, with our stockholders electing one class each year. See "Management -- Board of Directors." This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

     Stockholder Meetings. Under our bylaws, only the Board of Directors, the chairman of the board or the President may call special meetings of stockholders.

     Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures for stockholder proposals and for the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee of the Board.

     Delaware Antitakeover Law. We are subject to Section 203 of the Delaware General Corporation Law, an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in the manner specified in Section 203. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status did own 15% or more of a corporation's voting stock. The existence of this provision may have an antitakeover effect by discouraging takeover attempts not approved in advance by our Board of Directors, that might result in a premium over the market price for the shares of common stock held by stockholders.

     Elimination of Stockholder Action by Written Consent. Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

     No Cumulative Voting. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

     Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or in our management.

     Amendment of Charter Provisions. The amendment of any of the above provisions would require approval by holders of at least 66 2/3% of the outstanding common stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is EquiServe Shareholder Services, 150 Royall Street, Canton, Massachusetts 02021.

                        SHARES ELIGIBLE FOR FUTURE SALE

     If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options, in the public market following this offering, the market price of our common stock could decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future and at a time and price that we deem appropriate.


     Based upon the number of shares outstanding at December 31, 2000, upon completion of this offering, we will have outstanding an aggregate of 39,164,933 shares of our common stock. Of these shares, all of the 8,500,000 shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless these shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. This leaves up to 30,664,933 shares, including the estimated 833,333 shares of our common stock issuable upon conversion of the convertible note, eligible for sale in the public market as follows:



NUMBER OF SHARES                                DATE
----------------                                ----
      272,400       After the date of this prospectus.
      465,600       Commencing on the 91st day after the date of this
                    prospectus, subject, in some cases, to volume limitations.
   29,928,133       At various times commencing on the 181st day after the date of this prospectus.


LOCK-UP AGREEMENTS

     All of our officers and directors and substantially all the holders of our common stock have signed lock-up agreements under which they agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of Lehman Brothers Inc.

RULE 144

     In general, under Rule 144 as currently in effect, a person, other than an affiliate, who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:


     - 1% of the number of shares of our common stock then outstanding, which will equal approximately 391,649 shares immediately after the completion of this offering; or


     - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing with the Securities and Exchange Commission of a notice on Form 144 with respect to that sale.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(k)


     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, generally including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, Rule 144(k) shares may be sold immediately upon the completion of this offering. However, our transfer agent may require an opinion of counsel that a proposed sale of shares comes within the terms of Rule 144 under the Securities Act prior to effecting a transfer of the shares. Upon completion of this offering, holders of 272,400 shares will be eligible to freely sell their shares under Rule 144(k).

RULE 701

     In general, subject to the volume limitations under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchased shares of our common stock from us in connection with a compensatory stock or option plan or other written agreement are eligible to resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

STOCK OPTIONS


     We intend to file a registration statement on Form S-8 under the Securities Act shortly after the completion of this offering covering 6,802,800 shares of our common stock reserved for issuance under our stock option plans. As of December 31, 2000, options to purchase 3,009,600 shares of our common stock were issued and outstanding. Shares of our common stock registered under the S-8 registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale immediately in the open market, subject to the expiration of any applicable lock-up agreements.


REGISTRATION RIGHTS


     After this offering, the holders of 19,826,400 shares of our common stock, or their transferees, will be entitled to have their shares included for sale in subsequent registered offerings of our common stock. Furthermore, the holders of at least 20% of the shares of common stock entitled to be included for sale in subsequent registered offerings will be able to require us to conduct a registered public offering of their shares. If these holders exercise their registration rights, their shares of our common stock would become freely tradeable without restriction under the Securities Act. These sales could have a adverse effect on the market price of our common stock.

               UNITED STATES TAX CONSEQUENCES TO NON-U.S. HOLDERS

     The following discussion summarizes the material United States federal income and estate tax consequences generally applicable to the ownership and disposition of our common stock by a non-U.S. holder of common stock. A non-U.S. holder is a holder of common stock that is not, for United States federal income tax purposes, any of the following:

     - a citizen or resident of the United States.

     - a corporation, partnership or other entity created or organized in or under the laws of the United States or any of its political subdivisions;

     - an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

     - a trust (a) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (b) which was in existence on August 20, 1996 and has properly elected to continue to be received as a United States person.

     This discussion is based on provisions of the United States Internal Revenue Code of 1986, as amended, or the "Code," Treasury regulations under the Code, published rulings, administrative pronouncements and judicial decisions, all of which are subject to change or different interpretation on a possibly retroactive basis. In addition, special rules may apply to certain non-U.S. holders, such as "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies" or certain U.S. expatriates. This discussion does not address the treatment of any non-U.S. holders under the laws of any state, local or foreign taxing jurisdiction. This discussion is limited to non-U.S. holders who hold our common stock as a capital asset. EACH PROSPECTIVE HOLDER IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

DIVIDENDS

     Dividends paid to a non-U.S. holder of common stock generally will be subject to United States federal withholding tax at a 30% rate or a lower rate as may be specified by an applicable income tax treaty. Provided that the non-U.S. holder complies with applicable certification and disclosure requirements, there will be no withholding tax with respect to dividends that are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and if an income tax treaty applies, are attributable to a United States permanent establishment of the non-U.S. holder). Instead, the "effectively connected" dividends will be subject to net U.S. federal income tax in the same manner as dividends paid to United States citizens, resident aliens and domestic United States corporations. Any effectively connected dividends received by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or a lower rate as may be specified by an applicable income tax treaty, on the repatriation from the United States of its "effectively connected earnings and profits," subject to adjustments.

     Under currently effective United States Treasury regulations, dividends paid prior to January 1, 2000 to an address in a foreign country are presumed to be paid to a resident of that country, unless the payor has knowledge to the contrary, for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. Under recently finalized United States Treasury regulations that will generally be effective for distributions after December 31, 2000, or the "Final Withholding Regulations," however, a non-U.S. holder of common stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification requirements. In addition, under the Final Withholding Regulations, in the case of common stock held by a foreign partnership, (1) the certification requirements would generally be applied to the partners of the partnership and
(2) the partnership would be required to provide certain information, including a United States taxpayer identification number. The Final Withholding Regulations provide look-through rules for tiered partnerships.

     A non-U.S. holder of common stock that is eligible for a reduced rate of United States withholding tax under a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the United States Internal Revenue Service.

GAIN ON DISPOSITION OF COMMON STOCK

     A non-U.S. holder generally will not be subject to United States federal income tax for gain recognized on a sale or other disposition of common stock unless one of the following conditions is satisfied:

     - the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if an income tax treaty applies, is attributable to a permanent establishment maintained in the United States by the non-U.S. holder). The non-U.S. holder will, unless an applicable treaty provides otherwise, be taxed on its net gain derived from the sale or other disposition under regular graduated U.S. federal income tax rates. Effectively connected gains realized by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or a lower rate as may be specified by an applicable income tax treaty;

     - in the case of a non-U.S. holder who is an individual and holds the common stock as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions exist;

     - we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes within the shorter of the five-year period preceding the disposition or the non-U.S. holder's holding period. We believe we are not currently, and do not anticipate becoming, a "United States real property holding corporation" for U.S. federal income tax purposes. Further, even if we were to become a "United States real property holding corporation" for U.S. federal income tax purposes, any gain recognized by a non-U.S. holder still would not be subject to U.S. tax if the shares were considered to be "regularly traded on an established securities market," and the non-U.S. holder did not hold, directly or indirectly at any time during the shorter of the periods described above, more than 5% of the common stock; or

     - the non-U.S. holder is subject to tax under certain provisions of the Code applicable to U.S. expatriates.

FEDERAL ESTATE TAX CONSEQUENCES

     Common stock held by an individual non-U.S. holder at the time of death will be included in the holder's gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     We must report annually to the United States Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, any holder, regardless of whether any tax was actually withheld. This information may also be made available to the tax authorities in the non-U.S. holder's country of residence.

     Under current law, United States information reporting requirements, other than reporting of dividend payments for purposes of the withholding tax noted above, and backup withholding tax generally will not apply to dividends paid to non-U.S. holders that are either subject to the 30% withholding discussed above or that are not subject to withholding because an applicable tax treaty reduces or eliminates the withholding. Otherwise, backup withholding of United States federal income tax at a rate of 31% may apply to dividends paid with respect to common stock to holders that are not "exempt recipients" and that fail to provide certain information including the holder's United States taxpayer identification number.

     Under current law, generally, unless the payor of dividends has actual knowledge that the payee is a United States person, the payor may treat dividend payments to a payee with a foreign address as exempt from information reporting and backup withholding. However, under the Final Withholding Regulations, dividend payments made after December 31, 2000 generally will be subject to information reporting and backup withholding unless applicable certification requirements are satisfied. See the discussion above with respect to the rules applicable to foreign partnerships under the Final Withholding Regulations.

     In general, United States information reporting and backup withholding requirements also will not apply to the payment of disposition proceeds where the transaction is effected through an office outside the United States of a non-United States broker. However, United States information reporting, but not backup withholding, requirements will apply to a payment made outside the United States of the proceeds of a sale of common stock through an office outside the United States of a broker that is (i) a United States person, (ii) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) a "controlled foreign corporation" for United States federal income tax purposes, or, (iv) in the case of payments made after December 31, 2000, a foreign partnership with certain connections to the United States, unless the broker has documentary evidence in its records that the holder or beneficial owner is a non-United States person and that certain conditions are met, or the holder or beneficial owner otherwise establishes an exemption. Payment of the proceeds of the sale of common stock to or through a United States office of a broker is currently subject to both United States backup withholding and information reporting unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

     Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules are generally allowable as a refund or credit against a non-U.S. holder's federal income tax liability, if any, provided that the required information is furnished to the IRS.

                                  UNDERWRITING


     Under the underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, each of the underwriters named below for whom Lehman Brothers Inc., CIBC World Markets Corp., Dain Rauscher Incorporated, Robert W. Baird & Co. Incorporated and Fidelity Capital Markets, a division of National Financial Services LLC, are acting as representatives, has agreed to purchase from us, on a firm commitment basis, subject only to the conditions contained in the underwriting agreement, the respective number of shares of common stock shown opposite its name below:



                                                              NUMBER OF
                        UNDERWRITERS                           SHARES
                        ------------                          ---------
Lehman Brothers Inc.........................................
CIBC World Markets Corp.....................................
Dain Rauscher Incorporated..................................
Robert W. Baird & Co. Incorporated..........................
Fidelity Capital Markets, a division of National Financial
  Services LLC..............................................

                                                              ---------

            Total...........................................  8,500,000
                                                              =========


     The undersigned agreement provides that the underwriters' obligations to purchase our common stock depend on the satisfaction of the conditions contained in the underwriting agreement, and that if any shares of common stock are purchased by the underwriters under the underwriting agreement, then all the shares of common stock which the underwriters have agreed to purchase under the underwriting agreement must be purchased. The conditions contained in the underwriting agreement include that:

     - the representations and warranties made by us to the underwriters are true;

     - there is no material change in the financial markets; and

     - we deliver customary closing documents to the underwriters.

COMMISSIONS AND EXPENSES

     The representatives had advised us that the underwriters propose to offer the common stock directly to the public at the public offering price presented on the cover page of this prospectus, and to selected dealers, who may include the underwriters, at the public offering price less a selling concession not in
excess of $     per share. The underwriters may allow, and the selected dealers
may reallow, a concession not in excess of $     per share to brokers and
dealers. After the offering, the underwriters may change the offering price and other selling terms.

     The following table summarizes the underwriting discounts and commissions we will pay. The underwriting discounts and commissions are equal to the public offer price per share, less the amount paid to us per share. The underwriting discounts and commissions will equal 7% of the public offering price.

                                                                       TOTAL WITHOUT         WITH
                                                           PER SHARE   OVER-ALLOTMENT   OVER-ALLOTMENT
                                                           ---------   --------------   --------------
Underwriting discounts and commissions to be paid by
  us.....................................................  $              $                $

     We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $1.5 million.

OVER-ALLOTMENT OPTION

     We have granted to the underwriters an option to purchase up to an aggregate of 1,275,000 shares of common stock, exercisable solely to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option at any time until 30 days after the date of the underwriting agreement. To the extent the underwriters exercise this option, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares proportionate to that underwriter's initial commitment as indicated in the preceding table.

LOCK-UP AGREEMENTS

     We have agreed that, without the prior written consent of Lehman Brothers Inc., we will not, directly or indirectly, offer, sell or dispose of any common stock or any securities which may be converted into or exchanged for any common stock for a period of 180 days from the date of this prospectus. We and all of our executive officers and directors, and holders of over 95% of our common stock have agreed under lock-up agreements that, without the prior written consent of Lehman Brothers Inc., they will not, directly or indirectly, offer, sell or otherwise dispose of any common stock or any securities which may be converted into or exchanged or exercised for any common stock for a period of 180 days from the date of this prospectus.

OFFERING PRICE DETERMINATION

     Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of our common stock, the representatives will consider

     - prevailing market conditions;

     - our historical performance and capital structure;

     - estimates of our business potential and earnings prospects;

     - an overall assessment of our management; and

     - the consideration of these factors in relation to market valuation of companies in related businesses.

INDEMNIFICATION

     We have agreed to indemnify the underwriters against liabilities relating to the offering, including liabilities under the Securities Act and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

     The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act.

     - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions.

     The underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the issuer in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

     Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market.

     Neither we nor any of the underwriters make any representation or prediction concerning the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that any such transaction, once commenced, will not be discontinued without notice.

OTHER MATTERS

     CIBC World Markets, one of the representatives of the underwriters, acted as placement agent in connection with our sale of series F preferred stock in July 2000, for which they were paid $2.22 million. CIBC WMC Inc., an investment fund of CIBC, purchased $748,000 of series F preferred stock, and CIBC Employee Private Equity Fund Partners, a fund owned by partnerships established for the benefit of employees of CIBC to which CIBC serves as an advisor, purchased $253,000 of series F preferred stock.


     Mr. Frederick Frank, vice chairman of Lehman Brothers, one of the representatives, owns 63,600 shares of our common stock which he acquired in 1998.


FIDELITY CAPITAL MARKETS

     Fidelity Capital Markets, a division of National Financial Services LLC, is acting as an underwriter of this offering and will be facilitating electronic distribution through the Internet.

STAMP TAXES

     Purchasers of the shares of our common stock offered by this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition of the offering price listed on the cover of this prospectus.

OFFER AND SALES IN CANADA

     Any offers in Canada will be made only under an exception from the requirements to file a prospectus in each relevant province of Canada where a sale is made.

DIRECTED SHARE PROGRAM


     At our request, the underwriters have reserved up to 391,649 shares, or 5% of our common stock offered by this prospectus, for sale under a directed share program to our officers, directors, employees and to our business associates. All of the persons purchasing the reserved shares must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. Shares committed to be purchased by directed share participants which are not so purchased will be reallocated for sale to the general public in the offering. All sales of shares pursuant to the directed share program will be made at the initial public offering price set forth on the cover page of this prospectus.


     The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares of our common stock offered by them.

                                 LEGAL MATTERS


     The validity of the common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, is acting as counsel for the underwriters in connection with selected legal matters relating to the shares of common stock offered by this prospectus. Members of Wilson Sonsini Goodrich & Rosati and investment funds associated with such firm beneficially own 10,800 shares of our common stock.


                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1998, December 31, 1999, and September 30, 2000 and for each of the three years in the period ended December 31, 1999, and for the nine months ended September 30, 2000, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given upon the authority of such firm as experts in accounting and auditing.

     Certain legal matters with respect to information contained in this Prospectus under the captions "Risk Factors -- If we are unable to protect our proprietary methods and technologies, we may not be able commercialize products," and "Business -- Intellectual Property" will be passed upon for us by Medlen & Carroll, Madison, Wisconsin, patent counsel to the Company.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement, of which this prospectus constitutes a part, on Form S-1, with respect to the common stock being sold in this offering. This prospectus constitutes a part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement, because some parts have been omitted in accordance with rules and regulations of the Securities and Exchange Commission. For further information about us and the common stock being sold in this offering, please refer to the registration statement and the exhibits and schedules filed as a part of the registration statement.

     A copy of the registration statement, including exhibits and schedules thereto, may be inspected without charge and obtained at prescribed rates at the public reference section of the Securities and Exchange Commission at its principal offices, located at 450 Fifth Street, N.W., Washington, D.C. 20549, and may be inspected without charge at the regional offices of the Securities and Exchange Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The registration statement, including the exhibits and schedules thereto, is also available at the Securities and Exchange Commission's site on the World Wide Web at http://www.sec.gov.

     We intend to furnish our stockholders annual reports containing financial statements audited by our independent auditors and make available quarterly reports containing unaudited financial information.

                         THIRD WAVE TECHNOLOGIES, INC.

                         INDEX TO FINANCIAL STATEMENTS

CONTENTS

Report of Ernst & Young LLP, Independent Auditors...........  F-2
Financial Statements
Balance Sheets as of December 31, 1998 and 1999 and as of
  September 30, 2000........................................  F-3
Statements of Operations for the years ended December 31,
  1997, 1998 and 1999 and for the nine months ended
  September 30, 1999 (Unaudited) and 2000...................  F-4
Statements of Shareholders' Equity for the years ended
  December 31, 1997, 1998 and 1999 and for the nine months
  ended September 30, 1999 (Unaudited) and 2000.............  F-5
Statements of Cash Flows for the years ended December 31,
  1997, 1998 and 1999 and for the nine months ended
  September 30, 1999 (Unaudited) and 2000...................  F-6
Notes to Financial Statements...............................  F-7

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Third Wave Technologies, Inc.

     We have audited the accompanying balance sheets of Third Wave Technologies, Inc., (the Company) as of December 31, 1998 and 1999 and September 30, 2000, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999 and for the nine months ended September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1998 and 1999 and September 30, 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 and for the nine months ended September 30, 2000, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

Milwaukee, Wisconsin

October 20, 2000 (except for Note 3 as


to which the date is December 27, 2000)

                         THIRD WAVE TECHNOLOGIES, INC.

                                 BALANCE SHEETS

                                     ASSETS


                                                             DECEMBER 31
                                                     ---------------------------   SEPTEMBER 30
                                                         1998           1999           2000
                                                     ------------   ------------   ------------
Current assets:
  Cash and cash equivalents........................  $    914,329   $ 10,128,679   $  1,005,509
  Short-term investments...........................     4,700,000      2,790,000     44,553,099
  Receivables
     Trade, net of allowance for doubtful accounts
       of $1,100, $55,560 and $59,000 at December
       31, 1998, December 31, 1999 and September
       30, 2000, respectively......................       252,158        915,472      2,313,776
     Accounts receivable from related party........       112,532         49,754         65,129
     Note receivable from shareholder..............            --      1,997,736             --
  Inventories......................................       131,687        199,620        790,329
  Prepaid expenses and other.......................       112,004        162,967      2,118,295
                                                     ------------   ------------   ------------
Total current assets...............................     6,222,710     16,244,228     50,846,137
Equipment:
  Machinery and equipment..........................     3,049,882      5,750,725     13,151,682
  Less accumulated depreciation....................       989,884      1,706,136      3,554,049
                                                     ------------   ------------   ------------
                                                        2,059,998      4,044,589      9,597,633
                                                     ------------   ------------   ------------
Total assets.......................................  $  8,282,708   $ 20,288,817   $ 60,443,770
                                                     ============   ============   ============
                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.................................  $    881,995   $    967,650   $  3,938,786
  Accrued expenses and other liabilities...........       399,251        875,736      7,106,913
  Deferred revenue.................................       661,978        485,022      1,178,120
  Long-term debt due within one year...............       108,304        141,706      6,770,397
  Capital lease obligations due within one year....        71,943             --             --
                                                     ------------   ------------   ------------
Total current liabilities..........................     2,123,471      2,470,114     18,994,216
Deferred revenue...................................        87,803             --             --
Long-term debt.....................................        95,756        420,174      2,304,221
Other..............................................       200,000        200,000        200,000
Shareholders' equity:
  Convertible preferred stock, $.001 par value,
     93,260,400 shares authorized:
       Series A, 1,131,600 shares issued and
          outstanding..............................         1,132          1,132          1,132
       Series B, 600,000 shares issued and
          outstanding..............................           600            600            600
       Series C, 560,400 shares issued and
          outstanding..............................           560            560            560
       Series D, 1,185,600 shares issued and
          outstanding..............................         1,186          1,186          1,186
       Series E, 5,190,000 shares issued and
          outstanding..............................            --          5,190          5,190
       Series F, 5,444,400 shares issued and
          outstanding..............................            --             --          5,444
  Common stock, $.001 par value, 30,000,000 shares
     authorized, 13,610,400, 14,715,600 and
     15,194,400 shares issued and outstanding,
     respectively..................................        13,610         14,716         15,194
  Common stock to be issued, 500,000 shares........            --             --      6,000,000
  Additional paid-in capital.......................    18,619,032     40,077,088     87,140,773



Deferred stock compensation.                                   --   )   (421,546   )   (694,666
  Accumulated deficit..............................   (12,860,442)   (22,480,397)   (53,530,080)
                                                     ------------   ------------   ------------
Total shareholders' equity.........................     5,775,678     17,198,529     38,945,333
                                                     ------------   ------------   ------------
Total liabilities and shareholders' equity.........  $  8,282,708   $ 20,288,817   $ 60,443,770
                                                     ============   ============   ============


                            See accompanying notes.

                         THIRD WAVE TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS


                                                                                        NINE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31                   SEPTEMBER 30
                                         ----------------------------------------   --------------------------
                                            1997          1998           1999          1999           2000
                                         -----------   -----------   ------------   -----------   ------------
                                                                                    (UNAUDITED)
Revenues:
  Product sales........................  $    27,977   $   255,299   $    520,880   $   263,953   $  4,652,006
  Grant revenues.......................      873,213     1,789,805        971,537       885,212        265,440
  Development revenues.................      217,919     2,336,770      1,081,956       994,456         19,022
                                         -----------   -----------   ------------   -----------   ------------
                                           1,119,109     4,381,874      2,574,373     2,143,621      4,936,468
Operating expenses:
  Cost of goods sold (including charges
     for stock compensation of $141,927
     and $436,448 in 1999 and the nine
     months ended September 30, 2000,
     respectively).....................      670,736     1,222,904      2,267,977     1,260,871      5,093,196
  Research and development (including
     charges for stock compensation of
     $26,931 and $24,061 in 1999 and
     the nine months ended September
     30, 2000, respectively)...........    2,424,759     3,669,425      4,307,500     2,928,344      4,747,095
  Selling and marketing (including
     charges for stock compensation of
     $15,191 and $187,362 in 1999 and
     the nine months ended September
     30, 2000, respectively)...........    1,300,924     1,711,811      2,409,109     1,697,747      3,345,829
  General and administrative (including
     charges for stock compensation of
     $207,449 and $334,904 in 1999 and
     the nine months ended September
     30, 2000, respectively)...........    1,839,075     3,356,712      3,659,039     2,102,840      3,971,586
  Litigation settlement................           --            --             --            --     10,520,908
  Merger and other costs...............           --            --        116,501            --      8,804,254
                                         -----------   -----------   ------------   -----------   ------------
Total operating expenses...............    6,235,494     9,960,852     12,760,126     7,989,802     36,482,868
                                         -----------   -----------   ------------   -----------   ------------
Loss from operations...................   (5,116,385)   (5,578,978)   (10,185,753)   (5,846,181)   (31,546,400)
Other income (expense):
  Interest income......................      244,380       176,927        585,412       241,217        860,630
  Interest expense.....................      (23,767)      (28,812)       (45,366)      (26,222)      (405,668)
  Other................................       (3,637)         (656)        25,752         6,034         41,755
                                         -----------   -----------   ------------   -----------   ------------
                                             216,976       147,459        565,798       221,029        496,717
                                         -----------   -----------   ------------   -----------   ------------
Net loss...............................   (4,899,409)   (5,431,519)    (9,619,955)   (5,625,152)   (31,049,683)
Deemed dividend upon issuance of
  convertible preferred stock..........           --            --             --            --     (7,785,492)
                                         -----------   -----------   ------------   -----------   ------------
Net loss attributable to common
  stockholders.........................  $(4,899,409)  $(5,431,519)  $ (9,619,955)  $(5,625,152)  $(38,835,175)
                                         ===========   ===========   ============   ===========   ============
Net loss per share -- basic and
  diluted..............................  $     (0.40)  $     (0.43)  $      (0.68)  $     (0.40)  $      (2.59)
Pro forma, net loss per share -- basic
  and diluted..........................                              $      (0.48)  $     (0.30)  $      (1.55)


                              See accompany notes.

                         THIRD WAVE TECHNOLOGIES, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                    AND NINE MONTHS ENDED SEPTEMBER 30, 2000

                                      PREFERRED STOCK          COMMON STOCK
                                   ---------------------   ---------------------
                                             ADDITIONAL              ADDITIONAL                     DEFERRED
                                     PAR       PAID-IN       PAR       PAID-IN     COMMON STOCK      STOCK       ACCUMULATED
                                    VALUE      CAPITAL      VALUE      CAPITAL     TO BE ISSUED   COMPENSATION     DEFICIT
                                   -------   -----------   -------   -----------   ------------   ------------   ------------
Balance at December 31, 1996.....  $ 2,292   $ 1,458,023   $12,028   $ 9,264,766    $       --    $        --    $ (2,529,514)
  Common stock issued --
    192,000 shares...............       --            --       192         2,366            --             --              --
  Net loss.......................       --            --        --            --            --             --      (4,899,409)
                                   -------   -----------   -------   -----------    ----------    -----------    ------------
Balance at December 31, 1997.....    2,292     1,458,023    12,220     9,267,132            --             --      (7,428,923)
  Common stock issued --
    1,389,600 shares.............       --            --     1,390     3,998,505            --             --              --
  Preferred stock issued --
    1,185,600 shares.............    1,186     3,895,372        --            --            --             --              --
  Net loss.......................       --            --        --            --            --             --      (5,431,519)
                                   -------   -----------   -------   -----------    ----------    -----------    ------------
Balance at December 31, 1998.....    3,478     5,353,395    13,610    13,265,637            --             --     (12,860,442)
  Common stock issued --
    1,105,200 shares.............       --            --     1,106     3,312,310            --             --              --
  Preferred stock issued --
    5,190,000 shares.............    5,190    17,332,702        --            --            --             --              --
  Deferred compensation..........       --            --        --       813,044            --       (813,044)             --
  Amortization of deferred stock
    compensation.................       --            --        --            --            --        391,498              --
  Net loss.......................       --            --        --            --            --             --      (9,619,955)
                                   -------   -----------   -------   -----------    ----------    -----------    ------------
Balance at December 31, 1999.....    8,668    22,686,097    14,716    17,390,991            --       (421,546)    (22,480,397)
  Common stock issued --
    478,800 shares...............       --            --       478       357,087            --             --              --
  Preferred stock issued --
    5,444,400 shares.............    5,444    45,450,703        --            --            --             --              --
  Deferred stock compensation....       --            --        --     1,255,895            --     (1,255,895)             --
  Amortization of deferred stock
    compensation.................       --            --        --            --            --        982,775              --
  Common stock to be issued......       --            --        --            --     6,000,000             --              --
  Net loss.......................       --            --        --            --            --             --     (31,049,683)
                                   -------   -----------   -------   -----------    ----------    -----------    ------------
Balance at September 30, 2000....  $14,112   $68,136,800   $15,194   $19,003,973    $6,000,000    $  (694,666)   $(53,530,080)
                                   =======   ===========   =======   ===========    ==========    ===========    ============


                                      TOTAL
                                   ------------
Balance at December 31, 1996.....  $  8,207,595
  Common stock issued --
    192,000 shares...............         2,558
  Net loss.......................    (4,899,409)
                                   ------------
Balance at December 31, 1997.....     3,310,744
  Common stock issued --
    1,389,600 shares.............     3,999,895
  Preferred stock issued --
    1,185,600 shares.............     3,896,558
  Net loss.......................    (5,431,519)
                                   ------------
Balance at December 31, 1998.....     5,775,678
  Common stock issued --
    1,105,200 shares.............     3,313,416
  Preferred stock issued --
    5,190,000 shares.............    17,337,892
  Deferred compensation..........            --
  Amortization of deferred stock
    compensation.................       391,498
  Net loss.......................    (9,619,955)
                                   ------------
Balance at December 31, 1999.....    17,198,529
  Common stock issued --
    478,800 shares...............       357,565
  Preferred stock issued --
    5,444,400 shares.............    45,456,147
  Deferred stock compensation....            --
  Amortization of deferred stock
    compensation.................       982,775
  Common stock to be issued......     6,000,000
  Net loss.......................   (31,049,683)
                                   ------------
Balance at September 30, 2000....  $ 38,945,333
                                   ============


                            See accompanying notes.

                         THIRD WAVE TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS


                                                                                                   NINE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31                   SEPTEMBER 30
                                                     ---------------------------------------   --------------------------
                                                        1997          1998          1999          1999           2000
                                                     -----------   -----------   -----------   -----------   ------------
                                                                                               (UNAUDITED)
OPERATING ACTIVITIES
Net loss...........................................  $(4,899,409)  $(5,431,519)  $(9,619,955)  $(5,625,152)  $(31,049,683)
Adjustments to reconcile net loss to net cash used
  in operating activities:
    Depreciation and amortization..................      204,576       605,720       732,130       456,511      1,847,913
    Noncash stock compensation.....................           --            --       391,498        80,549        982,775
    Noncash charge for litigation settlement.......           --            --            --            --      6,000,000
    Noncash charge for termination of collaborative
      agreement....................................           --            --            --            --      6,000,000
    Gain on sale of equipment......................           --            --       (13,362)           --             --
    Expense paid for in stock in lieu of cash......           --       497,244            --            --             --
    Change in operating assets and liabilities:
      Receivables..................................      356,531       (22,265)     (600,536)     (434,724)    (1,413,679)
      Inventories..................................       (3,010)     (100,745)      (67,933)     (292,562)      (590,709)
      Prepaid expenses and other assets............      (32,236)      (31,697)      (50,963)      (92,608)    (1,955,328)
      Accounts payable.............................       73,533       766,089        85,655      (249,592)     2,971,136
      Accrued expenses and other liabilities.......       33,627       276,705       476,485       350,831      6,231,177
      Deferred revenue.............................    1,527,817    (1,109,849)     (264,759)     (241,659)       693,098
                                                     -----------   -----------   -----------   -----------   ------------
Net cash used in operating activities..............   (2,738,571)   (4,550,317)   (8,931,740)   (6,048,406)   (10,283,300)
INVESTING ACTIVITIES
Purchases of equipment.............................     (698,870)   (1,292,669)   (2,788,782)   (1,578,096)    (7,400,957)
Proceeds on sale of equipment......................           --            --        85,423            --             --
Purchases of short-term investments................     (500,000)   (4,200,000)   (7,069,181)   (6,069,181)   (59,738,099)
Sales of short-term investments....................           --            --     8,979,181     5,154,181     17,975,000
                                                     -----------   -----------   -----------   -----------   ------------
Net cash used in investing activities..............   (1,198,870)   (5,492,669)     (793,359)   (2,493,096)   (49,164,056)
FINANCING ACTIVITIES
Proceeds from long-term debt.......................           --       112,171       626,454       626,454      2,742,443
Payments on long-term debt.........................           --       (46,444)     (178,634)     (145,863)      (229,705)
Proceeds from notes receivable.....................           --            --            --            --      1,997,736
Proceeds from issuance of common stock, net........        2,558     3,502,651     1,225,680        23,781        357,565
Proceeds from issuance of preferred stock, net.....           --     3,896,558    17,337,892    17,360,488     45,456,147
Payments on capital lease obligations..............      (77,129)      (82,226)      (71,943)      (65,215)            --
                                                     -----------   -----------   -----------   -----------   ------------
Net cash provided by (used in) financing
  activities.......................................      (74,571)    7,382,710    18,939,449    17,799,645     50,324,186
                                                     -----------   -----------   -----------   -----------   ------------
Increase (decrease) in cash and cash equivalents...   (4,012,012)   (2,660,276)    9,214,350     9,258,143     (9,123,170)
Cash and cash equivalents at beginning of period...    7,586,617     3,574,605       914,329       914,329     10,128,679
                                                     -----------   -----------   -----------   -----------   ------------
Cash and cash equivalents at end of period.........  $ 3,574,605   $   914,329   $10,128,679   $10,172,472   $  1,005,509
                                                     ===========   ===========   ===========   ===========   ============
Supplemental disclosures of cash flow information
  --
  Cash paid for interest...........................  $    23,767   $    28,812   $    45,366   $    26,077   $    157,122
                                                     ===========   ===========   ===========   ===========   ============


Supplemental schedule of noncash investing and financing activities:
During the year ended December 31, 1999, the Company:

-- issued 592,800 shares of common stock in exchange for notes receivable of $1,997,736 (see Note 6) and


-- converted $90,000 of notes payable into 60,000 shares of common stock.

During the year ended December 31, 1998, the Company:

-- issued 103,200 shares of common stock in exchange for the receipt of certain technology licenses recorded at $347,784;


-- issued 63,600 shares of common stock in exchange for consulting services recorded at $149,460 and


-- converted $35,000 of notes payable into 75,600 shares of common stock.


                            See accompanying notes.

                         THIRD WAVE TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 2000

 1. SIGNIFICANT ACCOUNTING POLICIES

 Description of Business

     Third Wave Technologies, Inc. (the Company) is a leading provider of products for analyzing genetic variations. The Company's patented genetic analysis platform, the Invader operating system, offers several advantages over conventional genetic analysis technologies. The Company's technologies produce highly accurate results, are easy to use and eliminate the need for copying the genetic sample using polymerase chain reaction, or PCR, saving the user time and money while eliminating the risk of sample contamination. Additionally the Company's technologies are automatable, compatible with existing detection platforms and available in convenient assay formats. These advantages make the Company's technologies ideally suited for large-scale genetic analysis in both clinical and research applications including, drug discovery and development and patient diagnosis and treatment.

     A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows:

 Interim Financial Data

     The unaudited statements of operations and cash flows for the nine-month period ending September 30, 1999, have been prepared in accordance with generally accepted accounting principles for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of adjustments of a normal and recurring nature) considered necessary for a fair presentation of the results of operations have been included.

 Cash Equivalents and Short-Term Investments

     The Company considers highly liquid money market investments and short-term investments with maturities of 90 days or less from the date of purchase to be cash equivalents.

     Short-term investments consist of certificates of deposit and commercial paper. The cost of these securities, which are considered "available-for-sale" for financial reporting purposes, approximates fair value.

 Inventories

     Inventories, consisting mostly of raw materials, are carried at the lower of cost or market using the first-in, first-out (FIFO) method.

 Equipment

     Equipment is stated at cost. Depreciation of purchased equipment and amortization of equipment under capital leases are computed by the straight-line method over the estimated useful lives of the assets which are generally three to ten years.

 Patents

     Patent-related costs are expensed in the period incurred and are included in general and administrative expenses in the statements of operations. These costs were $228,256, $210,511 and $287,014

                         THIRD WAVE TECHNOLOGIES, INC.

 1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) for the years ended December 31, 1997, 1998 and 1999, respectively. During the nine months ended September 30, 2000, these costs were $241,702.

 Revenue Recognition

     Revenue from product sales is recognized when the title passes to the customer, provided that the Company has completed all performance obligations and the customer has accepted the products. Customers have no contractual rights of return or refunds associated with product sales.

     Grant and development revenues consist primarily of research grants from agencies of the Federal government and revenue from companies with which the Company has established strategic alliances, the revenue from which is recognized as research is performed. Payments received which are related to future performance are deferred and taken into revenue as earned. Grant payments designated to purchase specific assets to be used in the performance of a contract are recognized as revenue over the shorter of the useful life of the asset acquired or the contract.

 Research and Development

     All costs for research and development activities are expensed in the period incurred.

 Income Taxes

     Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities. No current or deferred income taxes have been provided because of the net operating losses incurred by the Company since its inception.

 Stock-Based Compensation

     The Company accounts for stock-based compensation for awards to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and has adopted the disclosure only alternative of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123).

     Stock compensation expense for options granted to nonemployees has been determined in accordance with FAS 123 and EITF 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services," and represents the fair value of the consideration received or the fair value of the equity instruments issued, whichever may be more reliably measured. For options that vest over future periods, the fair value of options granted to nonemployees is periodically remeasured as the underlying options vest.

  Fair Value of Financial Instruments

     Generally accepted accounting principles require that fair values be disclosed for most of the Company's financial instruments. The carrying amounts of the Company's financial instruments, which include cash and cash equivalents, short-term investments, accounts receivable, note receivable from shareholder, capital lease obligations and current liabilities are considered to be representative of their respective fair values.

                         THIRD WAVE TECHNOLOGIES, INC.

 1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Net Loss Per Share

     In accordance with generally accepted accounting principles, basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the respective periods.

     Following the guidance given by the Securities and Exchange Commission, shares of common stock and convertible preferred stock that have been issued or granted for nominal consideration prior to the anticipated effective date of the initial public offering must be included in the calculation of basic and diluted net loss per common share as if these shares had been outstanding for all periods presented. To date, the Company has not issued or granted shares for nominal consideration.

     The effect of stock options and convertible preferred stock is anti-dilutive for all periods presented. Pro forma basic and diluted net loss per common share, as presented, gives effect to common stock equivalent shares arising from the preferred stock that will automatically convert upon the closing of the initial public offering contemplated by this prospectus (using the if-converted method from the original date of issuance).

     The following table presents the calculation of basic, diluted and pro forma basic and diluted net loss per share.


                                                                                  NINE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31                   SEPTEMBER 30
                                    ---------------------------------------   --------------------------
                                       1997          1998          1999          1999           2000
                                    -----------   -----------   -----------   -----------   ------------
Net loss attributable to common
  stockholders....................  $(4,899,409)  $(5,431,519)  $(9,619,955)  $(5,625,152)  $(38,835,175)
                                    ===========   ===========   ===========   ===========   ============
Weighted-average shares of common
  stock outstanding -- basic and
  diluted.........................   12,190,800    12,771,600    14,182,800    14,038,400     15,005,146
                                    ===========   ===========   ===========   ===========   ============
Basic and diluted net loss per
  share...........................  $     (0.40)  $     (0.43)  $     (0.68)  $     (0.40)  $      (2.59)
                                    ===========   ===========   ===========   ===========   ============
Pro forma:
  Shares used above...............                               14,182,800    14,038,400     15,005,146
  Pro forma adjustment to reflect
     weighted effect of conversion
     of convertible preferred
     stock........................                                5,745,600     4,784,711      9,998,454
                                                                -----------   -----------   ------------
  Shares used in computing pro
     forma basic and diluted net
     loss per share...............                               19,928,400    18,823,111     25,003,600
                                                                ===========   ===========   ============
  Pro forma basic and diluted net
     loss per share...............                              $     (0.48)  $     (0.30)  $      (1.55)
                                                                ===========   ===========   ============
Options that could potentially
  dilute basic earnings per share
  in the future that are not
  included in the computation of
  diluted loss per share as their
  impact is antidilutive (treasury
  stock method)...................      682,800       710,400       752,400       825,626        618,117

                         THIRD WAVE TECHNOLOGIES, INC.

 1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Reclassifications

     Certain reclassifications have been made to the 1998 and 1999 financial statements to conform to the 2000 presentation.

  New Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (SFAS No. 133), "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133, which will be effective for the Company in years beginning after June 15, 2000, requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The Company does not expect the potential effect of adopting the provisions of SFAS No. 133 to have a significant impact on its financial position, results of operations and cash flows.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB
101), which provides guidance on the recognition, presentation and disclosure of revenues in financial statements filed with SEC. SAB 101 outlines the basic criteria that must be met to recognize revenues and provides guidance for disclosures related to revenues recognition policies. The Company's revenue recognition policies are consistent with the provisions of SAB 101 and their financial statements reflect this policy for all periods presented.

     In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25, which clarifies guidance for certain issues that arose in the application of APB Opinion No. 25, "Accounting for Stock Issued to Employees." FASB Interpretation No. 44, effective July 1, 2000, did not have any impact on the Company's results of operations.

 2. NOTES PAYABLE AND LONG-TERM DEBT

     On June 3, 1999, the Company entered into a Master Loan and Security Agreement to borrow up to $3,300,000 for the purchase of equipment, which borrowings will be secured by the equipment purchased. Borrowings under the Agreement were $529,000 at December 31, 1999 and $2,995,010 at September 30, 2000. The loan is repayable in 42 monthly installments, which commence upon the delivery of equipment. The rate of interest is set at the time of equipment purchase and is tied to the three-year U.S. Treasury rate, and the most recent rate was set at 13.5%.

     On January 21, 2000, the Company terminated a product development and marketing agreement with Endogen Corporation (see Note 8), agreeing to pay $2,000,000 in cash and $6,000,000 in a note due within three months of an effective initial public offering or in three equal annual installments beginning January 2001. The note bears interest at 6%. The entire $6,000,000 note has been classified as current because the Company expects to complete an initial public offering within the next year.

                         THIRD WAVE TECHNOLOGIES, INC.

 2. NOTES PAYABLE AND LONG-TERM DEBT (CONTINUED)
     Long-term debt at September 30, 2000 has a weighted-average interest rate of 8.6%. The loans are collateralized by the equipment being financed. Maturities of long-term debt for each of the years succeeding September 30, 2000, are as follows:

Three months ending December 31, 2000....................  $  183,174
Year ending December 31, 2001............................   6,796,218
Year ending December 31, 2002............................     908,553
Year ending December 31, 2003............................     898,360
Year ending December 31, 2004............................     288,313
                                                           ----------
                                                           $9,074,618
                                                           ==========

 3. SHAREHOLDERS' EQUITY

  General


     In December 2000, the Company's Board of Directors approved a 1,200 to 1 stock split of the Company's common and preferred stock, to be affected upon the completion of an initial public offering. All share and per share amounts in the financial statements have been retroactively adjusted to reflect such split.


  Preferred Stock


     Each share of Series A, B, C, D, E and F preferred stock is convertible to one share of common stock at the option of the holder, subject to certain antidilutive adjustments. The preferred shareholders are entitled to preference payments in the event of liquidation or dissolution of the Company at the greater of $0.27 (Series A), $1.00 (Series B and C), $3.37 (Series D and E) and $8.77 (Series F) per share plus accrued and unpaid dividends, if any, or such amount as would have been payable had each share been converted to common stock, as defined. Series A, B, C and D preferred stock provides for dividends if any, or such amount as would have been payable had each share been converted to equal to any dividends that are declared on common stock. Series E and F preferred stock have 10% cumulative cash dividends which compound annually and are payable upon liquidation, dissolution or redemption.



     Subsequent to the commencement of the Company's initial public offering process, the Company re-evaluated the deemed fair market value of its common stock as of July 2000 and determined it to be $10.20 per share. Accordingly, the incremental fair value from the Series F issuance price of $8.77 is deemed to be the equivalent of a preferred stock dividend. The Company recorded the deemed dividend at the date of issuance by offsetting charges and credits to additional paid-in capital of $7,785,492, without any effect on the total stockholders' equity. This charge was made against additional paid-in capital as the Company did not have retained earnings from which it could have deducted a deemed dividend.


     Preferred shareholders are entitled to vote on all matters submitted to the shareholders of the Company and are entitled to the number of votes equal to the largest number of whole shares of common stock into which such holder's shares of Series A, B, C, D, E and F preferred stock can be converted.

  Common Stock Issued for Services


     In 1998, the Company issued 63,600 shares of common stock to a consultant pursuant to an agreement with the consultant to provide general business services to the Company. The common stock was valued at $2.35 per share, which was considered to approximate fair value of common stock at the time of issuance. Total expense of $149,460 was recorded in connection with this transaction. Also in 1998,

                         THIRD WAVE TECHNOLOGIES, INC.

 3. SHAREHOLDERS' EQUITY (CONTINUED)

the Company issued 103,200 shares of common stock in connection with a license agreement (see Note 7 for further information on the license agreement). The common stock was valued at $3.37 per share, which was considered to approximate fair value at the time of issuance. Total expense of $347,784 was recorded in connection with this transaction.


  Stock Purchase Plan


     The Company has an Employee Stock Purchase Plan (Purchase Plan) under which an aggregate of 856,800 common shares may be issued. The Purchase Plan also provides for annual increases in the number of shares available for issuance, beginning in 2001, equal to the lesser of 1% of the outstanding shares of common stock on the first day of the fiscal year, 428,400 shares or an amount determined by the Board of Directors. No shares have been issued through September 30, 2000. Employees are eligible to participate in the Purchase Plan if they work at least 20 hours per week and more than five months in any calendar year. Eligible employees may make contributions through payroll deductions of up to 10% of their compensation. The price of common stock purchased under the Purchase Plan is 85% of the lower of the fair market value of the common stock at the beginning or end of the offering period.


  Stock Option Plans


     The Company has five Incentive Stock Option Plans for its employees and a Nonqualified Stock Option Plan (the Plans) under which an aggregate of 6,802,800 options may be granted. Annual increases in the number of shares available for issuance are allowed beginning in 2001, limited to the lesser of 4.5% of the outstanding shares of common stock on the first day of the fiscal year, 2,571,600 shares or an amount determined by the Board of Directors. Options under the Plans have a maximum life of ten years. The options vest 25% on the date of grant and 25% on each of the succeeding three anniversary dates.


     The Company's options are as follows:


                                                                                  WEIGHTED-AVERAGE
                                                              NUMBER OF SHARES     EXERCISE PRICE
                                                              ----------------    ----------------
Outstanding at December 31, 1996............................     1,305,600             $0.79
  Granted...................................................       439,200              2.35
  Exercised.................................................        (2,400)             1.00
  Forfeited.................................................      (168,000)             0.72
                                                                 ---------             -----
Outstanding at December 31, 1997............................     1,574,400              1.24
  Granted...................................................       280,800              2.74
  Exercised.................................................      (102,000)             0.79
  Forfeited.................................................      (135,600)             2.00
                                                                 ---------             -----
Outstanding at December 31, 1998............................     1,617,600              1.46
  Granted...................................................       452,400              3.77
  Exercised.................................................      (156,000)             1.66
  Forfeited.................................................       (62,400)             2.32
                                                                 ---------             -----
Outstanding at December 31, 1999............................     1,851,600              1.97
  Granted...................................................       266,400              5.54
  Exercised.................................................      (478,800)             0.75
  Forfeited.................................................       (37,200)             2.71
                                                                 ---------             -----
Outstanding at September 30, 2000...........................     1,602,000             $2.92
                                                                 =========             =====
Exercisable at September 30, 2000...........................     1,050,900             $2.19
                                                                 =========             =====

                         THIRD WAVE TECHNOLOGIES, INC.

 3. SHAREHOLDERS' EQUITY (CONTINUED)


                                                               REMAINING     NUMBER OF SHARES
                                                  NUMBER OF   CONTRACTUAL     EXERCISABLE AT
                                                   SHARES        LIFE       SEPTEMBER 30, 2000
                                                  ---------   -----------   ------------------
Options granted at $0.27........................     58,800       4.8              58,800
Options granted at $1.00........................    388,800       5.5             388,800
Options granted at $2.35........................    369,600       7.2             302,700
Options granted at $3.37........................    650,400       8.8             269,400
Options granted at $8.77........................    106,800       9.9              24,300
Options granted at $9.92........................     27,600       9.1               6,900
                                                  ---------                     ---------
                                                  1,602,000                     1,050,900
                                                  =========                     =========



     From August 1, 1999 through December 31, 1999 and from January 1, 2000 to September 30, 2000, options to purchase 238,800 and 159,600 shares of common stock, respectively, were granted to employees with an exercise price of $3.37 per share. From January 1, 2000 to September 30, 2000, options to purchase 106,800 shares of common stock were granted to employees with an exercise price of $8.77 per share. As a result of these option grants, the Company recorded deferred compensation of $813,044 and $1,255,895 in 1999 and 2000, respectively. The Company amortized to expense $391,498 in 1999 and $982,775 in 2000 using the graded vesting method.



     To determine the effect of FASB Statement No. 123, the fair value of the options granted was estimated using the minimum value option pricing model assuming a dividend yield of 0%, a weighted average expected option life of five years and a weighted-average risk-free interest rate of 5.62%, 5.16% and 5.00% for the years ended December 31, 1997, 1998 and 1999, respectively. A weighted-average risk-free interest rate of 5.5% was used for the nine months ended September 30, 2000. The weighted-average fair value of options granted in 1997, 1998 and 1999 was $0.50, $0.54 and $0.66, respectively. The weighted-average fair value of options granted in the nine months ended September 30, 2000, was $2.72.


     For purposes of pro forma disclosures, the estimated fair value of the options are amortized to expense over the options vesting period. The Company's pro forma information is as follows:


                                                                             NINE MONTHS
                                          YEAR ENDED DECEMBER 31                ENDED
                                  ---------------------------------------   SEPTEMBER 30,
                                     1997          1998          1999           2000
                                  -----------   -----------   -----------   -------------
Pro forma net loss applicable to
  common shareholders...........  $(4,993,190)  $(5,574,026)  $(9,783,268)  $(39,050,039)
Pro forma loss per
  share -- basic and diluted....  $     (0.41)  $     (0.44)  $     (0.70)  $      (2.60)

                         THIRD WAVE TECHNOLOGIES, INC.

 4. INCOME TAXES

     The types of temporary differences between tax bases of assets and liabilities and their financial reporting amounts that give rise to the deferred tax asset (liability) and their approximate tax effects are as follows:


                                                                DECEMBER 31
                                                         -------------------------   SEPTEMBER 30
                                                            1998          1999           2000
                                                         -----------   -----------   ------------
Deferred tax assets:
  Patent expense.......................................  $   297,000   $   397,000   $    494,000
  Deferred revenue.....................................      294,000       188,000        471,000
  Other................................................       29,000        51,000         72,000
  Net operating loss carryforward......................    4,654,000     8,302,000     20,163,000
                                                         -----------   -----------   ------------
                                                           5,274,000     8,938,000     21,200,000
Deferred tax liability --
  Depreciation expense.................................      (54,000)      (37,000)       (37,000)
                                                         -----------   -----------   ------------
Net deferred tax asset.................................    5,220,000     8,901,000     21,163,000
Valuation allowance....................................   (5,220,000)   (8,901,000)   (21,163,000)
                                                         -----------   -----------   ------------
                                                         $        --   $        --   $         --
                                                         ===========   ===========   ============



     At September 30, 2000, the Company had net operating loss carryforwards of approximately $50,407,000 for Federal and State tax purposes, which expire beginning in 2008. In the event of a change in ownership greater than 50% in a three year period, utilization of the net operating losses may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions.


 5. LEASE OBLIGATIONS

     The Company leases its Corporate facilities under a five-year lease effective December 1997. The Company has the option to extend the lease for three additional five-year periods. The lease agreement requires the Company to provide the landlord an irrevocable standby letter of credit. The standby letter of credit has a balance of $224,000 at September 30, 2000, and is reduced by $8,000 per month. The Company is in the process of having a 65,000 square foot addition to the Corporate facilities constructed. Upon completion of the addition, the Company's monthly rent payment will increase by approximately $54,000 per month.

     The Company leases its operating facility under a three-year lease effective May 2000. The Company has the option to extend the lease for two additional three-year periods.

     Rent expense was approximately $160,000, $447,000 and $517,000 for the years ended December 31, 1997, 1998 and 1999, respectively. Rent expense was approximately $543,000 in the nine months ended September 30, 2000.

                         THIRD WAVE TECHNOLOGIES, INC.

 5. LEASE OBLIGATIONS (CONTINUED)
     Future minimum lease payments, by year and in the aggregate, under both capital and operating leases are as follows:

                                                        OPERATING LEASES
                                                        ----------------
Three months ending December 31, 2000.................     $  215,000
Year ending December 31, 2001.........................        817,000
Year ending December 31, 2002.........................        766,000
Year ending December 31, 2003.........................        118,000
                                                           ----------
          Total minimum lease payments................     $1,916,000
                                                           ==========

 6. NOTE RECEIVABLE FROM SHAREHOLDER


     In March and July 1999, the Company issued 296,400 and 592,800 shares of common stock to a shareholder in exchange for promissory notes of $998,668 and $1,997,736, respectively, bearing interest at 1% per month. The March note was paid in December 1999 and the July note was paid in January 2000.


 7. LICENSE AGREEMENTS


     The Company entered into an exclusive license agreement (research license) in March 1994 to make, use and sell products utilizing the licensed patents in the research market. Under the research license, the Company is required to pay a royalty at a rate not to exceed a certain percentage of the selling price on licensed component sales. There have been no sales of licensed components through September 30, 2000. The research license will continue until the licensed patents expire or until the agreement is terminated by either party, whichever is earlier, as defined in the agreement. The Company also entered into an equity agreement with the licensor in March 1994 whereby it issued 115,200 shares of common stock in exchange for the research license and diagnostic market option, which is an exclusive license agreement to make, use and sell products utilizing the licensed patents in the diagnostic market. In October 1998, the Company issued 103,200 shares to the licensor to exercise the diagnostic market option. The shares issued in 1994 and 1998 were valued at amounts considered to approximate the fair value of common stock at the time of each issuance.



     Under this agreement, the Company granted the licensor a put option to sell a specified number of shares back to the Company any time after March 1, 1998. The total number of shares that can be put to the Company cannot exceed the number of shares necessary to achieve a purchase price of $200,000. At September 30, 2000, the price per share to be paid if the put option is exercised is $3.37. Accordingly, the Company has classified $200,000 of additional paid in capital as an other long-term liability in the accompanying balance sheet.


 8. COLLABORATIVE AGREEMENTS

     In August 1997, the Company entered into a product development and marketing agreement with Endogen Corporation (Endogen), a leading manufacturer and distributor of reagents supplied to the research market. The Company will develop gene expression monitoring tests for human cytokines and chemokines utilizing the Company's Invader product platform. Cytokines and chemokines are proteins secreted by cells in the immune system to transfer information between cells and have broad implications in disease detection, monitoring and intervention. Endogen received from the Company an exclusive license to develop and market unregulated nonhuman cytokine and chemokine tests to the life science research and pharmacogenomics markets. The Company retained all rights to regulated product applications which are developed as a result of the agreement. Initial products were shipped to Endogen in

                         THIRD WAVE TECHNOLOGIES, INC.

 8. COLLABORATIVE AGREEMENTS (CONTINUED)
1999. In addition to the retained rights to regulated product applications, the Company obtained a commitment to receive funding of 50 percent of expenditures incurred in the development of the gene expression monitoring tests, to a maximum of $1,050,000, paid over a 36-month period which commenced December 1, 1997, based upon a predetermined schedule of employment and workload sharing. The Company recorded revenue of $342,645 and $350,000 in 1998 and 1999, respectively, and deferred revenue recognition of $19,022 until 2000 on cash received under this contract. The Company terminated the product development and marketing agreement on January 21, 2000, agreeing to pay $8,000,000 to Endogen, $2,000,000 in cash and $6,000,000 payable under a three-year note bearing interest at 6% (see Note 2). The $8,000,000 was charged to other operating expense in the nine months ended September 30, 2000. Additionally, the Company's warrant to purchase 125,000 shares of common stock of Endogen was canceled.

     In November 1997, the Company entered into a development agreement with International Reagents Corporation (IRC), a leading Japanese clinical diagnostics company, whereby the Company is to develop assay products based upon its broad platform of proprietary technologies having applications in genetic-based identification and diagnostics, including CFLP and Invader assay platforms. In exchange for the development effort, the Company granted an exclusive (subject to the Company's right to grant to a single additional multinational company the right to distribute such assay products in the Japanese diagnostic market) right to market, promote, sell and distribute such assay products for use within the diagnostic and therapeutic-monitoring applications, labeled specifically for use in regulated markets in Japan. Pursuant to the terms of the agreement, if all milestones are met and an option to extend the assay products development is exercised, the Company will receive $8,000,000 in support of the assay product development. The Company recorded revenue of $1,781,625 and $642,956 in 1998 and 1999, respectively, and deferred revenue recognition of $642,956 until 1999 on cash received in November 1998. The agreement was terminated in 1999 with no cost to either party.

     On October 16, 1998, the Company closed a transaction at which time it received 1,000 shares of common stock, par value one cent ($0.01) per share representing 50 percent of the total voting stock of Third Wave Agbio, Inc. (Agbio), a development stage company, in exchange for the Company's contribution to Agbio of an exclusive worldwide license in the field of agriculture to all of the Company's technology. The Company's investment in Agbio, recorded initially at zero because the contributed technology was in the development phase, is accounted for using the equity method and is recorded at zero at December 31, 1999 and September 30, 2000. The Company's share of the aggregate losses of Agbio is $775,000 at September 30, 2000. The Company has no loans or other commitments to provide funds to Agbio. Accordingly, the Company will not record its equity in any earnings or losses for its investment in Agbio until such time that Agbio has cumulative net income.

     During 1998 and 1999 and the nine months ended September 30, 2000, the Company billed Agbio approximately $108,000, $552,000 and $432,000 for various contracted research and development and administrative services provided in accordance with the Company's Operational, Development and Supply Agreement. Amounts billed to Agbio are recorded as an offset to research and development and administrative expenses.

     In August 1999, the Company entered into a Research Agreement with Warner-Lambert. Under this agreement the Company agreed to develop and supply assays for SNP analysis and mRNA assays for gene expression profiling for Warner-Lambert's research and development efforts. A total of 181 assays will be developed, with a total of 184,000 determinations. The Company will own all improvements to the Invader assay technology made during the course of the program. In addition, Warner-Lambert has granted the Company an exclusive, worldwide, royalty-free and irrevocable license under the inventions developed in the course of the development program to use and commercialize diagnostic applications. Upon execution

                         THIRD WAVE TECHNOLOGIES, INC.

 8. COLLABORATIVE AGREEMENTS (CONTINUED)
of the agreement, Warner-Lambert paid the Company $474,100 for all the assays. The Company recorded revenue from Warner-Lambert of $23,100 and $303,900 in 1999 and through September 30, 2000, respectively. The Company deferred revenue recognition of $451,000 and $170,200 at December 31, 1999 and September 30, 2000, respectively.

     In June 2000, the Company entered into a collaborative development agreement with Novartis Pharmaceuticals Corporation (Novartis) to develop a high-density panel of 10,000 SNP assays spaced across the human genome. The Company is required to transfer 10,000 Invader assays comprising 3,840,000 genotype determinations to Novartis solely for its internal research and development applications. Novartis has granted the Company a non-exclusive, fully paid-up worldwide license to improvements to the Invader assays made in the course of its performance under this agreement, as well as the right of first refusal to obtain an exclusive worldwide license to all patent applications claiming discoveries and inventions, made by Novartis in the course of using the assays, for diagnostic applications. The total amount expected to be received from the agreement is $950,000, half of which was received in July 2000 upon transfer of assays with the remainder to be paid for each additional genotyping determination. The Company recorded revenue from Novartis of $1,000 through September 30, 2000. The Company deferred revenue recognition of $474,000 at September 30, 2000.


     In August 2000, the Company entered into a collaboration agreement with Applied Biosystems Group, a division of PE Corporation (Applied Biosystems), for the development and manufacture of certain genotyping assays for the Japanese "Millennium" Project to examine 150,000 unique single nucleotide polymorphisms
(SNPs) in 1,000 individuals and thereafter to examine those same 150,000 SNPs in an additional 4,000 individuals. Applied Biosystems makes payments to the Company, priced in accordance with the agreement, within 10 days of the Company's delivery of the products. The Company and Applied Biosystems have established an equal profit sharing plan that requires a reconciliation of revenues and costs between Applied Biosystems and the Company within 30 days of each three-month period, as defined in the agreement. The Company has recorded an amount payable to Applied Biosystems of $154,000 at September 30, 2000, based upon the amount determined in the September 30, 2000 reconciliation by both Companies.


 9. 401(k) PLAN

     The Company has a 401(k) savings plan (the Plan) which covers substantially all employees. Through September 30, 2000, the Plan did not allow for Company contributions. Effective October 1, 2000, the Plan provides for Company contributions of 50% on up to 6% of employee contributions.

10. TERMINATION OF MERGER


     In January 2000, the Company entered into an agreement to merge with Applied Biosystems. In May 2000, the Company and Applied Biosystems agreed to terminate the merger agreement. Merger related costs charged to expense were $116,501 in 1999 and $8,804,254 in the nine months ended September 30, 2000.


11. LITIGATION SETTLEMENT

     In October 2000, the Company entered into a settlement and release agreement with ID Biomedical Corporation (ID) related to a patent infringement lawsuit filed by ID in September 2000. In return for a cash payment to ID of $4,000,000 and 500,000 shares of common stock to be issued to ID, the patent infringement lawsuit was dismissed and ID agreed not to sue the Company, its affiliates, distributors, customers and any others for patent infringement or otherwise with respect to the manufacture, use or sale

                         THIRD WAVE TECHNOLOGIES, INC.

11. LITIGATION SETTLEMENT (CONTINUED)
of the Company's Invader products. Legal costs associated with settlement of this case were $520,908. Total litigation settlement costs charged to expense were $10,520,908 in the nine months ended September 30, 2000.

12. SUBSEQUENT EVENTS (UNAUDITED)

  New Lease Commitment

     In November 2000, the Company signed a three-year lease for a new manufacturing facility in Middleton, Wisconsin which will have a monthly lease payment of approximately $15,000.

  Convertible Note Payable

     In December 2000, the Company entered into a convertible note with The Endeavors Group, LLC to provide the Company with a $10 million loan bearing interest at 15% per annum. The note will automatically convert into shares of common stock upon the completion of an initial public offering at the initial public offering price.

                                      LOGO

                                8,500,000 Shares

                         [THIRD WAVE TECHNOLOGIES LOGO]
                                  Common Stock
                          ----------------------------
                                   PROSPECTUS
                                           , 2001
                          ----------------------------
                                LEHMAN BROTHERS
                               CIBC WORLD MARKETS
                             DAIN RAUSCHER WESSELS
                             ROBERT W. BAIRD & CO.
                            FIDELITY CAPITAL MARKETS

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all fees and expenses payable by TWT in connection with the registration of the common stock hereunder. All of the amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                AMOUNT TO
                                                                 BE PAID
                                                                ----------
SEC Registration Fee........................................    $   33,548
NASD Filing Fee.............................................        13,208
Nasdaq National Market Listing Fee..........................        50,000
Printing and Engraving Expenses.............................       350,000
Legal Fees and Expenses.....................................       500,000
Accounting Fees and Expenses................................       300,000
Transfer Agent and Registrar Fees and Expenses..............         5,000
Blue Sky Fees and Expenses..................................        12,500
Miscellaneous Expenses......................................       235,744
                                                                ----------
Total.......................................................    $1,500,000
                                                                ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our certificate of incorporation and our bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. We have also entered into agreements with our directors and executive officers that require TWT, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers to the fullest extent permitted by Delaware law. We have also purchased directors and officers liability insurance, which provides coverage against certain liabilities including liabilities under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     (a) Within the last five years, and through December 31, 2000, we have issued and sold the following unregistered securities:


          (1) Since our inception, we have issued and sold an aggregate of 15,030,000 shares of common stock to the founding officers and directors of TWT and to certain other individuals at purchase prices ranging from $0.01 to $3.37 per share.



          (2) Since our inception, we have granted options to purchase 4,234,800 shares of common stock to employees, directors and consultants under our stock option plans at exercise prices ranging from $0.27 to $9.91 per share. Of the 4,234,800 shares granted, 3,009,600 remain outstanding, 772,800 shares of common stock have been purchased pursuant to exercises of stock options and 452,400 shares have been canceled and returned to the stock plans.



          (3) In July 1994, we sold 1,131,600 shares of Series A preferred stock at a price of $0.27 per share to one investor.



          (4) Between June 1995 and May 1996, we sold an aggregate of 600,000 shares of Series B preferred stock at a price of $1.00 per share to one investor.

          (5) In January 1996, we sold an aggregate of 560,400 shares of Series C preferred stock at a price of $1.00 per share to two investors.



          (6) In October 1998, we sold an aggregate of 1,185,600 shares of Series D preferred stock at a price of $3.37 per share to two investors.



          (7) In July 1999, we sold an aggregate of 5,190,000 shares of Series E preferred stock at a price of $3.37 per share to six investors.



          (8) In July 2000 we sold an aggregate of 5,444,400 shares of Series F preferred stock at a price of $8.77 per share to 31 investors.



          (9) In December 2000, we issued a $10,000,000 convertible subordinated promissory note to The Endeavors Group LLC.


     The sales and issuances of securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act, Regulation D promulgated thereunder or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions. All recipients had adequate access, through their relationship with TWT, to information about us.

     (b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS


EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------    ------------------------------------------------------------
1.1        Form of Underwriting Agreement
3.1(a)+    Amended and Restated Articles of Incorporation, as currently in effect
3.1(b)+    Certificate of Incorporation to be filed prior to completion of the offering
3.2(a)*    Amended and Restated Bylaws of TWT as currently in effect
3.2(b)+    Bylaws of TWT as in effect prior to completion of the
           offering
4.1+       Specimen common stock Certificate
4.2+       Investors' Rights Agreement, dated July 24, 2000
5.1+       Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation
10.1+      Incentive Stock Option Plan
10.2+      1997 Incentive Stock Option Plan
10.3+      1997 Nonqualified Stock Option Plan
10.4+      1998 Incentive Stock Option Plan
10.5+      1999 Incentive Stock Option Plan
10.6+      1999 Nonqualified Stock Option Plan
10.7+      2000 Stock Plan and forms of agreements thereunder
10.8+      2000 Employee Stock Purchase Plan and forms of agreements
           thereunder
10.9+      Form of Director and Executive Officer Indemnification
           Agreement
10.10+     Master Loan and Security Agreement, dated as of June 22,
           1999, between Third Wave, as borrower, and Transamerica
           Business Credit Corporation, as lender, as amended September
           1999
10.11(**)  Research Collaboration Agreement, dated as of September 30,
           1999, between Third Wave and The Board of Trustees of Leland
           Stanford Junior University

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------    ------------------------------------------------------------
10.12(**)  Collaborative Development Agreement, dated as of June 21,
           2000, between Third Wave and Novartis Pharmaceuticals
           Corporation and affiliates
10.13(**)+ New Assay Development and Option Agreement, dated as of June
           20, 2000, between Third Wave and SmithKline Beecham
           Biologicals SA
10.14(**)+ Memorandum of Understanding, dated as of September 17, 1999, by Third Wave and approved and accepted by Genome Research
           Limited at September 21, 1999
10.15      Reserved
10.16(**)  Research Agreement, dated as of August 20, 1999, between
           Third Wave and Warner Lambert Company
10.17+     Operation, Development and Supply Agreement, dated December
           17, 1999 between Third Wave and Third Wave Agbio, Inc.
10.18+     Lease Agreement, dated as of April 1, 1997, between Third
           Wave and University Research Park Facilities Corp.,
           regarding 25,000 square feet on Rosa Road , Madison
           Wisconsin
10.19+     Lease, dated as of April 10, 2000, between Third Wave and
           Prairie Warehousing LLP, as Landlord, regarding 36,000
           square feet at 220 Business Park Drive, Sun Prairie
           Wisconsin
10.20+     Development and Supply Agreement dated August 1, 2000
           between the Registrant and the Applied Biosystems Unit of PE
           Corporation
10.21+     Equipment Loan Agreement dated August 1, 2000 between Third
           Wave and the Applied Biosystems Unit of PE Corporation
10.22+     Principals' Stockholder Agreement of Third Wave Agbio, Inc.
           dated October 16, 1988 between Registrant and The Burrill
           Agbio Capital Fund L.P.
10.23+     Promissory Note dated January 21, 2000 issued by Third Wave to Endogen Corporation
10.24+     Convertible Note Purchase Agreement dated December 15, 2000 between Third Wave and The Endeavors Group LLC and related convertible subordinated promissory note
10.25+     Lease, dated as of October 30, 2000, between Third Wave and
           LCB LLC, regarding 33,000 square feet at 8123 Forsythia St.,
           Middleton, Wisconsin
10.26      Development and Commercialization Agreement dated December
           29, 2000 between Third Wave and BML, Inc.
23.1       Consent of Ernst & Young LLP, Independent Auditors
23.2+      Consent of Wilson Sonsini Goodrich & Rosati (included in
           Exhibit 5.1)
23.3+      Consent of Medlen & Carroll, patent counsel to Third Wave
24.1+      Power of Attorney (see page II-5)
27.1+      Financial Data Schedule


---------------
*  To be filed by amendment.

** Confidential treatment has been requested for portions of this exhibit.

+  Previously filed.

     (B) FINANCIAL STATEMENT SCHEDULES

     All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification by TWT for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of TWT, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by TWT of expenses incurred or paid by a director, officer or controlling person of TWT in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by TWT is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     We hereby undertake that:

          (a) We will provide to the underwriters at the closing as specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (b) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus that we filed pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (c) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this amendment to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on the 5th day of January, 2001.


                                          THIRD WAVE TECHNOLOGIES, INC.

                                          By: /s/      *LANCE FORS
                                            ------------------------------------
                                              Lance Fors
                                              Chief Executive Officer and
                                              President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.


                     SIGNATURE                                     TITLE                     DATE
                     ---------                                     -----                     ----
                  /s/ *LANCE FORS                    Chief Executive Officer,           January 5, 2001
---------------------------------------------------    President and Chairman Of the
                    Lance Fors                         Board (Principal Executive
                                                       Officer and Acting Principal
                                                       Financial Officer)

                 /s/ *ALEX KASPER                    Controller (Principal Accounting   January 5, 2001
---------------------------------------------------    Officer)
                    Alex Kasper

                /s/ *LLOYD M. SMITH                  Director                           January 5, 2001
---------------------------------------------------
                  Lloyd M. Smith

              /s/ *KENNETH R. MCGUIRE                Director                           January 5, 2001
---------------------------------------------------
                Kenneth R. McGuire

                  /s/ *JOHN NEIS                     Director                           January 5, 2001
---------------------------------------------------
                     John Neis

              /s/ *G. STEVEN BURRILL                 Director                           January 5, 2001
---------------------------------------------------
                 G. Steven Burrill

                 /s/ *PRESTON TSAO                   Director                           January 5, 2001
---------------------------------------------------
                   Preston Tsao

              /s/ *DAVID A. THOMPSON                 Director                           January 5, 2001
---------------------------------------------------
                 David A. Thompson

                  /s/ *TOM DANIEL                    Director                           January 5, 2001
---------------------------------------------------
                    Tom Daniel

               *By: /s/ IAN EDVALSON
   ---------------------------------------------
                   Ian Edvalson,
                 Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------    ------------------------------------------------------------
1.1        Form of Underwriting Agreement
3.1(a)+    Amended and Restated Articles of Incorporation, as currently in effect
3.1(b)+    Certificate of Incorporation to be filed prior to completion of the offering
3.2(a)*    Amended and Restated Bylaws of TWT as currently in effect
3.2(b)+    Bylaws of TWT as in effect prior to completion of the
           offering
4.1+       Specimen common stock Certificate
4.2+       Investors' Rights Agreement, dated July 24, 2000
5.1+       Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation
10.1+      Incentive Stock Option Plan
10.2+      1997 Incentive Stock Option Plan
10.3+      1997 Nonqualified Stock Option Plan
10.4+      1998 Incentive Stock Option Plan
10.5+      1999 Incentive Stock Option Plan
10.6+      1999 Nonqualified Stock Option Plan
10.7+      2000 Stock Plan and forms of agreements thereunder
10.8+      2000 Employee Stock Purchase Plan and forms of agreements
           thereunder
10.9+      Form of Director and Executive Officer Indemnification
           Agreement
10.10+     Master Loan and Security Agreement, dated as of June 22,
           1999, between Third Wave, as borrower, and Transamerica
           Business Credit Corporation, as lender, as amended September
           1999
10.11(**)  Research Collaboration Agreement, dated as of September 30,
           1999, between Third Wave and The Board of Trustees of Leland
           Stanford Junior University
10.12(**)  Collaborative Development Agreement, dated as of June 21,
           2000, between Third Wave and Novartis Pharmaceuticals
           Corporation and affiliates
10.13(**)+ New Assay Development and Option Agreement, dated as of June
           20, 2000, between Third Wave and SmithKline Beecham
           Biologicals SA
10.14(**)+ Memorandum of Understanding, dated as of September 17, 1999, by Third Wave and approved and accepted by Genome Research
           Limited at September 21, 1999
10.15      Reserved
10.16(**)  Research Agreement, dated as of August 20, 1999, between
           Third Wave and Warner Lambert Company
10.17+     Operation, Development and Supply Agreement, dated December
           17, 1999 between Third Wave and Third Wave Agbio, Inc.
10.18+     Lease Agreement, dated as of April 1, 1997, between Third
           Wave and University Research Park Facilities Corp.,
           regarding 25,000 square feet on Rosa Road , Madison
           Wisconsin
10.19+     Lease, dated as of April 10, 2000, between Third Wave and
           Prairie Warehousing LLP, as Landlord, regarding 36,000
           square feet at 220 Business Park Drive, Sun Prairie
           Wisconsin
10.20+     Development and Supply Agreement dated August 1, 2000
           between Third Wave and the Applied Biosystems Unit of PE
           Corporation
10.21+     Equipment Loan Agreement dated August 1, 2000 between Third
           Wave and the Applied Biosystems Unit of PE Corporation
10.22+     Principals' Stockholder Agreement of Third Wave Agbio, Inc.
           dated October 16, 1998 between Registrant and The Burrill
           Agbio Capital Fund L.P.
10.23+     Promissory Note dated January 21, 2000 issued by the
           Registrant to Endogen Corporation
10.24+     Convertible Note Purchase Agreement dated December 15, 2000 between Third Wave and The Endeavors Groups LLC and related convertible subordinated promissory note
10.25+     Lease, dated as of October 30, 2000, between Third Wave and
           LCB LLC, regarding 33,000 square feet at 8123 Forsythia St.,
           Middleton, Wisconsin

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------    ------------------------------------------------------------
10.26      Development and Commercialization Agreement dated December
           29, 2000 between Third Wave and BML, Inc.
23.1       Consent of Ernst & Young LLP, Independent Auditors
23.2+      Consent of Wilson Sonsini Goodrich & Rosati (included in
           Exhibit 5.1)
23.3+      Consent of Medlen & Carroll, patent counsel to Third Wave
24.1+      Power of Attorney (see page II-5)
27.1+      Financial Data Schedule


---------------
*  To be filed by amendment.

** Confidential treatment has been requested for portions of this exhibit.

+  Previously filed.